UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

XCEL ENERGY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Richard C. Kelly Chairman of the Board and Chief Executive Officer

April 5, 2011

Dear Shareholder,

Xcel Energy Inc.’s annual meeting of shareholders convenes Wednesday, May 18, 2011, at 11 a.m. CDT, at 414 Nicollet Mall, lower level, Minneapolis, Minn. The doors will open at 10:15 a.m. CDT.

In response to declining attendance in recent years, we will once again use a shorter format for our annual meeting. We will conduct the business portion of the meeting, announce voting results and provide time for your questions. Parking for the annual meeting will not be provided.

All shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Remember, too, that you can listen to a webcast of the meeting at www.xcelenergy.com. You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by e-mail at CorporateSecretary@xcelenergy.com or by telephone at (612) 215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 13, 2011. In addition, state-issued photo identification will be required to gain admittance to the annual meeting.

If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or e-mail, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minn. 55401-1993; fax: 612-215-4504; or e-mail: CorporateSecretary@xcelenergy.com.

If you plan to attend the annual meeting, please review the annual meeting guidelines that appear on the back cover of this proxy statement.

Your vote is important. We encourage you to vote on the issues included in the proxy statement as soon as possible. You can vote electronically over the internet, by telephone or by mailing a proxy card. Instructions about each of the options are included on your Notice of Internet Availability of Proxy Materials or your proxy card.

Sincerely,

Richard C. Kelly

ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Page
Notice of Annual Meeting of Shareholders	ii
Questions and Answers about the Proxy Materials and the Annual Meeting	1
Corporate Governance	7
Board Structure and Compensation	14
Proposal No. 1 Election of Directors	21
Proposal No. 2 Approval of an Amendment to Increase the Number of Shares Under the Xcel Energy Inc. Non-Employee Directors’ Stock Equivalent Plan, as Amended and Restated	32
Proposal No. 3 Approval of an Amendment to our Restated Articles of Incorporation to Eliminate Cumulative Voting in the Election of Directors	36
Proposal No. 4 Approval of Other Amendments to, and the Restatement of, our Restated Articles of Incorporation	37
Proposal No. 5 Advisory Vote on Frequency of Advisory Vote on Executive Compensation	38
Proposal No. 6 Advisory Vote on Executive Compensation	39
Proposal No. 7 Ratification of the Appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s Independent Registered Public Accounting Firm for 2011	41
Beneficial Ownership of Certain Shareholders	42
Section 16(a) Beneficial Ownership Reporting Compliance	44
Compensation Discussion and Analysis	45
Report of the Compensation Committee	61
Tables Related to Executive Compensation	62
Potential Payments Upon Termination or Change in Control	76
Securities Authorized for Issuance Under Equity Compensation Plans	81
Information About Related Persons	82
Report of the Audit Committee of the Board of Directors	84
Independent Registered Public Accounting Firm	85
Other Business	86
Driving Directions	87
Appendix A	A-1
Appendix B	B-1
Annual Meeting Guidelines	Back Cover

i

XCEL ENERGY INC.

414 Nicollet Mall

Minneapolis, Minnesota 55401-1993

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	11:00 a.m. CDT on Wednesday, May 18, 2011

Place	414 Nicollet Mall, Lower Level, in Minneapolis, Minnesota

Purpose of Meeting	(1)	To elect as directors the 11 nominees named in the attached proxy statement to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected or appointed.

	(2)	To approve an amendment to increase the number of shares under the Xcel Energy Inc. Non-Employee Directors’ Stock Equivalent Plan, as amended and restated.

	(3)	To approve an amendment to our Restated Articles of Incorporation to eliminate cumulative voting in the election of directors.

	(4)	To approve other amendments to, and the restatement of, our Restated Articles of Incorporation.

	(5)	To hold an advisory vote on the frequency of the advisory vote on executive compensation.

	(6)	To hold an advisory vote on executive compensation.

	(7)	To ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2011.

	(8)	To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on March 22, 2011.

Annual Meeting Admission	All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by email at CorporateSecretary@xcelenergy.com or by telephone at (612) 215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, MN 55401-1993; fax: 612-215-4504; or email: CorporateSecretary@xcelenergy.com. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 13, 2011. State-issued photo identification will be required to gain admittance to the Annual Meeting.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:

	(1)	over the internet;

	(2)	by telephone; or

	(3)	by mail.

For specific instructions, refer to the Questions and Answers beginning on page 1 of this proxy statement and the voting instructions on your Notice of Internet Availability of Proxy Materials or your proxy card.

A Notice of Internet Availability of Proxy Materials or this proxy statement and proxy card are being distributed on or about April 5, 2011.

By Order of the Board of Directors,
CATHY J. HART Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 18, 2011.

Our 2011 Proxy Statement and Annual Report are available at www.ematerials.com/xcl

ii

XCEL ENERGY INC.

414 Nicollet Mall

Minneapolis, Minnesota 55401-1993

April 5, 2011

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2011

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why Am I Receiving These Materials?

A:     You are receiving these proxy materials in connection with the solicitation by the Board of proxies to be voted at Xcel Energy’s 2011 Annual Meeting of Shareholders. You are requested to vote on the proposals described in this proxy statement. Xcel Energy has appointed Michael C. Connelly, Cathy J. Hart and David M. Sparby, or any of them with power of substitution, to vote all proxies properly executed and submitted by shareholders who are entitled to vote at the Annual Meeting, or any adjournment of the meeting.

Q:	Why Did I Only Receive a Notice Directing Me to the Internet Instead of the Proxy Statement and Annual Report?

A:     Instead of mailing a printed copy of our proxy materials to each shareholder, including our Proxy Statement and Annual Report to Shareholders, we are again providing shareholders access to these materials in a fast and efficient manner via the internet. This reduces the amount of paper and the environmental impact from our Annual Meeting as well as the costs associated with mailing these materials to all shareholders. On April 5, 2011, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our shareholders and posted our proxy materials on the website referenced in the Notice (www.ematerials.com/xcl). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. Shareholders can indicate a preference to receive a hard copy of the full package by contacting Wells Fargo Shareholder Relations at 1-866-697-9377. The full package choice will remain in effect until changed by the shareholder. If you are a beneficial owner and you want to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, you should contact your bank, broker, or other nominee record holder

Q:	What Are the Company’s Voting Recommendations?

A:     Our Board recommends that you vote your shares as follows:

•	“FOR” each of the nominees to the Board (see pages 21-31);

•	“FOR” the approval of an amendment to increase the number of shares under the Xcel Energy Inc. Non-Employee Directors’ Stock Equivalent Plan, as amended and restated (see pages 32-35);

•	“FOR” the approval of an amendment to our Restated Articles of Incorporation to eliminate cumulative voting in the election of directors (see page 36);

•	“FOR” the approval of an amendment to, and the restatement of, our Restated Articles of Incorporation (see page 37);

•	“ONE YEAR” for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation (see page 38);

•	“FOR” the proposal regarding an advisory vote on executive compensation (see pages 39-40); and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2011 (see page 41).

Q:	What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

A:     As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record. Your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (by internet, by telephone or by mail) or to vote in person at the Annual Meeting. If you do not vote in person or by proxy, your shares will not be voted.

Beneficial Owner of Shares Held in Street Name. Your shares are held in a stock brokerage account or by a bank or other nominee (sometimes this is referred to as “street name”). Your broker or nominee is considered the shareholder of record with respect to those shares and forwards proxy materials to you. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

Q:	How Can I Vote My Shares?

A:     You may vote in person at the Annual Meeting, by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. If you are a shareholder of record, you will be able to do this over the internet, by telephone or by mail. Please help us save time and postage costs by voting through the internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately.

Shareholders of record (including participants in our Dividend Reinvestment and Stock Purchase Plan) may vote their shares as follows:

•

By Internet — Go to the website at www.ematerials.com/xcl, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials. Internet voting is available until 11:59 p.m. EDT on May 16, 2011. You may incur telephone and internet access charges if you vote by the internet.

•

By Telephone — Call 1-800-560-4078, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials. Telephone voting is available until 11:59 p.m. EDT on May 16, 2011.

•

By Mail — If you received a full paper set of materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the enclosed, postage-paid envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by internet or telephone.

Beneficial owners will receive instructions from the holder of record (the bank, brokerage house or other nominee that holds your shares) that you must follow in order for your shares to be voted.

If you are a participant in one of our employee savings or stock ownership plans, your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive by 11:59 p.m. EDT on May 16, 2011 the trustee will vote your allocated shares, along with all unallocated shares held in the plan, in the same proportion that all other allocated shares are voted.

Q:	What Happens if I Do Not Give Specific Voting Instructions?

A:     Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Q:	Which Ballot Measures are Considered “Routine” or “Non-Routine”?

A.     The proposal to make other amendments to, and the restatement of, our Restated Articles of Incorporation (Proposal No. 4) and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011 (Proposal No. 7) are considered routine under applicable rules. A broker or other nominee may generally vote on routine matters.

The election of directors (Proposal No. 1), the approval of the increase in shares under the Stock Equivalent Plan for Non-Employee Directors (Proposal No. 2), the amendments to our Restated Articles of Incorporation to eliminate cumulative voting (Proposal No. 3), the advisory vote on the frequency of the advisory vote on executive compensation (Proposal No.5), and the advisory vote on executive compensation (Proposal No. 6) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 2, No. 3, No. 5 and No. 6.

Q:	Can I Change My Vote?

A:     Yes. If you change your mind after voting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions by signing another proxy with a later date, voting a second time by telephone or by the internet prior to 11:59 p.m. EDT on May 16, 2011, or revoking your prior proxy and voting at the Annual Meeting. Alternatively, you may provide a written statement to the Company (attention: Corporate Secretary) of your intention to revoke your proxy.

Q:	Is My Vote Confidential?

A:     Yes. Xcel Energy has adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for the Company to assert or defend claims.

Q:	What is the Record Date and What Does it Mean?

A:     Only shareholders of record at the close of business on the record date, March 22, 2011, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock and preferred stock that they held on the record date.

Except in the case of cumulative voting for directors, each share of our common stock is entitled to one vote upon each matter presented at the Annual Meeting. On March 22, 2011, there were 484,157,473 shares of common stock issued and outstanding. If you owned preferred stock (other than the $3.60 Series preferred stock), you are entitled to one vote per share of such preferred stock upon each matter presented at the Annual Meeting. On March 22, 2011, we had 774,800 shares of our preferred stock (other than the $3.60 Series preferred stock) outstanding. If you owned shares of our $3.60 Series preferred stock, you are entitled to three votes per share of such $3.60 Series of preferred stock upon each matter presented at the Annual Meeting. On March 22, 2011, we had 275,000 shares of our $3.60 Series preferred stock outstanding. Accordingly, shares representing 485,757,273 votes are entitled to vote at the Annual Meeting.

Q:	What is the Quorum Requirement for the Annual Meeting?

A:     At March 22, 2011, there were shares representing 485,757,273 votes entitled to vote at the Annual Meeting. We will have a quorum and be permitted to conduct business, except with respect to Proposal No. 3, if a majority of the voting power of these shares is present at the Annual Meeting in person or by proxy. We will have a quorum and be permitted to conduct business with respect to Proposal No. 3 if a majority of the voting power of the shares of our common stock and preferred stock together, a majority of the voting power of our common stock and a majority of the voting power of each series of our preferred stock are present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

Q:	What is the Voting Requirement to Approve Each of the Proposals?

A:     Election of Directors. In the election of directors, you may vote “FOR” or “AGAINST” each of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In order to elect a director, the shares voted “FOR” a nominee must exceed the shares voted “AGAINST” the nominee. A “WITHHOLD” vote will not have an impact on the election of directors. You are entitled to cumulatively vote your shares for one or more nominees as described more specifically under the heading “Proposal No. 1 Election of Directors.”

Under our Guidelines on Corporate Governance, if an incumbent director in an uncontested election does not receive a majority of the votes cast “FOR”, he or she must offer to tender his or her resignation to our Governance, Compensation and Nominating Committee. The Board, taking into account the Governance, Compensation and Nominating Committee’s recommendation, will act on the offer of resignation and publicly disclose its decision within ninety days after the date of the certification of the election results. The Governance, Compensation and Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other recommendations that it considers relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision regarding his or her resignation. If the director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If the director’s resignation is accepted by the Board, the Board may fill any resulting vacancy or may elect to not fill the vacancy and decrease the size of the Board.

Other Proposals. For all other proposals, except Proposal No. 5, you may vote “FOR,” “AGAINST” or “ABSTAIN.” All such proposals, other than Proposals No. 3, No. 5 and No. 6, require the affirmative “FOR” vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Proposal No. 3, if approved, will change the voting rights of the outstanding shares of common stock and preferred stock. Therefore, Proposal No. 3 requires the affirmative “FOR” vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting of the common stock and preferred stock (voting together), the common stock (voting separately) and each series of our preferred stock (voting separately). If you “ABSTAIN” on any of these proposals, except Proposals No. 5 and No. 6, it has the same effect as a vote “AGAINST.” A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote on a proposal) is treated as not present and not entitled to vote on that proposal, except for Proposal No. 2 where a broker non-vote may have the effect of precluding the proposal from being approved.

With respect to Proposal 5, you may vote for “ONE,” “TWO” or “THREE” years or “ABSTAIN.” We will consider our shareholders to have selected, on an advisory non-binding basis, the option receiving the most votes among the choices of the frequency of the advisory non-binding vote on executive compensation. For purposes of this proposal, a vote to “ABSTAIN” and a failure to vote in person or proxy (including a broker non-vote) will have no effect on this proposal.

With respect to Proposal No. 6, we will consider our shareholders to have approved, on an advisory, non-binding basis, our executive compensation if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” For purposes of this proposal, a vote to “ABSTAIN” and a failure to vote in person or proxy (including a broker non-vote) will have no effect on this proposal.

Q:	What Does it Mean if I Receive More Than One Notice of Internet Availability of Proxy Materials or Proxy Card or Voting Instruction Card?

A:     It means your shares are registered differently or are in more than one account. Please provide voting instructions for all notices, proxy cards and voting instruction cards you receive.

Q:	Who Will Count the Vote?

A:     We will continue, as we have for many years, to retain an independent inspector to receive and tabulate the proxies and to certify the results. For the 2011 Annual Meeting, representatives of Wells Fargo Shareowner Services will tabulate the votes and act as the inspectors of election.

Q:	Who Pays for the Cost of Soliciting Votes for the Annual Meeting?

A:     We will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any solicitation. Some of our directors and officers as well as management and non-management employees may also contact you by telephone, mail, email or in person. You may also be solicited by means of news releases issued by Xcel Energy, postings on our website, www.xcelenergy.com, and advertisements in periodicals. We have also hired Alliance Advisors LLC to assist us in the solicitation of votes. We expect to pay Alliance Advisors LLC approximately $8,000 for these services, plus expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of our stock.

Q:	Does the Company Offer Shareholders Electronic Delivery of Proxy Materials?

A:     Yes. Xcel Energy offers shareholders the option to receive the Annual Report to Shareholders and proxy statement electronically instead of receiving paper copies of these documents in the mail. You must consent to do so prior to the record date for the Annual Meeting.

To provide your consent for electronic delivery, please go to www.xcelenergy.com and click on “Investor Information” and then “Shareholder Information.” Then look for information about requesting electronic delivery. As soon as the Annual Report to Shareholders and proxy statement are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

Q:	What Happens if Additional Proposals are Presented at the Annual Meeting?

A:     Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Michael C. Connelly, Cathy J. Hart and David M. Sparby, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be recommended by the Governance, Compensation and Nominating Committee and nominated by the Board.

Q:	May I Propose Actions for Consideration at Next Year’s Annual Meeting of Shareholders?

A:     Yes, you may submit proposals for consideration at future shareholder meetings as follows:

To Be Included in the Proxy Statement. Unless we indicate otherwise at a later date, in order for a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for next year’s Annual Meeting, the written proposal must be received by the Corporate Secretary no later than 5:00 p.m. CST on December 7, 2011. These proposals must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. These proposals also will need to comply with Securities and Exchange Commission (“SEC”) regulations regarding the inclusion of shareholder proposals in our proxy materials.

To Be Raised from the Floor. Similarly, unless we indicate otherwise at a later date, in order for a shareholder proposal or director nomination to be raised from the floor during next year’s Annual Meeting, the shareholder’s written notice must be received by the Corporate Secretary no later than February 18, 2012, and must contain certain information as required under our bylaws. The requirements for such notice are set forth in our bylaws, a copy of which can be found on our website, www.xcelenergy.com, under “About Us — Corporate Governance.”

CORPORATE GOVERNANCE

Our Restated Articles of Incorporation and Restated Bylaws, together with Minnesota law and New York Stock Exchange and SEC rules, govern the Company. The Board of Directors operates under a set of written Guidelines on Corporate Governance. These Guidelines set forth the Company’s corporate governance philosophy and the governance policies and practices that have been established to assist in governing the Company and its affiliates. Our Guidelines describe Board and Committee membership criteria, the Board selection and member orientation process, stock ownership guidelines and lead director responsibilities. Other important documents governing our corporate governance practices include our Committee Charters, Code of Conduct, our Political Contributions and Government Communication Policy and our Environmental Policy. Our Code of Conduct applies to all our officers, including our CEO, CFO and Chief Accounting Officer, as well as the employees and directors of Xcel Energy Inc., its wholly owned subsidiaries and affiliates. Any waiver of the Code of Conduct for our executive officers or directors may be made only by the Board of Directors or a committee of the Board.

All of our corporate governance materials are available on the Company’s website at www.xcelenergy.com, under “About Us.” Copies of our corporate governance materials are also available free of charge to shareholders who request them. Requests must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. We will publish any amendments to the Code of Conduct and waivers of the Code of Conduct for our CEO, CFO and Chief Accounting Officer on our website.

Key Governance Policies and Practices

Xcel Energy is committed to effective corporate governance and ethical business conduct. Our Board believes that these values improve long-term performance. Our Board reevaluates our policies on an ongoing basis to ensure they meet our Company’s needs. Listed below are some of the significant corporate governance practices and policies we have adopted.

Shareholder Voting

•	All members of our Board of Directors are elected annually by our shareholders.

•

Each director must be elected by a majority vote in uncontested elections. If an incumbent director in an uncontested election does not receive a majority of the votes cast “FOR”, he or she must offer to tender his or her resignation to our Governance, Compensation and Nominating Committee.

•	We have no supermajority shareholder approval provisions.

•	Our shareholders annually ratify the selection of our independent registered public accounting firm.

Board and Committee Practices Under our Guidelines on Corporate Governance

•

We have an independent lead director who is elected annually by the independent directors. Our Guidelines on Corporate Governance establish the role and responsibilities of the lead director. More information about that role and our board structure can be found below in this section.

•	Directors may not serve on more than three public company boards of directors (including the Company) without the prior approval of the Governance, Compensation and Nominating Committee.

•

Under our Guidelines, directors are to retire from the Board on or prior to the day of the Annual Meeting of Shareholders after they turn 72 and, except for inside directors and directors first elected prior to August 18, 2000, are to serve no more than 15 years on the Board.

•	Directors are required to offer their resignations upon a change in their primary careers.

•

Our Board of Directors conducts executive sessions of non-management directors at each regularly scheduled Board meeting. The lead director presides over each executive session of non-management directors. Our Board committees also conduct executive sessions that are presided over by the Committee Chairs of their respective committees.

•	Our Board of Directors and Board committees have the authority to retain independent advisors.

•	Our Board of Directors conducts an annual assessment of the performance of the Board and its processes.

•	The members of each Board committee conduct an annual assessment of the performance of the committees on which they serve.

•	Under the Guidelines, the Governance, Compensation and Nominating Committee is required to evaluate the performance of the CEO on an annual basis, using objective criteria.

Corporate Policies

•

We maintain stock ownership guidelines for directors and executive officers. More information about these guidelines is contained under “Directors’ Compensation — Director Stock Ownership Guidelines” and “Compensation, Discussion and Analysis” below.

•

Our related-person transactions approval policy sets forth the standards for the review, approval and ratification by our Governance, Compensation and Nominating Committee of related-person transactions. See the discussion under “Information About Related Persons” below.

•

Our long-term incentive agreements have a clawback provision that either allows the Company to recover cash incentive compensation and equity awards from any employee receiving a long-term incentive award in the event of fraud or misconduct resulting in a restatement of the Company’s financial statements or, for more recent awards, in the event the employee is terminated for fraud or misconduct. See the discussion under the heading “Compensation Discussion and Analysis — Can Xcel Energy recover any compensation from an executive who has been terminated for fraud or misconduct?” below.

•

We have an anti-hedging policy, under which all directors and employees are prohibited from hedging in the Company’s stock. See the discussion under the heading, “Compensation Discussion and Analysis — What are the guidelines for stock ownership by executive officers?” below.

•

We have a political contributions policy under which we disclose on an annual basis all corporate contributions to a candidate’s campaign, or to an entity organized under Section 527 of the Internal Revenue Code, on our corporate website.

•

We have an environmental policy that sets forth our commitment to outstanding environmental compliance and our commitment to pursue industry-leading initiatives that enhance customer and shareholder value while demonstrating respect for our communities and concern for the environment.

Board Leadership Structure

The Xcel Energy Board of Directors is committed to effective and independent oversight of management and effective corporate governance. Our Board leadership structure, which is set forth in our Guidelines on Corporate Governance, promotes effective governance through the designated lead director and Board and committee composition and structure.

First, the Board leadership structure, which includes a designated lead director and a combined position of Chairman and CEO, promotes effective governance. The combined position promotes strategy development, execution, and the provision of information, which are essential to effective governance. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of that strategy. Management and independent directors have different perspectives and roles in strategy development and execution. Management brings experience and expertise of the Company and the industry. An executive Chair who is familiar with the Company and industry is in the best position to define and develop strategy and work with the lead director to educate the Board and lead the development of strategy. An example of this is our environmental leadership strategy. The Company also believes that an executive Chair can more effectively provide information to the Board on the Company’s opportunities, challenges and performance. Independent directors, represented by the lead independent director, bring experience and expertise from outside the Company and industry to strategy development.

The lead independent director is elected by and from the independent Board members for a one-year term. On May 19, 2010, the independent members of our Board of Directors elected Fredric W. Corrigan to serve as the lead director for a one-year term. The responsibilities of the lead independent director are outlined in our Guidelines on Corporate Governance and include the following:

•	Preside at all meetings of the Board at which the Chair is not present, including executive sessions of the non-management and independent directors;

•	Serve as a liaison between the Chair and the independent directors, maintain regular communications with the independent directors and focus director communication on critical issues;

•	Approve the agenda for the Board and, with the Chair, approve all materials provided to the directors;

•	Approve meeting schedules to ensure sufficient time is provided for discussion of agenda items;

•	Call meetings of the independent directors, as necessary;

•	Consult and communicate with major shareholders, if requested;

•	Manage evaluation of Board performance;

•	Chair executive sessions of the Board; and

•	Develop and maintain a process for CEO succession planning with the Governance, Compensation and Nominating Committee.

The lead director and executive Chair both have responsibilities in providing information and contributing to effective governance by the Board. The Board believes that the balance of the two positions ensures the Board receives the information, experience and direction it needs to effectively govern.

Second, our Board and committee composition ensures independence. The Board currently has nine independent, non-employee directors among its eleven members. All committees are composed of independent, non-employee directors. The independent directors meet on a regular basis in executive sessions without the CEO or any other management present. The lead director presides at these executive sessions.

Board Oversight of Risk

The goal of the Company’s risk management process is to understand and manage material risk; management is responsible for identifying and managing the risks, while directors oversee and hold management accountable. Our risk management process has three parts: identification and analysis; management and mitigation; and communication and disclosure. Company management identifies and analyzes risks to determine materiality and other attributes like timing, probability and controllability. Management broadly considers our business, the utility industry, the domestic and global economy, and the environment to identify risks. Identification and analysis occurs formally through a key risk assessment process conducted by senior management, the securities disclosure process, the hazard risk management process, and internal auditing and compliance with financial and operational controls. Management also identifies and analyzes risk through its business planning process and development of goals and key performance indicators, which include risk identification to determine barriers to implementing the Company’s strategy. At the same time, the business planning process identifies areas where a business area may take inappropriate risk to meet goals.

The goal of the risk management process is to mitigate the risks inherent in the implementation of the Company’s strategy. The process for risk management and mitigation includes our Code of Conduct and other compliance policies, formal structures and groups, and overall business management. At a threshold level, the Company has developed a robust compliance program and promotes a culture of compliance, which mitigates risk. In addition to the Code of Conduct, the Company has compliance policies, training and reporting options. Building on the culture of compliance, the Company manages and mitigates risks through formal structures and groups, including Management Councils, Risk Committees, and the services of corporate areas such as internal audit, the corporate controller and legal services. While the Company has developed a number of formal structures for risk management, many material risks affect the business as a whole and are managed across business areas. The Company confronts legislative and regulatory policy and compliance risks, including risks related to climate change and emission of carbon dioxide and risks for recovery of capital and operating costs; resource planning and other long-term planning risks, including resource acquisition risks; financial risks, including credit, interest rate and capital market risks; and macroeconomic risks, including risks related to economic conditions and changes in demand for the Company’s products and services. Cross-cutting risks such as these are discussed and managed across business areas and coordinated by the Company’s senior management.

Management provides information to the Board in presentations and communications over the course of the Board calendar. Senior management presents an assessment of key risks to the Board annually. The presentation of the key risks and the discussion provides the Board with information on the risks management believes material, including the earnings impact, timing, likelihood and controllability. Based on this presentation, the Board reviews risks at an enterprise level and confirms risk management and mitigation are included in the Company’s strategy. The Guidelines on Corporate Governance and committee charters define the scope of review and inquiry for the Board and Committees. The standing Committees also oversee risk management as part of their charters. Each committee has responsibility for overseeing aspects of risk and the Company’s management and mitigation of the risk. The Board has overall responsibility for risk oversight. As described above, the Board reviews the key risk assessment process presented by senior management. This key risk assessment analyzes the most likely areas of future risk to the Company. The Board also reviews the performance and annual goals of each business area. This review, when combined with the oversight of specific risks by the committees, allows the Board to confirm risk is considered in the development of goals and that risk has been adequately considered and mitigated in the execution of corporate strategy.

Director Independence

For purposes of determining independence, we have adopted the following categorical standards for director independence in compliance with the listing standards of the New York Stock Exchange:

•

No director qualifies as “independent” unless the Board affirmatively determines, taking into account all of the relevant facts and circumstances, that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

•

A director who is an employee, or whose immediate family member is an executive officer, of us or any of our subsidiaries is not independent until four years after the end of such employment relationship;

•

A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until four years after he or she ceases to receive more than $120,000 per year in such compensation;

•

A director (a) who is a current partner or employee of the firm that is the Company’s external auditor, or (b) whose immediate family member is a current partner of such firm, or (c) whose immediate family member is a current employee of such firm and personally worked on the Company’s audit, or (d) who was, or whose immediate family member was, within the last four years a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent;

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until four years after the end of such service or the employment relationship;

•

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until four years after falling below such threshold; and

•

A director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be “independent” unless we entered into the relationship with the supplier as a result of competitive purchasing practices.

For purposes of determining whether a director is independent, the Board has determined that the receipt of regulated electric and gas service from the Company by a director, the director’s immediate family member, or any entity of which the director is an affiliate does not constitute a material relationship.

One of our directors, Mr. Richard K. Davis, is the Chairman, President and Chief Executive Officer of U.S. Bancorp. U.S. Bancorp serves as trustee for two of our operating subsidiaries first mortgage indentures, is a member of the banking group syndicate, but not the lead bank, for our and our subsidiaries’ revolving credit facilities, and one of its subsidiaries served as a co-manager, but not the lead bank, on two public debt securities offerings by two of our subsidiaries. In the future, U.S. Bancorp may perform similar services for the Company. For these services, the Company paid U.S. Bancorp and its affiliates approximately $728,605 in 2010. For purposes of determining whether Mr. Davis is independent, the Board has determined that, due to the nature and relative size of such banking work compared to the revenues of both the Company and U.S. Bancorp, such banking work did not constitute a material relationship.

In light of the foregoing, the Board determined that the following directors, who constitute all of the non-management directors of our Board, meet the independence standards set forth above: Mr. Fredric W. Corrigan, Mr. Richard K. Davis, Mr. Albert F. Moreno, Mr. Christopher J. Policinski, Ms. A. Patricia Sampson, Mr. James J. Sheppard, Mr. David A. Westerlund, Ms. Kim Williams and Mr. Timothy V. Wolf. Mr. Richard C. Kelly and Mr. Benjamin G.S. Fowke III do not meet the independence standards because they currently serve as our Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively.

Director Attendance

During 2010, the Board met six (6) times and the independent directors met in executive session on six (6) occasions. All of our directors attended all the meetings of the Board and committees on which such director served during 2010. In addition, all the members of the Board attended an all-day strategy session and related executive session, which we do not include in the meeting total above. We do not have a formal policy, but encourage each of our Board members to attend each Annual Meeting. All members of our Board attended the 2010 Annual Meeting of Shareholders.

Communications with the Board of Directors

Shareholders or other interested parties who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company’s principal offices, 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. Alternatively, the directors may be contacted via e-mail at BoardofDirectors@xcelenergy.com.

Currently, all such emailed correspondence is sent automatically to an independent director who has been designated by the independent directors to receive such communications, without filter from the Company, and also simultaneously to the Corporate Secretary’s Office. While the Corporate Secretary does not screen this correspondence, the Corporate Secretary may, as requested by the receiving independent director, act as agent for the independent directors and forward correspondence such as requests for service or customer complaints to an appropriate party within the Company for response. If the receiving director requests that the Company respond on behalf of the directors, a copy of the Company prepared response is provided to the receiving director. The Company reserves the option to review and change this policy if directed by the Board due to the nature and volume of the correspondence.

Board Diversity

The Governance, Compensation and Nominating Committee of the Board considers a number of factors when identifying nominees for director. On an annual basis, the Committee assesses the skills and characteristics required of directors in the context of the current make-up of the Board.

While the Committee does not have a formal diversity policy, diversity is one of the factors included in the Board membership criteria. The Board’s Guidelines on Corporate Governance state:

“The Governance, Compensation and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment of the perceived needs of the Board should consider factors such as demonstrated leadership, judgment, skill, diversity, integrity, experience with business and other organizations of comparable size, interplay of experience with experience of other Board members and the extent to which a member would be a desirable addition to the Board and any committee of the Board.”

With respect to diversity, the Committee considers a broad range of diversity factors, including gender, ethnicity, race, national origin, geographic representation, education and personality. During its director search process and review of nominees, the Committee strives for a balance of skills and characteristics of Board members to appropriately represent the diversity of its shareholders, employees and customers.

Nomination of Directors

In considering individuals for nomination as directors, the Governance, Compensation and Nominating Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. In evaluating potential candidates, the Committee may consider such factors as it deems appropriate. As noted above, these factors include demonstrated leadership, judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the Committee has not established any specific minimum qualifications for director nominees, the Committee believes that demonstrated leadership, as well as significant years of service in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the Company.

Of the nine non-employee directors recommended for election at the 2011 Annual Meeting, all were elected as directors at our 2010 Annual Meeting, except for Mr. James J. Sheppard, who was appointed to the Board after our external director recruitment firm identified him as a candidate. The director recruitment firm identified, evaluated and performed background searches of the nominee and coordinated interviews. The Governance, Compensation and Nominating Committee reviewed his qualifications and recommended his election to the Board.

Shareholder Nomination of Directors

Any shareholder may make recommendations to the Governance, Compensation and Nominating Committee for consideration by the Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary at 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. Such recommendations should be received by October 1, 2011 in order to be considered for next year’s Annual Meeting. The Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

BOARD STRUCTURE AND COMPENSATION

Standing Committees

The Board had the following four standing committees during 2010:

•	Audit;

•	Finance;

•	Governance, Compensation and Nominating; and

•	Nuclear, Environmental and Safety.

The current members of the Committees are as follows:

Committee Structure

Name(1)(2)	Audit Committee	Finance Committee	Governance, Compensation and Nominating Committee	Nuclear, Environmental and Safety Committee
Fredric W. Corrigan			X	X
Richard K. Davis		*		X
Albert F. Moreno	*	X
Christopher J. Policinski			X	X
A. Patricia Sampson	X		X
James J. Sheppard(3)
David A. Westerlund		X	*
Kim Williams	X	X
Timothy V. Wolf	X			*

*	Committee Chair

(1)	The Board has determined that each of the directors named in this table is independent, as defined in the listing standards of the New York Stock Exchange.

(2)	During 2010 and prior to their retirement from the Board at the time of the 2010 Annual Meeting of Shareholders, Mr. C. Coney Burgess served as Chair of the Governance, Compensation and Nominating Committee and as a member of the Finance Committee, Dr. Margaret R. Preska served on the Audit and Finance Committee and Mr. Richard H. Truly served on the Governance, Compensation and Nominating Committee and as Chair of the Nuclear, Environmental and Safety Committee.

(3)	Mr. James J. Sheppard was elected to the Board on March 1, 2011. The Board expects that he will be a member of the Nuclear, Environmental and Safety Committee, but no committee assignments have been determined at the date of this proxy statement.

The Governance, Compensation and Nominating Committee recommends to the Board the directors to chair these committees. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of executive management. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below.

Audit Committee

All members of the Audit Committee are independent, as defined in the listing standards of the New York Stock Exchange and SEC rules, and are financially literate in accordance with the listing standards of the New York Stock Exchange. The Board has determined that Mr. Timothy V. Wolf and Ms. Kim Williams meet the Securities and Exchange Commission’s definition of an audit committee financial expert.

Number of meetings in 2010: Six (6)

The functions of the Audit Committee include:

•

Oversight of our financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors;

•	Review of the annual audited financial statements and quarterly financial information with management and the independent auditors;

•	Appointment of independent auditors;

•

Review with management the Company’s major financial risk exposures and the steps management has taken to monitor and control the exposures, including the Company’s risk assessment and risk management guidelines and policies;

•	Review with the independent auditors of the scope and the planning of the annual audit;

•	Review of findings and recommendations of the independent auditors and management’s response to the recommendations of the independent auditors; and

•	Preparation of the Report of the Audit Committee included in this proxy statement.

Finance Committee

Number of meetings in 2010: Four (4)

The functions of the Finance Committee include:

•	Oversight of corporate capital structure and budgets;

•	Oversight of financial plans and dividend policies;

•	Recommendations as to dividends;

•	Oversight of insurance coverage and banking relationships;

•	Oversight of investor relations; and

•	Oversight of financial and operational risk management.

Governance, Compensation and Nominating Committee

Number of meetings in 2010: Four (4)

The functions of the Governance, Compensation and Nominating Committee include, among others:

•	Determination of Board organization, selection of director nominees and setting of director compensation;

•	Evaluation of performance of the CEO and other senior officers;

•	Approval of executive officer compensation, including incentives and other benefits;

•	Establishment of corporate governance principles and procedures;

•	Review of corporate structure and policies with respect to human resource policies, corporate ethics, and long range workforce planning and strategy;

•	Oversight of compensation and governance related risks;

•	Review proxy disclosures regarding directors’ and executive officers’ compensation and benefits, including but not limited to the Compensation Discussion and Analysis; and

•	Preparation of the Report of the Compensation Committee included in this proxy statement.

Process Related to Executive Officer and Director Compensation

Under the terms of its charter, the Governance, Compensation and Nominating Committee of the Board of Directors has broad authority to develop and implement compensation policies and programs for executive officers and Board members. In particular the role or functions of the Governance, Compensation and Nominating Committee is to:

•	Review and approve corporate goals and objectives relevant to the compensation of the CEO;

•	Evaluate the performance of the CEO in light of those corporate goals and objectives and set the compensation level for the CEO based on such evaluation and any other factors it deems appropriate;

•

Review and recommend to the Board the approval, adoption and amendment of all cash and equity-based incentive compensation plans in which any executive officer participates and all other equity-based plans;

•	Administer the equity-based incentive compensation plans and any other plans adopted by the Board that contemplate administration by the Governance, Compensation and Nominating Committee;

•

Review performance and approve salaries and other forms of compensation, including perquisites and awards under the incentive compensation plans and equity-based plans, for executive and senior officers and report the results of such performance and compensation evaluations to the Board;

•	For executive and senior officers, approve short-term and long-term incentive awards and review corporate annual and long-term performance against goals;

•	Review severance and employment arrangements for senior officers; and

•	Review and recommend Board compensation plans.

The Governance, Compensation and Nominating Committee may in its discretion delegate all or a portion of its duties and responsibilities to a subcommittee.

The Governance, Compensation and Nominating Committee retained Towers Perrin as its independent, external compensation consultant for the last several years. At the beginning of 2010, Towers Perrin merged with Watson Wyatt, and became Towers Watson, and Towers Watson served as the Committee’s independent compensation consultant until October 2010. In October 2010, following the formation of Pay Governance LLC, the Governance, Compensation and Nominating Committee hired Pay Governance LLC as its independent executive compensation consultant. Pay Governance LLC is an independent consulting firm focused on delivering advisory services to compensation committees and does not perform any assignments that are not in support of the Committee’s charter. At the Committee’s direction, its independent executive compensation consultant provides an annual evaluation and analysis of trends in executive and director compensation and evaluates related compensation issues from time to time as directly requested by the Committee.

In its oversight of the Company’s executive compensation program, the Governance, Compensation and Nominating Committee worked with its independent executive compensation consultants, the CEO and the Chief Administrative Officer. The Governance, Compensation and Nominating Committee receives additional support from the Vice President and Corporate Secretary and the Vice President and General Counsel. The CEO and other officers provide recommendations with respect to:

•

The corporate performance objectives and goals other than goals relating to environmental leadership and safety strategies, on which awards of both annual and long-term incentive compensation are based;

•	Issues related to attracting, retaining or motivating executive officers; and

•	Information regarding financial performance, budgets and forecasts as they pertain to executive compensation.

The CEO and officers also provide recommendations to the Nuclear, Environmental and Safety (“NES”) Committee with respect to safety and environmental leadership goals, which the NES Committee considers and recommends, if appropriate, as goals. The Governance, Compensation and Nominating Committee considers this information with the advice of its independent compensation consultant and takes into account several factors, including but not limited to: the desire to align management interests with those of shareholders, customers and employees; the desire to link management pay to annual and long-term Company performance; and the need to attract and retain talent from both within and outside of the utility industry, all of which ultimately determines the executive compensation policies and programs.

The Governance, Compensation and Nominating Committee reviews tally sheets for each executive officer, which identify the components of each executive officer’s compensation and present in one document the entire compensation of the executive officers whether actually earned and received or in potential future amounts. The tally sheets are prepared by the Company with certain post-employment valuations provided by outside consultants. They present the value of each component of the executive officer’s compensation including total cash compensation, deferred compensation, perquisite allowances, existing but unvested equity awards, any retirement or other post employment benefits, and other potential compensation under applicable severance plans. Tally sheets are used in evaluating whether total executive compensation is competitive and accomplishes the goals of our executive officer compensation program. They are not used to determine any particular amount of compensation. Tally sheets are also used to make comparisons of executive officers for internal equity.

Nuclear, Environmental and Safety Committee

Number of meetings in 2010: Four (4)

The functions of the Nuclear, Environmental and Safety Committee include, among others:

•	Oversight of nuclear strategy and operations, including the review of the results of reports and major inspections and evaluations;

•	Review of environmental strategy, compliance, performance issues and initiatives;

•	Review of material risks relating to our nuclear operations and our environmental and safety performance, including risks to the Company’s reputation; and

•	Review of safety performance, strategy and initiatives.

Directors’ Compensation

Only non-employee directors are compensated for their Board service. For 2010, the director pay components were as follows:

Annual Retainers:

•	$80,000 retainer for all non-employee directors;

•	$15,000 for the lead independent director;

•	$5,000 if serving as a chair of a Board committee, with the exception of the Audit Committee chair, who receives $10,000; and

•	$5,000 for members of the Audit Committee, other than the chair.

Directors receive 25% of the applicable annual retainer each quarter (pro-rated for partial service during the quarter). As discussed under “Director Deferred Compensation Plans,” directors may elect to defer all or a portion of their cash retainer into stock equivalent units.

Annual Equity Grant:

•

$120,000 of Xcel Energy common stock equivalent units are granted on the first business day following the annual shareholders meeting (prorated for directors who serve part of the one-year term), which are payable upon the director’s disability or termination of service.

Xcel Energy does not pay meeting fees for a director’s participation in Board or committee meetings. The amount of compensation each current and former director received in 2010, including deferred amounts, is shown in the table below.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
C. Coney Burgess(3)	—	39,231	39,231
Fredric W. Corrigan	95,000	120,000	215,000
Richard K. Davis	85,000	120,000	205,000
Albert F. Moreno	90,000	120,000	210,000
Christopher J. Policinski	—	216,000	216,000
Margaret R. Preska(3)	—	39,231	39,231
A. Patricia Sampson	73,950	133,260	207,210
James J. Sheppard(4)	—	—	—
Richard H. Truly(3)	—	39,231	39,231
David A. Westerlund	—	222,000	222,000
Kim Williams	—	222,000	222,000
Timothy V. Wolf	88,077	120,000	208,077

(1)	Represents cash payments of annual retainer and additional retainers for service as lead independent director, committee chairs or Audit Committee members, including amounts deferred under our Non-Employee Directors Deferred Compensation Plan.

(2)	Amounts in this column represent the aggregate grant date fair value of the deferred stock units granted to directors in fiscal 2010 as computed in accordance with FASB ASC Topic 718 Compensation — Stock Compensation. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8, Share-Based Compensation, to Xcel Energy’s Consolidated Financial Statements, included as part of Xcel Energy’s 2010 Annual Report on Form 10-K. Directors receive stock equivalent units for their annual equity grant and if they elect to defer their cash retainers into stock equivalent units. Stock equivalent units are only payable as a distribution of whole shares of the Company’s common stock upon a director’s death, disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. As of December 31, 2010, the number of stock equivalent units owned by our current directors were as follows: Mr. Corrigan: 23,340.599 units; Mr. Davis: 23,340.599 units; Mr. Moreno: 94,895.477 units; Mr. Policinski: 12,359.419 units; Ms. Sampson: 77,933.641 units; Mr. Westerlund: 40,598.683 units; Ms. Williams: 12,660.904 units; and Mr. Wolf: 19,989.358 units.

(3)	Messrs. Burgess and Truly and Dr. Preska retired from the Board of Directors on May 19, 2010.

(4)	Mr. Sheppard was elected to the Board on March 1, 2011, and received no compensation for 2010.

Stock Equivalent Plan

We have a Stock Equivalent Plan for Non-Employee Directors (the “SEP”) to more closely align directors’ interests with those of our shareholders. Under the SEP, directors receive an annual award of stock equivalent units on the first business day following the annual shareholders meeting for the following year of service, with each unit having a value equal to one share of our common stock. Stock equivalent units cannot be voted by a director and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s death, disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock. The SEP is intended to comply with Section 409A of the Internal Revenue Code. As such, directors can elect to receive payouts from the SEP either in January of the year following their separation from service or within 90 days of such event.

On May 20, 2010, each outside director of the Company received an award of 5,747.126 stock equivalent units under this plan representing approximately $120,000 in cash value; these amounts are reflected in the “Stock Awards” column in the “Director Compensation Table” above. Additional stock equivalent units were accumulated during 2010 as dividends were paid on our common stock. The number of stock equivalent units for each outside director that have accumulated during their tenure of Board service is listed in the Beneficial Ownership Table on page 42. The Company is asking shareholders to approve an increase to the number of shares under the SEP at this Annual Meeting. See “Proposal No. 2 — Approval of an Amendment to Increase the Number of Shares Under the Xcel Energy Inc. Non-Employee Directors’ Stock Equivalent Plan, as Amended and Restated.”

Directors Deferred Compensation Plans

During 2010, directors were able to defer director fees until after retirement from the Board or separation from service as a director under two different plans. Under our SEP, directors who elect to defer compensation into stock equivalent units receive a premium of 20% of the compensation that was deferred. The terms of the SEP are discussed above.

Until December 2010, when this plan was frozen, directors were also able to elect to defer receipt of their cash retainer under our Non-Employee Directors Deferred Compensation Plan. Under this plan,

deferred amounts earn a return of the average of the rate at which 30-day U.S. Treasury Bills are sold in the first auction of each month during a calendar quarter plus 100 basis points. The Directors Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code, and directors could elect to receive payments under the plan in either a lump sum in the January immediately following their termination of service or in ten annual installments commencing no later than the January of the year following their termination of service. Since the plan was frozen in 2010, directors cannot elect to defer future payments into this plan.

Frozen Predecessor Director Retirement Plan

The Company does not offer retirement benefits to its current directors. However, under a predecessor company’s plan that was frozen on August 22, 2000, at the time of the formation of Xcel Energy, Mr. Burgess is entitled to a benefit which commenced with his retirement from the Board in 2010 resulting from his service as a director for that predecessor company. Based on the terms of this frozen tenure policy, Mr. Burgess is eligible to receive a monthly benefit ($406.25) for the lesser of ten years or life upon his retirement from the Board. The retirement benefits provided Mr. Burgess are grandfathered benefits that were frozen in 2000. None of our current directors are entitled to receive similar benefits.

Director Stock Ownership Guidelines

Outside directors are subject to stock ownership guidelines, which establish a target level ownership of Xcel Energy common stock or common stock equivalents of seven times their annual cash retainer. Directors are expected to meet this guideline within five years of becoming a director. All directors whose stock ownership target date was on or before December 31, 2010 have met the guideline.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

The Board of Directors has set the size of the Board at 11 directors. Each director serves a one-year term, with all directors subject to annual election.

The following 11 individuals are the nominees to be elected to serve until the 2012 Annual Meeting and until their successors are elected: Fredric W. Corrigan, Richard K. Davis, Benjamin G.S. Fowke III, Richard C. Kelly, Albert F. Moreno, Christopher J. Policinski, A. Patricia Sampson, James J. Sheppard, David A. Westerlund, Kim Williams and Timothy V. Wolf. Each of the nominees is a current director. The persons named as proxies intend to vote the proxies for the election of the foregoing nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event that is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be recommended by the Governance, Compensation and Nominating Committee and nominated by the Board.

The election of each director shall be decided by majority vote unless cumulative voting is in effect. This means that, to be elected, a nominee must receive more votes “FOR” his or her election than the votes cast “AGAINST” his or her election. If cumulative voting is in effect, you would be entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors to be elected. If cumulative voting is in effect, you may cast all your votes “FOR” one nominee or distribute your votes “FOR” any number of nominees. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

Information as to Nominees

The nominees, their ages, principal occupations or positions, qualifications that the Board believes each has to serve as a director of the Company, experience and the years first elected as a director of the Company, if applicable, are shown on the following pages.

In considering relevant business experience for director candidates, the Company considers experience, demonstrated leadership, judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

None of the nominees are related to each other or to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

Except for Mr. Kelly and Mr. Fowke, no nominee has been an employee of the Company within the past five years.

The Board of Directors recommends a vote “FOR” the election to the Board of each of the following nominees. Proxies solicited by the Board of Directors will be voted “FOR” each of the nominees, unless a different vote is specified.

Fredric W. Corrigan Age:	68
Director Since:	2006
Principal Occupation/ Experience:	Retired CEO and President of The Mosaic Company, a global crop nutrition company; CEO and President of The Mosaic Company (October 2004 to January 2007). Previously Executive Vice President of Cargill, Incorporated (1999 to 2004).

Other Directorships: Clearwater Paper Corporation (2009 to Present); Edenspace Systems Corporation (2008 to Present); Northern Star Council Boy Scouts of America (2009 to Present); Western Golf Association — Evans Scholars Foundation (2003 to Present); Rockefeller Center for Public Policy and Community Service — Dartmouth College (2009 to Present); The Mosaic Company (2004 to 2007).

Mr. Corrigan is the retired CEO and President of The Mosaic Company (“Mosaic”). Mr. Corrigan was CEO and President of The Mosaic from October 2004 to January 2007. Mosaic is the world’s leading producer and marketer of concentrated phosphate and potash, two of the primary nutrients required to grow food crops. Mosaic is headquartered in Plymouth, Minnesota and employs approximately 7,400 people in ten countries. Previously Mr. Corrigan was Executive Vice President of Cargill, Incorporated. Mr. Corrigan is a director at Clearwater Paper Corporation, a manufacturer of paperboard, consumer tissue and wood products, and Edenspace Systems Corporation, a plant biotechnology company that develops innovative renewable fuel crops. Mr. Corrigan is also a director of the Northern Star Council of the Boy Scouts of America. Mr. Corrigan is the lead independent director on the Board and has served as a director of the Company since 2006.

Mr. Corrigan was selected to serve as a director and should continue to serve as a director based on his demonstrated leadership in business. Mr. Corrigan’s experience as CEO and President of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. His service as a director of another public company, Clearwater Paper Corporation, and an emerging technology company, Edenspace Systems Corporation, provide additional relevant business experience. Specifically, Mr. Corrigan has experience with strategic, commercial, environmental and safety issues similar to those faced by the Company. This experience provides value to the Company’s shareholders. During his tenure as the lead independent director, the Board has performed well. He has developed familiarity with the Company and the utility industry, and expertise in evaluating and guiding the Company in the execution of its corporate strategy.

Richard K. Davis Age:	53
Director Since:	2006
Principal Occupation/ Experience:

Chairman, President and CEO of U.S. Bancorp, a multi-state financial holding company (December 2007 to present). Previously President and CEO of U.S. Bancorp (December 2006 to December 2007); President and Chief Operating Officer of U.S. Bancorp (October 2004 to December 2006); Vice Chairman of U.S. Bancorp (February 2001 to October 2004).

Other Directorships: U.S. Bancorp (2006 to Present); American Bankers Association (2004 to 2008); Minnesota Orchestra (2003 to Present); Guthrie Theatre (2006 to 2009); Minneapolis YMCA (2008 to Present); University of San Diego (Trustee) (2007 to Present); Financial Services Roundtable (2001 to Present); Minneapolis Institute of Arts (2007 to Present); International Monetary Conference (2007 to Present); Minnesota Business Partnership (2007 to Present); Metropolitan Economic Development Association (2007 to 2008); The Clearing House (2007 to Present).

Mr. Davis is the Chairman, President and CEO of U.S. Bancorp, a multi-state financial holding company. Mr. Davis has been Chairman, President and CEO of U.S. Bancorp since December 2007. U.S. Bancorp is the parent company of U.S. Bank, the sixth largest commercial bank in the United States, which provides banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bank is headquartered in Minneapolis, Minnesota, and operates in 25 states. Mr. Davis serves as the director of a number of non-profit and educational institutions, including the Minnesota Orchestra; Minneapolis YMCA; University of San Diego (Trustee); Financial Services Roundtable; Minneapolis Institute of Arts; International Monetary Conference; Minnesota Business Partnership; and Federal Reserve Advisory Committee. Mr. Davis has served as a director of the Company since 2006.

Mr. Davis was selected to serve as a director and should continue to serve as a director based on his demonstrated leadership in business. Mr. Davis’ experience as Chairman, President and CEO of a prominent financial institution demonstrates judgment, business acumen, integrity and experience in a business of comparable size. His service as a director of non-profit and educational institutions provides additional relevant experience in many of the communities the Company serves. Mr. Davis has experience with strategic, commercial and financial issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of financial markets, which is important given the Company’s need to access these markets to support its corporate strategy. This experience provides value to the Company’s shareholders. During his tenure as a director and chairman of the Finance Committee, the Board has performed well. He has developed familiarity with the other Company and the utility industry, and expertise in evaluating and guiding the Company in the execution of its corporate strategy.

Benjamin G.S. Fowke III Age:	52

Director Since:	2009
Principal Occupation/ Experience:

President and Chief Operating Officer, Xcel Energy Inc., August 2009 to Present. Previously Executive Vice President, Xcel Energy Inc., December 2008 to August 2009;  Chief  Financial  Officer,  Xcel  Energy  Inc.,  October

2003 to August 2009; Vice President, Xcel Energy Inc., November 2002 to December 2008; Treasurer, Xcel Energy Inc., October 2003 to May 2004 and Vice President and Chief Financial Officer, Energy Markets Business Unit, Xcel Energy Inc., August 2000 to November 2002.

Other Directorships: American Gas Association (2008 to Present); the Minnesota Orchestra (2009 to Present); University of Colorado Denver Business School (2010 to Present); Energy Insurance Mutual (2010 to Present); Metropolitan Economic Development Association (2010 to Present).

Mr. Fowke is the President and Chief Operating Officer of Xcel Energy Inc. Mr. Fowke is responsible for certain corporate operations as well as Xcel Energy Inc.’s four operating companies that do business in eight states. Before assuming his current responsibilities, Mr. Fowke held a variety of executive positions at the company, including Vice President and CFO of Xcel Energy Inc. and Vice President and CFO of Energy Markets, where he was responsible for the financial operations of the Company’s commodities trading and marketing business unit. Prior to the 2000 merger of Northern States Power Co. and New Century Energies to form Xcel Energy Inc., he was a Vice President in the NCE Retail business unit. Mr. Fowke served ten years with FPL Group, Inc., where he held various management positions. He also has held positions outside the energy industry with DWG Corp. and KPMG. He currently serves on the board of directors of the American Gas Association, the Minnesota Orchestra and Energy Insurance Mutual, and he is a member of the board of advisors for the University of Colorado Denver Business School. He also serves on the advisory board of the Metropolitan Economic Development Association. Mr. Fowke has served as a director of the Company since 2009.

Mr. Fowke was selected to serve as a director and should continue to serve as a director based on his demonstrated leadership in business. Mr. Fowke’s experience as Vice President and Chief Financial Officer demonstrates judgment, business acumen, integrity and experience. Mr. Fowke has experience with the strategic, commercial and financial issues faced by the Company. In particular, he has extensive experience and knowledge of financial markets, which is important given the Company’s need to access these markets to support its corporate strategy. His current position of Chief Operating Officer provides experience with the operations of the Company and expands Mr. Fowke’s already extensive knowledge and experience in the utility industry. His service as a director of non-profit institutions, particularly the American Gas Association, provides additional relevant experience in management and governance. Mr. Fowke’s experience provides value to the Company’s shareholders.

Richard C. Kelly Age:	64

Director Since:	2004
Principal Occupation/ Experience:

Chairman and CEO of Xcel Energy Inc. (August 2009 to present); Chairman, President and CEO of Xcel Energy Inc. (December 2005 to August 2009); Chairman, Public Service Company of Colorado (“PSCo”), Southwestern Public Service

(“SPS”), Northern States Power Company Wisconsin (“NSPW”) and Northern States Power Company Minnesota (“NSPM”) (March 2005 to present). Previously President and CEO of Xcel Energy Inc. (July 2005 to December 2005); President and Chief Operating Officer of Xcel Energy Inc. (October 2003 to June 2005); Vice President and Chief Financial Officer of Xcel Energy Inc. (August 2002 to October 2003); President, Enterprises of Xcel Energy Inc. (August 2000 to August 2002); Executive Vice President and Chief Financial Officer of New Century Energies (1997 to August 2000); and Senior Vice President of PSCo (1990 to 1997). Executive officer and director of many of our subsidiaries, including NSPM, NSPW, SPS and PSCo. President and Chief Operating Officer of NRG Energy, Inc. (“NRG”), a former subsidiary of Xcel Energy Inc. (June 2002 to May 2003), and a director of NRG (June 2000 to May 2003). In May 2003, NRG and certain of NRG’s affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to restructure their debt. NRG Energy, Inc. emerged from bankruptcy in December 2003.

Other Directorships: Canadian Pacific Railway (2008 to Present); Science Museum of Minnesota (2004 to 2010); Capital City Partnership (2006 to Present); Regis University (2006 to Present); Edison Electric Institute (2008 to Present); Electric Power Research Institute (2008 to Present); Nuclear Energy Institute (2005 to Present); Denver Metro Chamber of Commerce (2007 to Present); Member of National Renewable Energy Laboratory Advisory Council (2007 to Present); National Petroleum Council (2006 to Present); Colorado Concern (2004 to Present); Colorado Forum (2005 to Present); and Minnesota Business Partnership (2006 to Present).

Mr. Kelly is Chairman and CEO of Xcel Energy Inc. Previously Mr. Kelly served as President and CEO from August 2002 to October 2003 and President, Enterprises from August 2000 to August 2002. Mr. Kelly also served as Executive Vice President and CFO for NCE from 1997 to August 2000 and Senior Vice President of PSCO from 1990 to 1997. Mr. Kelly is also a director and executive officer of NSPM, NSPW, SPS and PSCo, all subsidiaries of Xcel Energy Inc. Mr. Kelly is a director of the Canadian Pacific Railway. Mr. Kelly is the Chairman of the Edison Electric Institute, the Chairman of the Board of Trustees of Regis University and a board member of the Capital City Partnership. Mr. Kelly is a member of the Minnesota Business Partnership; the National Petroleum Council; Nuclear Energy Institute; Colorado Concern and Colorado Forum; and the National Advisory Council of the National Renewable Energy Laboratory (NREL). Mr. Kelly has served as a director of the Company since 2004.

Mr. Kelly was selected to serve as a director and should continue to serve as a director based on his demonstrated leadership in business. Mr. Kelly’s experience as Chairman and CEO of Xcel Energy Inc. demonstrates judgment, business acumen, integrity and experience. His service as a director of the Canadian Pacific Railway provides additional experience in development of corporate strategy and corporate governance. His service as a director of non-profit and educational institutions provides additional relevant experience in many of the communities the Company serves. Mr. Kelly has extensive experience with the strategic, commercial and financial issues the Company faces and has over forty years experience in the utility industry. He has extensive experience and knowledge of operational and financial issues. This experience provides value to the Company’s shareholders. During Mr. Kelly’s service as Chairman, the Board has performed well. Through his tenure as a director and Chairman, he has developed familiarity with the Company and the utility industry, and expertise in evaluating and guiding the Company in the execution of its corporate strategy.

Albert F. Moreno Age:	67

Director Since:	1999
Principal Occupation/ Experience:	Retired Senior Vice President and General Counsel of Levi Strauss & Co., a brand name apparel manufacturer (1996 to 2005).

Other Directorships: Rosenberg Foundation (1997 to Present).

Mr. Moreno is the retired Vice President and General Counsel of Levi Strauss & Co., a brand-name apparel manufacturer, in San Francisco, California. Mr. Moreno was Vice President and General Counsel of Levi Strauss & Company from 1996 to 2005. Levi Strauss & Company has sales in over 110 countries and employs approximately 10,000 employees world-wide. Mr. Moreno serves as a director of the Rosenberg Foundation, a philanthropic organization providing grants for the health, education, and recreation of California’s children and communities. Formerly he was vice chairman and member of the board of trustees of the Levi Strauss Foundation, chairperson and member of the board of trustees of the Tomás Rivera Policy Institute, director of the National Association of Latino Elected and Appointed Officials (NALEO) Education Fund, member of the board of trustees of the Mexican Museum, chairperson of the National Hispanic Corporate Council and former member and vice president of the board of trustees of the University of California at Berkeley School of Law (Boalt Hall) Alumni Association. Mr. Moreno has been a director of the Company since 2000 and was a director of New Century Energies, Inc. from 1999 to 2000.

Mr. Moreno was selected to serve as a director and should continue to serve as a director based on his demonstrated leadership in business and law. Mr. Moreno’s experience as Vice President and General Counsel of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. His service as a director of non-profit institutions provides additional relevant experience in management, governance and an understanding of the importance of diversity. Mr. Moreno has experience with strategic, commercial, legal, regulatory and compliance issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of legal and regulatory issues, which is important given the legal and regulatory framework in which the Company operates. This experience provides value to the Company’s shareholders. During his tenure as a director and chairman of the Audit Committee, the Board has performed well. He has developed familiarity with the Company and the utility industry, and expertise in evaluating and guiding the Company in the execution of its corporate strategy.

Christopher J. Policinski Age:	53
Director Since:	2009
Principal Occupation/ Experience:

President and CEO of Land O’Lakes Inc. (2005 to present). Previously Executive Vice President and Chief Operating Officer dairy foods division (1999 to 2005); Vice President, strategy and business development (1997 to 1999).

Other Directorships: Greater Twin Cities United Way (2005 to Present); U.S. Global Leadership Coalition (2008 to Present); Grocery Manufacturers Association (2005 to Present); National Council of Farmer Cooperatives (2005 to Present); National Milk Producers Federation (1999 to Present); University of Minnesota, Carlson School Board of Overseers (2009 to Present); Minnesota Orchestra Association (January 2011 to Present).

Mr. Policinski is President and CEO of Land O’Lakes, Inc. Mr. Policinski has been President and CEO of Land O’Lakes, Inc. since October 2005. Previously, he held senior leadership positions at Land O’Lakes, Inc. and The Pillsbury Company. Land O’Lakes, Inc., the third-largest cooperative in the United States, provides agricultural supplies and production and business services to member cooperatives and markets dairy-based food products for consumers, foodservice professionals and food manufacturers. Land O’Lakes employs approximately 9,000 people and does business in more than 50 countries and is headquartered in Minneapolis, Minnesota. Mr. Policinski is a director of the Greater Twin Cities United Way, the Minnesota Orchestra Association and the Global Leadership Council. He was formerly a director of Twin Cities Public Television. In addition, Mr. Policinski is active as a board member on trade industry groups, including the Grocery Manufacturers Association, National Council of Farm Cooperatives and National Milk Producers Federation. He has been a director since 2009.

Mr. Policinski was selected to serve as a director and should continue to serve as a director based on his demonstrated leadership in business. Mr. Policinski’s experience as President and CEO of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. Specifically, Mr. Policinski has experience with strategic, commercial, environmental and safety issues similar to those faced by the Company. His service as a director of non-profit institutions and trade industry groups provides additional relevant experience in management and governance. His service as a director of non-profit institutions also provides experience in the communities the Company serves. This experience provides value to the Company’s shareholders.

A. Patricia Sampson Age:	62
Director Since:	1985
Principal Occupation/ Experience:	CEO, President and Owner of The Sampson Group, Inc., a management development and strategic planning consulting business (1996 to present).

Other Directorships: Word Alive Ministries (1999 to present); Associate Minister Fellowship Missionary Baptist Church (1997 to present).

Ms. Sampson is the CEO, President and Owner of the Sampson Group, a management development and strategic planning business. The Sampson Group is headquartered in Minneapolis, Minnesota. Ms. Sampson is a director with Word Alive Ministries and the Fellowship Missionary Baptist Church, where she is Associate Minister. She formerly served as the CEO of the Minneapolis chapter of the American Red Cross. Ms. Sampson has been a director of the Company since 1985.

Ms. Sampson was selected to serve as a director and should continue to serve as a director based on her demonstrated leadership in business and public service. Ms. Sampson’s experience as CEO and President of a consulting firm demonstrates judgment, business acumen and integrity. In addition, these attributes are also the result of her experience as CEO of a regional chapter of the American Red Cross. Ms. Sampson’s experience in public service and in the ministry provides perspective on issues of importance to the Company’s shareholders, including ethics and business conduct; talent acquisition, retention and development; diversity; and social responsibility. This experience provides value to the Company’s shareholders. During her tenure as a director, the Board has performed well. She has developed familiarity with the Company and the utility industry. Ms. Sampson has extensive knowledge and experience of the Company’s operations and management. She also has expertise in evaluating and guiding the Company in the execution of its corporate strategy.
James J. Sheppard Age:	62
Director since:	2011
Principal Occupation/Experience

Former Senior Vice President and Chief Nuclear Officer at Southern California Edison (SCE), an electric utility (September 2010 to December 2010). Previously independent consultant (January 2010 to August 2010);

Chairman, President and CEO STP Nuclear Operating Company (2003 to 2009). Other Directorships: None.

Mr. Sheppard is the former Senior Vice President and Chief Nuclear Officer of Southern California Edison, an electric utility. Prior to that position, Mr. Sheppard was an independent consultant from January 2010 to August 2010. From 1993 to 2009, Mr. Sheppard held several senior positions with the South Texas Project nuclear power plant, including Chairman, President and CEO from 2003 to 2009 of the STP Nuclear Operating Company, which operates the facility for its three owners.

Mr. Sheppard was selected to serve as a director and should continue to serve as a director based on his demonstrated leadership and experience in the electric utility and, in particular, the nuclear generation industry. Mr. Sheppard’s experience as President and CEO of a nuclear operating company demonstrates judgment, business acumen, integrity, and experience in a business with similar nuclear operations. Specifically, Mr. Sheppard’s experience as a Chief Nuclear Officer demonstrates his ability to provide oversight, technical expertise and judgment in strategic matters involving nuclear power operations.

David A. Westerlund Age:	60
Director Since:	2007
Principal Occupation/ Experience:

Executive Vice President, Administration and Corporate Secretary of Ball Corporation, a supplier of metal packaging for beverage, food and household products, and of aerospace and other technologies and services (2006 to present).

Other Directorships: Westminster Legacy Foundation (2000 to Present).

Mr. Westerlund is the Executive Vice President, Administration, and Corporate Secretary of Ball Corporation, a supplier of metal packaging for beverage, food and household products, and of aerospace and other technologies and services. Mr. Westerlund has been Executive Vice President, Administration, and Corporate Secretary of Ball Corporation since 2006 and held a similar position from 2002 to 2006. Ball Corporation employs more than 14,500 people in more than 90 locations worldwide and is headquartered in Broomfield, Colorado. Mr. Westerlund is a director of Westminster Legacy Foundation, a philanthropic organization providing grants for the benefit of the community of Westminster, Colorado. Mr. Westerlund has been a director of the Company since 2007.

Mr. Westerlund was selected to serve as a director and should continue to serve as a director based on his demonstrated leadership in business. Mr. Westerlund’s experience as Vice President, Administration, and Corporate Secretary of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. As a Vice President, Administration, he is responsible for human resources, compensation and benefits at Ball Corporation, which provides important experience on the important issues of talent acquisition, retention and development. He is also responsible for environmental health and safety, corporate compliance, security and real estate activities at Ball Corporation. His service as a director of non-profit institutions provides additional relevant experience in management and governance. Mr. Westerlund has experience with strategic, commercial, compliance and corporate governance issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of compliance and corporate governance issues, which is important given the regulatory framework in which the Company operates. This experience provides value to the Company’s shareholders. During his tenure with the Board, the Board has performed well. Mr. Westerlund has developed familiarity with the Company and the utility industry, and expertise in evaluating and guiding the Company in the execution of its corporate strategy.

Kim Williams Age:	55
Director Since:	2009
Principal Occupation/ Experience:	Retired partner at Wellington Management Company LLP (1995 to 2005). Previously Senior Vice President, Partner, and Associate Director of Global Industry Research.

Other Directorships: Weyerhaeuser Corporation (2006 to Present): E.W. Scripps Co. (2008 to Present); MicroVest (2008 to Present); YWCA Greater Newburyport, President (2009 to Present), Board member (2006 to Present); Concord Academy, trustee (2009 to Present); Anna Jaques Hospital, trustee, (2007 to Present).

Ms. Williams is a former partner at Wellington Management Company, LLP, headquartered in Boston, Massachusetts. Ms. Williams was a partner at Wellington Management Company, LLP. from 1995 until her retirement in 2005. Wellington Management manages investment of assets for institutional investors in over 40 countries, including public funds, central banks, insurance entities, endowments, foundations, mutual fund sponsors, retirement plan sponsors. Previously she held leadership positions at Loomis, Sayles & Co., Inc. and Imperial Chemical Industries (ICI) Pension Fund. She is a director of E.W. Scripps, a media company with interests in newspaper publishing, broadcast television stations, and licensing and syndication; and Weyerhaeuser Co., a forest products company. Ms. Williams serves on the Audit Committees at both E.W. Scripps and Weyerhaeuser Co. She is a director of MicroVest, an investment firm providing capital and management oversight to emerging market microfinance institutions; board president of the YWCA of Newburyport, Massachusetts; member of the Overseer Committee of Brigham and Women’s Hospital; a director of the Anna Jaques Hospital; a member of the Trust Board, Overseer’s Committee and Women’s Leadership Council of Brigham and Women’s Hospital; and a member of the leadership council for Oxfam America. She has been a director since 2009.

Ms. Williams was selected to serve as a director and should continue to serve as a director based on her demonstrated leadership in business and finance. Ms. William’s experience as a partner with a large investment management firm demonstrates judgment, business and financial acumen, integrity and experience in evaluating businesses. Her service as a director and member of the Audit Committee of two other public companies provides additional relevant business experience, particularly with respect to evaluation of corporate strategy, financial experience and expertise and experience in corporate governance. In her role as a director of other public companies, Ms. Williams has experience with strategic, commercial, environmental and safety issues similar to those faced by the Company. Her service as a director of non-profit institutions provides additional relevant experience in management, governance, finance and an understanding of the importance of diversity. This experience provides value to the Company’s shareholders.

Timothy V. Wolf Age:	57
Director Since:	2007
Principal Occupation/ Experience:

President, Wolf Interests, Inc.; Chief Integration Officer,
MillerCoors Brewing Company LLC (June 2008 to June
2010). Previously Vice President and Global Chief
Financial   Officer   of   Molson   Coors   Brewing   Company

(2005 to June 2008); Vice President and Chief Financial Officer of Adolph Coors Company and Coors Brewing Company (1995 to 2005).

Other Directorships: Borders Group, Inc. (2009 to Present); E-Town, Boulder, Colorado (2009 to Present); Leeds School of Business Advisory Board, University of Colorado (2009 to Present); Denver Hospice (2007 to 2008).

Mr. Wolf was the Chief Integration Officer of MillerCoors Brewing Company LLC, having retired from that role on June 30, 2010. Prior to assuming the role of Chief Integration Officer in 2008, Mr. Wolf was Vice President and Global Chief Financial Officer of Molson Coors Brewing Company from 2005 to 2008. He held a similar position with Adolph Coors Company from 1995 to 2005. MillerCoors Brewing Company, headquartered in Chicago, Illinois, is a joint venture of SAB Miller and Molson Coors Brewing Company. Molson Coors Brewing Company is headquartered in Denver, Colorado, while SAB Miller is headquartered in London, England. Mr. Wolf is a resident of Boulder, Colorado. Mr. Wolf is a director of Borders Group, Inc.; E-Town, Boulder Colorado and is a member of the Advisory Board of the Leeds School of Business, University of Colorado. Mr. Wolf will be assisting, on a volunteer basis, newly elected Colorado Governor John Hickenlooper and his team with budget and change management issues. Mr. Wolf has been a director since 2007.

Mr. Wolf was selected to serve as a director and should continue to serve as a director based on his demonstrated leadership in business. Mr. Wolf’s experience as a Vice President and CFO of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. Mr. Wolf has experience with strategic, commercial and financial issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of financial markets, which is important given the Company’s need to access these markets to support its corporate strategy. His service as a director of a non-profit institution, E-Town and, previously, the Denver Hospice, also provides relevant experience in management and governance. This experience provides value to the Company’s shareholders. During his tenure with the Board, the Board has performed well. He has developed familiarity with the Company and the utility industry, and expertise in evaluating and guiding the Company in the execution of its corporate strategy.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO INCREASE THE NUMBER OF SHARES

UNDER THE XCEL ENERGY INC. NON-EMPLOYEE DIRECTOR STOCK EQUIVALENT PLAN, AS AMENDED AND RESTATED

Introduction

The Company’s Board of Directors, upon recommendation of the Governance, Nominating and Compensation Committee of the Board, approved the amendment and restatement of the Stock Equivalent Plan for Non-Employee Directors of Xcel Energy Inc. (the “Plan”) to be effective upon shareholder approval at the 2011 Annual Meeting. The amendment to the Plan increases the number of shares available for issuance from 750,000 shares to 2,750,000 shares. If this amendment is not approved, we estimate that we will exhaust the 750,000 original shares before the 2012 Annual Meeting. Given our current usage of shares under the Plan, if shareholders approve the amendment, we expect the additional 2,000,000 shares to be sufficient for awards for an additional ten to twelve years, although this estimate may vary depending on any changes to our stock price, board size, dividend policy and levels of director compensation.

The Board of Directors initially adopted a stock-equivalent plan for non-employee directors in 1996 and approved an amended and restated Stock Equivalent Plan for Non-Employee Directors of Xcel Energy (the “Original Plan”), which authorized the issuance of 750,000 shares of our common stock and was approved by shareholders at the 2004 Annual Meeting of Shareholders.

The summary below reflects the terms of the Plan as so amended. The proposed amendment to increase the number of shares under the Plan is reflected in the marked copy of the proposed Non-Employee Director Stock Equivalent Plan, as amended and restated and attached to this proxy statement as Exhibit A.

Purpose

The purposes of the Plan are:

•	To enable a portion of the compensation of each non-employee director to be tied to the performance of our common stock; and

•	To permit each director to defer receipt of all or a portion of his retainer, including retainers relating to committee or chair service.

Administration

The Plan is administered by the Governance, Compensation and Nominating Committee, which may delegate its authority to administer the plan to one or more persons who are either members of the Committee or executive officers of the Company. The Committee has authority to construe and interpret the terms of the Plan and to establish any rules and procedures as it deems necessary or advisable.

Awards under the Plan will be determined by the Board. The Board may amend or terminate the Plan, subject to the conditions discussed below.

Number of Shares

If the amendment to the Plan is approved by the shareholders, an additional 2,000,000 of stock equivalent units (or 2,000,000 shares of common stock) may be issued under the Plan, resulting in a total of 2,750,000 stock equivalent units that may be issued with respect to awards or deferrals made on or after January 1, 2004, and dividends credited on such awards and deferrals. Any such stock equivalent units that are settled for cash or are canceled or forfeited for any reason will not be counted in applying this limitation. If there is an equity restructuring that causes the per share value of our common stock to change, such as a stock dividend, stock split, spin off, or rights offering, the Board will adjust appropriately the number and kind of stock equivalents, shares or other securities which have been or may thereafter be awarded, credited or issued under the Plan.

Eligibility

All non-employee directors of the Company are eligible to participate in the Plan. The Board of Directors has discretion to determine which non-employee directors, if any, will receive discretionary awards (as described below) under the Plan. Any non-employee director may elect to defer director retainer fees, including annual retainers and retainer fees relating to committee and chair service or lead director service, into the Plan. While the persons who will participate in the Plan and receive awards under the Plan in future years and the amounts of such awards cannot be determined at this time, there are currently nine non-employee directors, and, under the current articles and bylaws, in any given year there could be up to 15 non-employee directors.

Awards

Discretionary Awards.    Subject to the overall share limitation discussed above, the Board may make discretionary awards to participants from time to time in such amounts as the Board determines in its sole discretion. Each discretionary award may contain terms, restrictions and conditions as the Board may determine that are not inconsistent with the Plan. These discretionary awards may be made to participants’ accounts in stock equivalent units or as a dollar amount, which will be converted into stock equivalent units equal to the number of shares of our common stock, to three decimal places, that could be purchased on such award date, at the fair market value of the stock for that date.

While, as noted above under “Eligibility”, the amount of future discretionary awards cannot be determined at this time, discretionary awards under the original plan have included each year a grant to each non-employee director of a specified dollar value of stock equivalent units as determined by the Board for the year plus a grant of a 20% premium on the amount of director retainers, including payments for board, committee and committee chair, and lead director service, deferred into the original plan by the non-employee director for the year.

Deferral Awards.    Subject to the overall share limitation discussed above, a director may elect to receive deferral awards in lieu of all or a portion of his or her director retainer or meeting fees. Deferral awards will be made to a participant’s account as of the date such fees would have been paid, in a dollar amount equal to the amount of fees the director has elected to defer, and will be converted as of the award date into stock equivalent units in the same manner as discussed above under the caption “Discretionary Awards.” If a director wishes to defer any director retainer fees or meeting fees for a calendar year, he or she must make an election prior to the beginning of that calendar year. If an individual becomes a director after the first day of the calendar year, he or she must make a deferral election within 30 days after becoming a director. Once made, a deferral election will continue in effect until the director’s termination of service or, if the director provides written notice of his or her intention to discontinue or change the deferral election, the end of the calendar year in which such written notice is received by the Company.

Crediting of Dividends and Stock Splits.    Each participant’s account under the Plan will be credited, subject to the overall share limitation discussed above, with additional stock equivalent units when we pay dividends in cash or property (other than a stock dividend) on our common stock. The amount of additional stock equivalent units credited will equal

•

the per share dollar amount of the fair market value of the cash or property so distributed multiplied by the number of stock equivalent units in the participant’s account on the record date for such distribution, divided by

•	the fair market value of our common stock on such date.

If we issue a stock dividend or engage in a stock split, each participant’s account will be appropriately adjusted. If we are a party to a consolidation, merger or share exchange and, as a result, our common stock is converted into stock or other securities of the other entity, either each participant’s stock equivalent units will be converted into the appropriate number of stock equivalent units of the other entity or the Board will terminate the Plan and the entire remaining balance in each participant’s account will be paid in a single distribution, in stock, cash or a combination of both, within the time periods discussed below.

Form and Timing of Payment.    Unless the committee determines to accelerate payment upon a participant’s disability, payment of the awards will only be made following termination of service as a director. Awards will be payable only in whole shares of our common stock equal to the number of whole units of stock equivalents credited to a participant’s account, plus cash for any fractional stock equivalent unit. For stock equivalent units attributable to awards made prior to December 31, 1997, awards will be payable, in a single distribution, to the participant or his or her beneficiary within 90 days after termination of service. For all other stock equivalent units, the participant may select the method of distribution (i.e., lump sum or installments). This distribution election must be made at the time provided for in the Plan and, once made, is irrevocable.

Shares of our common stock distributed under the Plan will be from authorized but unissued shares of our common stock or shares purchased on the open market, as determined by the Board, or for shares attributable to awards or deferrals made before January 1, 2004, from shares purchased on the open market. In no event may the number of authorized but unissued shares distributed under the Plan exceed 2,750,000 shares as such number may be adjusted in a manner similar to that described above under the caption “Number of Shares” to reflect corporate events.

Rights of Participants

The Plan is a non-qualified plan, and participants are unsecured creditors of the Company with respect to amounts owed to them by the Company under the Plan. Subject to the provisions of the applicable award, a participant does not have any rights as a shareholder with respect to any shares of our common stock to be distributed under the Plan until our stock is issued upon distribution. No person will have a claim or right to be granted an award, and the grant of an award will not be construed as giving a participant the right to be reelected or retained as a director of the Company.

Amendment

The Board of Directors generally may amend, suspend or terminate the Plan or any portion of the Plan at any time. However, no such amendment or modification may adversely affect any prior awards or rights of participants under the Plan, and no amendment may be made without shareholder approval, if such approval would be required under the rules of the stock exchange upon which our shares are listed. Currently, such stock exchange rules would require shareholder approval if the amendment would materially increase the maximum number of stock equivalent units that may be awarded (other than to reflect adjustments for corporate events as described above under the caption “Number of Shares”), expand the type of awards available or materially expand the class of persons eligible to participate in the Plan.

Federal Income Tax Consequences

The following discussion is intended only as a brief discussion of the federal income tax rules relevant to awards made under the Plan. The laws governing the tax aspects of awards are highly technical and such laws are subject to change. The following discussion does not describe state or local tax consequences of awards under the Plan.

No income generally will be recognized for federal income tax purposes upon the crediting of either discretionary or deferral awards to participants under the Plan or stock equivalent units attributable to dividends or stock splits. Upon payment under the Plan following a participant’s termination of service or otherwise, the recipient will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of our common stock received.

To the extent that a recipient recognizes ordinary income in the circumstances described above, we will be entitled in the year of payment to a deduction provided that, among other things, the income meets the tests of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

New Plan Benefits

It cannot be determined at this time what amounts, if any, will be received by or allocated to any persons or group of persons under the Plan if such Plan is approved. Such determinations are subject to the discretion of the Board.

Discretionary and deferral awards were made under the original plan for 2010. The value of such awards at March 17, 2011, based on a closing stock price of $23.53 as well as the aggregate number of awards, which included a discretionary award of 5,747.126 stock equivalent units to each non-employee director, are set forth below. The tabular format below, which is specified by SEC rules, includes references to our executive officers and employees; however, no amounts are provided for executive officers or employees as they are not eligible to participate in the Plan.

Stock Equivalent Plan for Non-Employee Directors of Xcel Energy

Name and Position	Dollar Value ($)		Number of Units
Richard C. Kelly, CEO	$	N/A	N/A
Benjamin G.S. Fowke III, President and COO	$	N/A	N/A
David M. Sparby, Vice President and CFO	$	N/A	N/A
Michael C. Connelly, Vice President and General Counsel	$	N/A	N/A
Marvin E. McDaniel Jr., Vice President and Chief Administrative Officer	$	N/A	N/A
Executive Officers as a group (12 persons)	$	N/A	N/A
Non-Employee Directors as a group (9 persons)		$1,547,992	65,788
Non-Executive Officer Employees as a group	$	N/A	N/A

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for approval of the amendment to the Stock Equivalent Plan.

The Board of Directors recommends a vote “FOR” the amendment of the Stock Equivalent Plan, as amended and restated. Proxies solicited by the Board of Directors will be voted “FOR” the approval of the amendment of the Stock Equivalent Plan, unless a different vote is specified.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

The Board is seeking shareholder approval of an amendment to our Restated Articles of Incorporation that, if approved, will eliminate cumulative voting in the election of directors. The Board believes that cumulative voting is philosophically incompatible with the Company’s existing majority-vote standard used in uncontested elections of directors because cumulative voting advantages shareholders with large holdings (in that it enables individual large shareholders or small groups of large shareholders with less than a majority of the shares to cumulate their votes to elect specific directors), while majority voting seeks to ensure that directors are supported by the majority of all shareholders, both large and small. This is especially true in a widely-held company like Xcel Energy where there is no controlling shareholder.

Under cumulative voting, a shareholder is entitled to cast a number of votes equal to the number of votes the shareholder would otherwise be entitled to cast, multiplied by the number of directors to be elected. The votes may be cast for the election of one nominee or may be distributed among as many nominees as desired. To illustrate, if a shareholder owns 100 shares of common stock and 10 directors are to be elected, then that shareholder can cast up to 1,000 votes and distribute those votes among one or more candidates. By aggregating votes and casting them for a single individual rather than casting a vote with respect to each nominee, shareholders holding substantially less than a majority of the voting shares may be able to elect one or more directors in a contested election.

The Board believes that amending our Restated Articles of Incorporation to eliminate cumulative voting is in our shareholders’ long-term best interests because the Board believes that each director should represent the interests of all shareholders, rather than a minority shareholder or special constituency. We believe that the current majority-vote standard used in uncontested elections of directors and the elimination of cumulative voting for directors are consistent with the Company’s desire to maintain a close alignment of shareholder interests and Board accountability.

Currently, Article V, Section 5.c. of our Restated Articles of Incorporation, states:

“The holders of shares of stock of any class entitled to vote at a meeting for the election of directors shall have the right to cumulate their votes at such election in the manner provided by the Minnesota Business Corporation Act.”

If this Proposal No. 3 is approved, then that section will read as follows:

“No shareholder of the Corporation shall have any cumulative voting rights.”

If this Proposal No. 3 is not approved, then the amendment reflected by this Proposal No. 3 will not be made and our Restated Articles of Incorporation will retain the current provisions governing cumulative voting in the election of directors, even if the restatement of our Restated Articles of Incorporation under Proposal No. 4 is approved.

Vote Required

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting of our common and preferred stock voting together as a single class, or common stock, voting separately, and each series or our preferred stock, voting separately, will be required for the adoption of the amendment to eliminate cumulative voting from our Restated Articles of Incorporation.

The Board of Directors recommends that shareholders vote “FOR” the amendment to our Restated Articles of Incorporation to eliminate cumulative voting in the election of directors. Proxies solicited by the Board of Directors will be voted “FOR” this amendment, unless a different vote is specified.

PROPOSAL NO. 4

APPROVAL OF OTHER AMENDMENTS TO, AND THE RESTATEMENT OF, OUR RESTATED ARTICLES OF INCORPORATION

In addition to the proposed amendment to our Restated Articles of Incorporation described in Proposal No. 3, the Board recommends shareholder approval of certain other amendments to our Restated Articles of Incorporation and the restatement of our Restated Articles of Incorporation. The amendments requiring shareholder approval consist of the following:

•	Revising the range of the number of directors to between 7 and 15 so that our Restated Articles of Incorporation are consistent with our Restated Bylaws;

•	Authorizing the Board to take action by less than unanimous written consent of the directors in actions not needing approval by the shareholders;

•	Removing the names and residences of former directors from Article IV.1; and

•	Providing for certain stylistic, clarifying and conforming changes.

In addition, restating our Restated Articles of Incorporation will allow for the integration of all amendments approved by shareholders at the Annual Meeting into one document, including, if Proposal No. 3 is approved, the amendment to eliminate cumulative voting in the election of directors. The proposed amendments are reflected in the marked copy of the proposed form of our Restated Articles of Incorporation, as amended and restated if this Proposal No. 4 is approved, attached to this proxy statement as Exhibit B.

None of the proposed amendments in this Proposal No. 4 would change the Company’s authorized capital stock, indemnification of officers and directors, or limitation-of-liability provisions, and none of the amendments in this Proposal No. 4 would adversely affect the rights or preferences of our shareholders.

If this Proposal No. 4 is not approved, then the amendments reflected by this Proposal will not be made and our Restated Articles of Incorporation will retain the current provisions governing the subject matter of those proposed amendments.

Vote Required

The affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for the adoption of these amendments to, and the restatement of, our Restated Articles of Incorporation.

The Board of Directors recommends that shareholders vote “FOR” the amendments included in this Proposal No. 4 and the restatement of our Restated Articles of Incorporation. Proxies solicited by the Board of Directors will be voted “FOR” these amendments to, and the restatement of, our Restated Articles of Incorporation, unless a different vote is specified.

PROPOSAL NO. 5

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are submitting a non-binding, advisory proposal to shareholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question, and while the Board believes there is a reasonable basis for each of the options, the Board believes that a frequency of every ONE year for the advisory vote on executive compensation is the best approach for Xcel Energy and its shareholders.

Our Board believes that an annual vote will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in our proxy statement each year. The Governance, Compensation and Nominating Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these votes. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

In voting on this proposal, you should mark your proxy for ONE, TWO or THREE based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you may abstain. Shareholders will not be voting to approve or disapprove the Board’s recommendation. Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the Governance, Compensation and Nominating Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Vote Required

The Board will consider shareholders to have selected the frequency option receiving the most votes among the choices. Abstentions and broker non-votes will have no effect on this matter.

Recommendation of the Board

The Board of Directors recommends that shareholders vote on Proposal No. 6 to hold say-on-pay votes every ONE year (as opposed to every two or every three years). Proxies solicited by the Board of Directors will be voted for “ONE” year, unless a different vote is specified.

PROPOSAL NO. 6

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the compensation of named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s 2011 proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Company’s goal for its executive compensation program is to align and motivate executive leadership’s interests with those of our shareholders, customers and employees. The Company believes that its executive compensation program satisfies this goal and is strongly aligned with the long-term interests of its shareholders. The Company’s total annual shareholder return over the prior one- and three-year periods was 16.1% and 6.4%, respectively, which are above the industry medians, and we achieved 8% growth in our earnings per share from continuing operations, diluted (“EPS”), from 2009 to 2010. In addition, our one- and three-year annual dividend growth rate was 3.1% and 3.2%, respectively, while the one- and three-year annual growth in our stock price was 11.0% and 1.4%, respectively.

The Compensation Discussion and Analysis, beginning on page 45 of this proxy statement, describes the Company’s executive compensation program and the decisions made by the Governance, Compensation and Nominating Committee in 2010 in more detail. Highlights of the program include the following:

•	In designing our executive compensation program, we look to the utility industry 50th percentile for all elements of compensation.

•

Executive compensation is focused on performance. The executive compensation mix is designed so that annual and long-term incentives are entirely based on our performance and are designed to comprise more than 50% of the named executive officers’ targeted compensation.

•

Annual and long-term incentives are based on strategic, operating, and financial results, and include measures such as earnings per share growth, dividend rate, environmental and safety goals, and total shareholder return. Results from 2010 on these measures include:

•	We achieved 8% growth in our EPS from 2009 to 2010, increased our annual dividend and our credit ratings were upgraded.

•

We enhanced our environmental leadership position by adding 201 megawatts of renewable energy generation, retiring 73 megawatts of coal generation, increasing our efficiency by 696 gigawatts and through implementing technology efficiency projects.

•	Our employee safety results improved in 2010 compared to 2009 by reducing the number and severity of employee injuries.

•	We have stock ownership guidelines, which encourage executive leadership to have significant ownership in the Company and maintain a focus on the long-term value proposition of our Company.

•	We have no employment agreements with our executive officers.

•	We provide limited perquisites to our executive officers.

•

Our long-term incentive agreements have a clawback provision that allows the Company to recover cash incentive compensation and equity awards from any employee receiving a long-term incentive award in the event of fraud or misconduct resulting in a restatement of the Company’s financial statements or, for more recent awards, in the event the employee is terminated for fraud or misconduct.

As an advisory vote, this proposal is not binding upon the Company. However, the Governance, Compensation and Nominating Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

The Board of Directors will consider shareholders to have approved our executive compensation if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” Abstentions and broker non-votes will have no effect on this matter.

The Board of Directors recommends a vote “FOR” the approval of Proposal No. 6. Proxies solicited by the Board of Directors will be voted “FOR” Proposal No. 6, unless a different vote is specified.

PROPOSAL NO. 7

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS

XCEL ENERGY INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2011. Deloitte & Touche LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as independent registered public accounting firm effective March 27, 2002.

While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company’s principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

The Board of Directors, upon recommendation of the Audit Committee, recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Proxies solicited by the Board of Directors will be voted “FOR” the ratification of the appointment, unless a different vote is specified.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

Share Ownership of Directors and Officers

The following table sets forth information concerning beneficial ownership of our common stock as of March 17, 2011 for: (a) each director and nominee for director; (b) the executive officers set forth in the Summary Compensation Table; and (c) the directors and current executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individual directors or officers or the nominees for director listed in the Beneficial Ownership Table below beneficially owned more than 1% of Xcel Energy’s common stock. The directors and executive officers as a group beneficially owned less than 1% of our common stock on March 17, 2011. None of these individuals owns any shares of Xcel Energy’s preferred stock.

Beneficial Ownership Table

Name and Principal Position of Beneficial Owner	Common Stock(1)	Options Exercisable Within 60 Days	Restricted Stock	Total Shares Beneficially Owned	Stock Equivalents(2)
Richard C. Kelly(3)	567,127	—	—	567,127	18,889
Chairman and CEO
Fredric W. Corrigan	20,000	—	—	20,000	23,587
Director
Richard K. Davis	7,697	—	—	7,697	23,587
Director
Albert F. Moreno	2,325	—	—	2,325	95,898
Director
Christopher J. Policinski	2,000	—	—	2,000	12,490
Director
A. Patricia Sampson	1,950	—	—	1,950	78,757
Director
James J. Sheppard	—	—	—	—	1,103
Director
David A. Westerlund	6,000	—	—	6,000	41,028
Director
Kim Williams	1,046	—	—	1,046	12,795
Director
Timothy V. Wolf	300	—	—	300	20,200
Director
Benjamin G.S. Fowke III	100,217	29,200	19,334	148,752	6,488
Director, President and COO
David M. Sparby	76,592	—	2,792	79,384	—
Vice President and CFO
Michael C. Connelly	79,147	16,000	12,716	107,863	1,587
Vice President and General Counsel
Marvin E. McDaniel Jr.	33,321	4,700	—	38,021	619
Vice President and Chief Administrative Officer
Directors and Executive Officers as a group (21 persons)	1,192,520	75,000	45,460	1,312,980	349,573

(1)	At March 17, 2011, the closing price of Xcel Energy common stock on the New York Stock Exchange was $23.53.

(2)	Common stock equivalents represent (i) the share equivalents of Xcel Energy common stock held under Xcel Energy’s deferred compensation plan as of March 17, 2011, and (ii) stock equivalent units held under the directors’ stock equivalent plan.

(3)	Mr. Kelly’s wife owns 408 of these shares and 4,497 of these shares are held in a trust for which Mr. Kelly serves as trustee. Mr. Kelly disclaims beneficial ownership of these shares.

Largest Owners of Xcel Energy’s Shares

The table below sets forth certain information as to each person or entity known to us to be the beneficial owner of more than 5% of any class of our voting securities:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Common Stock
Franklin Resources, Inc Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisers, Inc. One Franklin Parkway San Mateo, CA 94403-1906	25,809,874	(1)	5.6%

Preferred Stock
Wells Fargo & Company	55,720	(2)	31.84%
420 Montgomery Street	55,720	(3)	31.84%
San Francisco, California 94104	30,255	(4)	30.26%
	17,550	(5)	11.70%

(1)	Represents shares of our common stock. The information contained in the table and these footnotes with respect to Franklin Resources, Inc. is based solely on a Schedule 13G/A filed by each of the listed persons with the Securities and Exchange Commission on February 9, 2011. The filing indicates that (a) the shares are held by investment companies and institutional accounts that are advised by subsidiaries of Franklin Resources pursuant to advisory contracts which grant to such subsidiaries all investment and voting power over the shares, (b) Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of Franklin Resources and (c) Franklin Advisers, Inc., one of the subsidiaries of Franklin Resources, had sole voting power for 25,014,781 shares of common stock and sole dispositive power for 25,314,781 shares of common stock.

(2)	Represents shares of our cumulative preferred stock, $4.10. Wells Fargo & Company (“Wells Fargo”) reported its beneficial ownership on a Schedule 13G/A filed on January 20, 2011, on behalf of itself and Wells Fargo Funds Management, LLC. The filing indicates that as of December 31, 2010, Wells Fargo had sole voting for 55,720 shares of our cumulative preferred stock, $4.10 and sole dispositive power for 3,400 shares and that Wells Fargo Funds had sole voting power for 52,420 shares of our preferred stock, $4.10. Each share of our cumulative preferred stock, $4.10 is entitled to one vote per share.

(3)	Represents shares of our cumulative preferred stock, $4.56. Wells Fargo reported its beneficial ownership on a Schedule 13G/A filed on January 20, 2011, on behalf of itself and Wells Fargo Funds. The filing indicates that as of December 31, 2010, Wells Fargo had sole voting power for 55,720 shares of our cumulative preferred stock, $4.56 and dispositive power for 3,400 shares and Wells Fargo Funds had sole voting power for 52,420 shares of our cumulative preferred stock, $4.56, and shared voting and dispositive power for no shares. Each share of our cumulative preferred stock, $4.56 is entitled to one vote per share.

(4)	Represents shares of our cumulative preferred stock, $4.16. Wells Fargo reported its beneficial ownership on a Schedule 13G/A filed on January 20, 2011, on behalf of itself and Wells Fargo Funds. The filing indicates that as of December 31, 2010, Wells Fargo had sole voting power for 30,255 shares of our cumulative preferred stock, $4.16, and dispositive power for 225 shares. Wells Fargo Funds had sole voting power for 30,030 shares of our cumulative preferred stock, $4.16, and shared voting and dispositive power for 0 shares. Each share of our cumulative preferred stock, $4.16 is entitled to one vote per share.

(5)	Represents shares of our cumulative preferred stock, $4.08. Wells Fargo reported its beneficial ownership on a Schedule 13G/A filed on January 20, 2011, on behalf of itself and Wells Capital Management Incorporated. The filing indicates that as of December 31, 2010, Wells Fargo had sole voting and dispositive power for 17,550 shares of our cumulative preferred stock, $4.08, and Wells Capital Management Incorporated had sole voting for 17,350 and dispositive power for 17,550 shares of our cumulative preferred stock, $4.08, and shared voting for 0 shares. Each share of our cumulative preferred stock, $4.08 is entitled to one vote per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and officers to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. We believe that during 2010, all of our officers and our directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. In making this statement, we have relied upon examinations of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Xcel Energy Inc. is a holding company with subsidiaries engaged primarily in the utility business. In 2010, Xcel Energy’s continuing operations included the activity of our four (4) wholly owned utility subsidiaries that serve electric and natural gas customers in eight (8) states. These subsidiaries are:

•	Northern States Power Company, a Minnesota corporation;

•	Northern States Power Company, a Wisconsin corporation;

•	Public Service Company of Colorado; and

•	Southwestern Public Service Company.

These utilities serve customers in portions of Colorado, Michigan, Minnesota, New Mexico, North Dakota, South Dakota, Texas and Wisconsin. Along with WYCO Development LLC, a joint venture formed with Colorado Interstate Gas Company to develop and lease natural gas pipeline, storage, and compression facilities, and WestGas InterState Inc., an interstate natural gas pipeline company, these companies comprise our continuing regulated utility operations.

Our strategic plan is focused on providing electric and gas service through our utility operations. This includes our goal of building the core of our utility operations so that we may serve our customers with reasonably priced electric and gas services while maintaining safe, clean, and reliable electric and gas systems. We promote advancements in technology that will lower operational and financial risks while enhancing our stature as the environmental leader amongst utilities. In concert with that, environmental leadership is a strategic priority for Xcel Energy. Our industry leading environmental leadership strategy is designed to meet environmental regulatory requirements, meet customer expectations around utility service value and simultaneously create shareholder value. We have established a highly effective environmental compliance program and record. Through our market leading environmental leadership strategy, we are well positioned to meet the challenges of potential future climate change regulation and comply with the renewable energy mandates.

Even though Xcel Energy ultimately manages its business based on revenue streams provided by electric and natural gas, our strategy and our operations are customized by jurisdiction. By taking a jurisdictional focus, we operate each state and region as its own company to ensure that we meet the varying stakeholder interests that are unique to each of our jurisdictions. This has allowed us to customize our capital and investment strategy and take advantage of the clean energy and renewable energy incentives created by policy makers in the states in which we operate. By executing our business strategy and investing in our core utility businesses, we optimize our earnings portfolio and the ability to earn a reasonable return in each individual jurisdiction.

Our consolidated financial goals are to deliver long-term earnings per share growth of 5 to 7 percent, maintain annual dividend increases from 2 to 4 percent, and protect and enhance our credit ratings in the BBB+ to A range.

How did Xcel Energy perform in 2010?

Xcel Energy had a very successful year in 2010 and performed strongly against both financial and operational goals. We achieved EPS growth of 8% from 2009 to 2010, increased the annual dividend 3.1% and our credit ratings were upgraded. We enhanced our environmental leadership position by adding 201 megawatts of renewable energy sources of generation, retiring 73 megawatts of coal generation, increasing energy efficiency by 696 gigawatts, and implementing 10 technology efficiency projects. In December 2010, Xcel Energy was recognized as Power Company of the Year by Platts for our environmental leadership and commitment to renewable energy. Lastly, we improved our employee safety results by reducing the number and severity of employee injuries in 2010 compared to 2009.

The Company’s total annual shareholder return over the prior one-year period and three-year periods was 16.1% and 6.4%, respectively, placing it among the top performing companies within the utility industry. The Company has also consistently delivered against earning projections for six consecutive years. The following table shows our 2009 and 2010 earnings projections and compares the actual earnings per share from continuing operations, diluted, (“EPS”) growth from 2009 to 2010.

Year	Guidance	EPS Actual	% EPS Growth
2009	$1.45 - $1.65	$1.49	8%
2010	$1.55 - $1.65	$1.61

What is Xcel Energy’s compensation philosophy?

Xcel Energy’s executive compensation philosophy is to align and motivate executive leadership’s interests with those of our shareholders, customers and employees. This philosophy has four core principles:

•	Executive compensation levels must be competitive. To attract and retain talented leaders, we look primarily to the utility industry 50th percentile for all elements of compensation;

•

Executive compensation is focused on performance. We structure a compensation mix in which annual and long-term incentives are entirely based on our performance and are designed to comprise more than 50% of the Named Executive Officers’ (“NEOs”) (defined below) targeted total direct compensation;

•

Annual and long-term incentives should be based on strategic, operating, and financial results. These results are intended to deliver rewards for the achievement of key corporate goals that support our strategy and reinforce management’s link to shareholders, customers and employees; and

•

Equity incentives are a significant basis of compensation. Equity-based incentives, coupled with our stock ownership guidelines, encourage executive leadership to have significant ownership in the Company and maintain a focus on the long-term value proposition of our Company.

Executive officers are rewarded at levels that reflect their direct individual responsibilities and contributions to the Company. The executive compensation program is internally consistent and equitable to align the interests of all our executive officers to achieve our strategy. Accordingly, significant emphasis is placed on both pay for performance and internal equity to ensure that executive compensation is tiered within the Company based upon scope of responsibilities, experience, and contributions to Company results.

The executive compensation program at Xcel Energy is:

•

Market based, market competitive, and market tested. All programs are founded on widely used and endorsed market compensation principles, are comparative to similar utilities or companies in the marketplace, and have proven to be excellent instruments to directly reward performance.

•	Results oriented with a direct correlation to the operating and financial goals of the Company.

•	Designed as a long-term, low risk approach to compensation that we believe does not encourage or support undue risk taking by our executive officers.

We believe our philosophy and programs, which ensure we are competitive in the market, correlate pay to performance and adhere to sound governance principles.

The executive officer compensation program remained substantially the same in 2010 as compared to 2009. We made one change to the program by eliminating the executive perquisite allowance effective January 1, 2010. In December 2010, the Committee approved an annual physical examination benefit for executive officers beginning in 2011.

How does the Committee establish compensation levels for executive officers?

The Committee believes that an effective executive compensation program is critical to the success of the Company, and understands that it is very important to our shareholders. The Committee regularly reviews best practices in executive compensation in order to determine how our program compares with similar utilities. The Committee retains an external compensation consultant to ensure that executive compensation programs are reasonable for our industry. The individual who serves as the lead consultant reports directly to the Committee and that individual provides no other consulting services for Xcel Energy.

The Committee considers several factors, including, but not limited to, market comparative studies, company and individual performance, operating and financial results, internal equity and except with respect to the CEO’s compensation, the recommendation of the CEO approving compensation levels for each other executive officer. Through a detailed and comprehensive review of these factors, the Committee approves appropriate levels of compensation for executive officers that support reasonable, competitive rewards that align with shareholder, customer and employee interests. This process ensures the attraction and retention of key executives who are responsible for the creation and execution of the company’s strategy which promotes financial and operational excellence.

In December 2009, as the compensation consultant for the Committee, Towers Perrin (which became Towers Watson as of January 1, 2010) prepared an analysis and evaluation of our executive compensation levels relative to survey data. This analysis included an evaluation of the executive officer positions in aggregate, including each NEO. A similar analysis has been completed annually for several years. The Committee does not use the analysis to benchmark compensation; rather it uses the compensation data to obtain a general understanding of current marketplace compensation practices.

The compensation consultant’s analysis is based on competitive compensation data collected in two surveys that include data related to approximately 55 investor-owned utility companies, as well as compensation data related to approximately 450 general industry companies. The utility survey is focused on major electric and natural gas companies that are similar to our Company. The data is size adjusted to correlate with the scope and size of each business.

In order to provide a broad perspective of the competitive market for comparative purposes, the compensation consultant analyzed data for various market rates, including: utility industry at the 50th and 75th percentiles, general industry at the 50th percentile and blended industry (a blend of utility and general industry data) at the 50th percentile, where available. We do not benchmark against such data but utilize these survey data to better understand and compare components of compensation. Compensation that is within 15% (above or below) of the median is considered at market.

In addition to reviewing this survey information to gain a general understanding of current compensation practices within the marketplace, the Committee considers several subjective and objective factors, including individual performance, experience, financial results and internal equity. Following consideration of these factors, the Committee exercises its discretion to set specific compensation levels for the CEO and approve the specific compensation levels recommended by the CEO for each executive officer, which may vary within the competitive range. In evaluating our executive compensation program against survey data, the Committee considers only the aggregated survey data. The identities of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process.

In 2010, we paid Towers Watson $44,000 for executive officer and director compensation consulting services. In addition, we paid Towers Watson $6.4 million for actuarial, health and welfare and retirement consulting services.

To ensure the independent judgment of the executive compensation consultant to the Committee, there are several internal controls in place.

•	The executive consultant reports directly to the Committee and not to Company management;

•	The executive consultant may request the opportunity to participate in an executive session without members of management present;

•	Xcel Energy management requests for non-executive compensation consulting services are made with other consultants in the consulting firm, not with the executive compensation consultant; and

•	The Committee has the exclusive authority to hire, retain, and set the compensation for the consultant.

In addition to the Company’s safeguards, the compensation consulting firm is expected to have internal controls in place as well.

•	The individual serving as the lead consultant to the Committee does not provide other services to the Company;

•	The executive compensation consultant participates in no client development activities related to other services; and

•	No part of the executive compensation consultant’s pay is directly impacted by growth in the consulting firm’s fees from the Company.

The Committee hired the consulting firm Pay Governance LLC as its executive compensation consultant beginning in October 2010. Pay Governance LLC is an independent consulting firm focused on delivering advisory services to compensation committees and does not perform any assignments that are not in support of the committee’s charter. We paid Pay Governance LLC $58,000 for executive officer and director compensation consulting services during 2010.

How does the Committee ensure that executive incentive programs do not encourage unnecessary risk-taking?

We understand that compensation and incentives based on specific measures of performance could encourage undue risk-taking by executive officers, managers or employees at all levels of the Company. As part of the annual compensation review, the Committee considers the risk profile of the Company’s compensation programs to ensure that the compensation program does not create material risk. The Committee reviews several factors in establishing executive compensation programs, setting compensation levels and selecting target measures for variable compensation programs.

•	Performance metrics are clear, easily identifiable and are based on variables that are generally accepted in the market, such as earnings per share and total shareholder return;

•	Long-term incentives have multi-year vesting periods to encourage long-term decision making and value creation;

•

Programs are designed to align shareholder, customer and employee interests. Our stock ownership policy requires executive officers to hold a minimum level of shares to ensure each executive’s interests are aligned to the success of the company; and

•	Clawback provisions exist to recoup unwarranted rewards paid to individuals who are later found to have committed fraud or misconduct.

What is the mix of compensation elements within executive compensation?

For 2010, the Xcel Energy compensation program for our NEOs had the following elements:

Base Salary Annual Incentives Long-Term Incentives	Total Direct Compensation
Minimal Perquisites Post-Retirement or Other Post-Employment Benefits	Other Compensation

We balance the mix of direct compensation by targeting 50% in the form of base salary and annual (short-term) incentives, with the other 50% comprising long-term incentives for the NEOs in the aggregate. This design achieves an equitable and low-risk balance among the mix of compensation elements. Through this design, the compensation opportunity aligns the NEO’s interests with the long-term performance of the Company and encourages long-range thinking and value creation by our executives. This is consistent with the long-term nature of utility operations and the capital investment necessary for such operations.

The charts below illustrate the mix of direct compensation for the CEO and other NEO’s (assuming target incentive award payments) for 2010. Please note that target amounts will not correlate with the amounts reported in the compensation tables.

How do you maintain compensation consistency among executive officers?

We recognize it is critical to be internally consistent and equitable in order to create the balance necessary to achieve corporate goals and objectives. The total compensation of each officer is evaluated and compared to all other executive officers. This evaluation includes comparing the overall scope and responsibilities of each officer to maintain compensation levels that are internally consistent within each tier of management. These management tiers are:

•	Senior corporate officers;

•	Major utility operating officers; and

•	Other officers.

These three tiers provide a basis for separation in internal pay equity related to officer responsibilities, individual performance and criticality of role. Within each tier, additional evaluation is conducted to ensure intra-tier equity between similarly situated executives based upon overall scope, responsibilities, experience, and performance.

What is the purpose of the various elements of executive compensation?

The following table summarizes the compensation elements of our NEOs with additional detail following the summary.

Component	Element	Purpose
Annual Compensation	Base Salary	Provides a competitive level of pay that recognizes an individual’s role and responsibilities.

Short-Term, Performance- based Incentive	Annual Incentive Program Discretionary Annual Award Plan	Designed to reward the achievement of annual corporate financial and operational goals. Designed to reward exceptional individual performance.

Long-Term, Performance- based Incentive	Performance-based Restricted Stock Units and Performance Shares	Designed to reward achievement of EPS growth goals, environmental leadership and total shareholder return relative to peers and to align management’s interests with the Company’s long-term strategy, and with the interests of our shareholders and our customers. Serves as a tool to retain top talent.

Post-Retirement or Post-Employment	Pension and other Retirement plans Deferred Compensation Severance and Change in Control Policy

Provides retirement income and retention.

Allows executives to defer part of their compensation to make up for retirement benefits that cannot be paid under the Company’s qualified plans due to IRS Code limitations and other pension plan exclusions.

Encourages executive retention in light of a potential transaction. Allows executives to focus on the interests of Xcel Energy by providing a benefit which helps to manage any potential risks and changes.

Perquisites	Various	Various minimal perquisites are provided to promote efficiency and productivity. These are outlined on pages 63-64.

Base Salary

Base salary provides a base or foundational level of regular income that is competitive in the utility industry. As stated earlier, the Company’s executive compensation strategy is to compare to the utility industry 50th percentile, with the flexibility to review other data points as appropriate.

Annual Incentives

Annual incentives reward achievement of corporate goals that are designed to benefit our shareholders, customers and employees. Compensation eligibility under the Xcel Energy Inc. Executive Annual Incentive Award Plan begins at the threshold level and provides an opportunity to earn 50% of the target award; targeted compensation is designed to achieve an opportunity to earn 100% of the target award; and exceptional performance provides an opportunity to earn up to 148.4% of the target award. In 2010, Xcel Energy management recommended financial and operational goals to the Committee based on an evaluation of previous performance and available objective metrics. These metrics align with the strategic objectives of the Company for environmental leadership, safety, and financial results.

In December 2009, the Committee set target annual incentive awards for 2010, expressed as a percentage of base salary, for all Xcel Energy officers, including the NEO’s as shown in the following table. The Committee believes these rates are appropriate and competitive for the utility industry.

Position	Payout (as a percent of base salary) if Threshold is not Achieved	Payout (as a percent of base salary) if Threshold is Achieved	Payout (as a percent of base salary) if Target is Achieved	Payout (as a percent of base salary) if Maximum or Above is Achieved
Chairman and CEO	0%	50.0%	100%	148.4%
President and COO	0%	35.0%	70%	103.8%
Vice President and CFO	0%	32.5%	65%	96.4%
Vice President and General Counsel	0%	30.0%	60%	89.0%
Vice President and Chief Administrative Officer	0%	27.5%	55%	81.6%

In 2010, annual incentive objectives for the NEOs and all other executive officers were based entirely on attainment of corporate goals, which included targeted EPS, an environmental metric based upon achievement of goals related to emission reductions and a metric based upon improving employee safety. These objectives are critical to our performance and align with our long-term strategy as an environmental leader. Furthermore, these goals do not encourage short-term thinking or behavior that could threaten the value of the Company or the investment of its shareholders.

The specific corporate performance measures and results for the 2010 annual incentive awards were:

2010 Corporate Goal	% Weight	Key Performance Indicator	Threshold Performance	Target Performance	Maximum Performance	Actual 2010 Performance	% Payout
Enhance Environmental Performance	10%	Renewable Energy	150 MW available for commercial operation by Dec. 31, 2010	200 MW available for commercial operation by Dec. 31, 2010	Target plus the sale of 1.27 million RECs by Dec. 31, 2010	201 MW available for commercial operation on Dec. 31, 2010, plus 3.4 million RECs sold	150%
	10%	Emissions Reduction	NA–no payout below 100% - target must be achieved	Retire 73 MW	Target plus achieve additional emissions reduction or offset projects resulting in 500,000 CO2 equivalent lifetime tons reduction	73 MW Retired plus 488,931 tons CO2 equivalent lifetime reduction	148.9%
	10%	Energy Efficiency	555 GWh	617 GWh	740 GWh	696 GWh	132.1%
	3.33%	Technology	Complete ICT Project (Cameo CSP) or complete 8 of 10 Company Efficiency Projects	Complete ICT Project (Cameo CSP) and complete 8 of 10 Efficiency Projects	Complete ICT Project (Cameo CSP) and achieve 10 of 10 Efficiency Projects	Completed ICT Project (Cameo CSP) and achieved 10 of 10 Efficiency Projects	150%

Improve Employee Safety	23.33%	Safety (OSHA Recordable Incident Rate)	2.29	1.99	1.69	1.90	115%
	6.67%	Safety–DART (Days Away, Restricted or Transferred)	1.34	1.17	0.99	1.07	127.8%
	3.33%	Behavioral Index(1)	No payout if results fall below 100%	Business Area Targets	Maximum is 100%	Required Training completed	100%

Meet Earnings Target	33.34%	Earnings per share	$1.55	$1.55 - $1.65	$1.65	$1.61	110%

(1)	Payout is for target only, no threshold or maximum
MW:	Megawatt
REC:	Renewable Energy Credit
GWh:	Gigawatt hour which relates to the Customer Demand Side Management goal.
ICT:	Innovative Clean Technology. ICT Project and Efficiency Projects include 10 projects approved by the Committee which support our environmental leadership strategy.
CSP:	Concentrating Solar Photovoltaic

Individual performance and contributions are not considered in the calculation of annual incentive awards under the Executive Annual Incentive program. In December 2009, the Committee approved and adopted the 2010 Executive Annual Discretionary Award Plan. Under this Plan and with the approval of the Committee, an executive’s annual incentive award may be adjusted by a multiplier of 1.0 to 2.0 to reflect exceptional individual performance related to business or financial goals of the Company.

For 2010, the Committee approved discretionary awards for all five NEOs based on the application of a discretionary factor. The Committee determines whether to apply a discretionary award factor for the CEO and awarded a factor of 1.34. The CEO does not participate in this determination. The CEO recommended, and the Committee approved, discretionary factors ranging from 1.1 to 1.41 for the President and Chief Operating Officer, the Vice President and Chief Financial Officer, the Vice President and General Counsel and the Vice President and Chief Administrative Officer.

A discretionary award was received by the CEO for his industry leading environmental leadership and the continued successful execution of the Company’s environmental strategy. This success is evidenced in part by Xcel Energy’s receipt of the Platt’s global Power Company of the Year award and for Xcel Energy’s position within the top 5 utilities for energy efficiency programs. Additionally, under his leadership the Company has increased total annual shareholder return of 16% and 6.4% over the prior one and three-year periods, respectively and experienced an 8% growth in EPS over 2009 which exceeded the annual growth goal of 5 to 7%.

A discretionary award was received by the President and COO for exemplary leadership within our core utility operations as evidenced by receiving top tier rankings amongst industry leaders for customer satisfaction, and stable, competitively priced energy, and for the provision of both electric and gas reliable service for customers. Additionally, the Company improved safety in 2010 by reducing both the number and severity of employee injuries.

A discretionary award was received by the CFO for successful execution of the Company’s financing activities including an issuance of debt in 2010 with the lowest coupon rate yet experienced at the time of issuance. Additionally, the CFO’s leadership directly contributed to the Company’s achievement of an 8% EPS growth over 2009, an upgrade in the Company’s credit rating, and dividend growth of 3.1%.

A discretionary award was received by the Vice President and General Counsel for exemplary strategic leadership in the Calpine acquisitions. Additionally, his contributions directly led to the positive settlement achieved on the COLI dispute.

A discretionary award was received by the Vice President and Chief Administrative Officer for his leadership and direct contributions to a significant decrease in bad debt expense as well as a reduction in days sales outstanding as compared to prior year. This was accomplished while exceeding customer satisfaction goals with an overall satisfaction rate of 92%. Additionally, through his leadership, the Company was able to exceed energy efficiency goals through demand side management activities by over 12%.

2010 Annual Incentive Program awards and Discretionary Plan awards are shown as a percentage of each NEO’s base salary in the following table.

Position	Target AIP Award (as a percent of base salary)	Actual AIP Award(1) (as a percent of base salary)	Discretionary Factor	Combined 2010 Payout (as a percent of base salary)
Chairman and CEO	100%	123.5%	1.34	165%
President and COO	70%	86.4%	1.37	118%
Vice President and CFO	65%	80.2%	1.24	100%
Vice President and General Counsel	60%	74.1%	1.10	82%
Vice President and Chief Administrative Officer	55%	67.9%	1.41	96%

(1)	Prior to any increase as a result of electing to receive the payout in common stock or shares of restricted stock.

To encourage significant share ownership by executive officers, we provide executive officers an election choice to receive their annual incentive award in shares of common stock or shares of restricted stock (which vest in equal installments over a three-year period). Those who elect common stock receive a five percent premium and those who elect restricted stock receive a twenty percent premium on the award.

Long-Term Incentives

Long-term incentives align management’s interests with our long-term strategy and with the interests of our shareholders and customers. Long-term incentives also provide a mechanism to retain and attract executive talent. We target approximately 62% of the CEO’s total direct compensation and approximately 50% of the other NEOs’ total direct compensation in long-term compensation in order to align their interests with the long-term performance of the Company. All long-term compensation is entirely performance-based with no time vesting provisions.

For 2010, the Company’s long-term incentive plan had two components:

•	Performance-based restricted stock units; and

•	Performance shares.

The use of restricted stock units and performance share plans in long-term incentive programs have increased in prevalence in many industries. Performance-based restricted stock units are targeted to deliver 50% of each executive officer’s long-term incentive opportunity, with the remaining 50% delivered through the performance share component. The plan did not materially change in 2010.

At the February 23, 2011 meeting of the Governance, Compensation and Nominating Committee, the Committee approved grants of long-term incentive awards and bonus stock so that individuals newly hired or promoted to vice president and executive officer positions will be eligible to receive a supplemental pro rata grant of bonus stock and outstanding long-term incentive awards. This new policy has the effect of ensuring that the recipient receives a total level of long-term incentive that is consistent with awards that would be granted for that position, adjusted on a pro rata basis to reflect the amount of time during the performance period the individual was in the new role. At the February meeting, Mr. Fowke received 10,432 shares of bonus stock and 13,040 restricted stock units; Mr. Sparby received 8,667 shares of bonus stock and 10,834 restricted stock units; and Mr. McDaniel received 7,587 shares of bonus stock and 9,483 restricted stock units. Performance goals for restricted stock units granted under this new policy were established so that they align with the performance measures of the previous long-term incentive awards.

The following table shows the 2010 long-term incentive award targets for the NEOs.

Executive	2010 Target	Long-Term Incentive Weights
		Restricted Stock Units	Performance Shares
Chairman and CEO	340%	50%	50%
President and COO	210%	50%	50%
Vice President and CFO	150%	50%	50%
Vice President and General Counsel	135%	50%	50%
Vice President and Chief Administrative Officer	135%	50%	50%

Performance-Based Restricted Stock Unit Component.    Each restricted stock unit represents one share of our common stock, and earned restricted stock units pay out in shares of common stock. In order to align an executive’s interests with those of our shareholders, dividend equivalents are earned on restricted stock units during the restricted performance period to the same extent that dividends are paid on shares of our stock, but they are only paid if the performance goals are achieved.

Prior to the expiration of the restricted performance period, restricted stock units may not be sold, encumbered or otherwise transferred by the participant.

At the end of the restricted performance period, the restrictions on the transfer of the stock units will lapse if performance goals are achieved, and the grants will be awarded. If the goals are not achieved by the end of the restricted performance period, all associated restricted stock units and dividend equivalents are forfeited.

Of the total restricted stock units granted (including earned dividend equivalents) for 2010, 75% have a performance-based vesting schedule based on earnings per share growth. The performance goals will be measured at the end of each fiscal year and the restricted stock units could vest between two and four years from the grant date. The first measurement date for the 2010 awards will be December 31, 2011. If Xcel Energy achieves 15% EPS growth from the fiscal 2009 EPS, and common stock dividends remain at or above $0.98 per share annually, the restriction period will lapse and restricted stock units will be awarded. If the performance goals are not achieved by December 31, 2013, all associated restricted stock units plus dividend equivalents will be forfeited.

The remaining 25% of the restricted stock units (including earned dividend equivalents) have a performance-based vesting schedule related to our strategy as an environmental leader. This goal was selected to further the corporate goal of environmental leadership, which includes prudently reducing our emissions and impact to the environment.

The following table outlines our environmental targets by category and notes each estimated completion date. For the environmental restricted stock units granted in 2010, eight (8) of eleven (11) environmental targets must be achieved on or prior to December 31, 2013 for the restrictions on the restricted stock units to lapse and the awards and associated dividend equivalents to vest.

Renewable Energy (MW)	Efficiency (GWh)(1)	Emissions Reduction	Technology
• 200 additional MW of Company-owned renewable energy into commercial operation (Dec. 31, 2010)	• 617 GWh (for the year ended Dec. 31, 2010)	• Retire 73 MW (Cameo) (Dec. 31, 2010)	• Implement 3 small innovative, clean technology projects (one project associated with each year ended Dec. 31, 2010, 2011 and 2012)
• 150 additional MW of Company-owned renewable energy into commercial operation (Dec. 31, 2011)	• 648 GWh (for the year ended Dec. 31, 2011)	• Complete 70 MW Power Uprate Project (Monticello/Prairie Island) (Dec. 31, 2011)	[Intentionally blank]
• Bayfront Gasifier Project (Dec. 31, 2012)	• 704 GWh (for the year ended Dec. 31, 2012)	[Intentionally blank]	[Intentionally blank]

(1)	This target represents the energy reduction targets for our Customer Demand Side Management programs. It represents the annual savings we achieve from our customer goals, resulting in 1,969 GWh total.

As outlined in the table, the performance objectives require accomplishment of a number of specific projects linked to increases in renewable energy sources, emission reductions, efficiency enhancements and technology implementations. Performance against environmental goals will be measured annually at the end of each fiscal year. Restricted stock units may vest between two and four years after the date of the grant.

For the measurement cycle that ended in 2010, three restricted stock unit cycles resulted in a performance based vesting and payout.

•

The EPS growth restricted stock units granted effective January 1, 2007 achieved the 18% EPS growth target over a four-year period. The CEO earned 77,957 restricted stock units which included dividend equivalents credited over the performance period. Other NEOs earned from 6,237 to 17,062 restricted stock units which included dividend equivalents credited over the performance period. One NEO, Mr. McDaniel, did not receive a payout of restricted stock units as he was not an executive officer at the time of initial grant.

•

The EPS growth restricted stock units granted effective January 1, 2008 achieved the 18% EPS growth target over a three-year period. The CEO earned 71,062 restricted stock units which included dividend equivalents credited over the performance period. Other NEOs earned from 5,385 to 16,534 restricted stock units which included dividend equivalents credited over the performance period.

•

The environmental leadership restricted stock units granted effective January 1, 2008 achieved all 13 of the environmental projects related to renewable energy, efficiency, emissions reductions and technology. The CEO earned 23,687 restricted stock units which included dividend equivalents credited over the performance period. Other NEOs earned from 1,795 to 5,511 restricted stock units which included dividend equivalents credited over the performance period.

The following table shows the 13 environmental projects that were achieved under the 2008 — 2010 Environmental Leadership component of the long-term incentive.

Renewable Energy (MW)	Efficiency (GWh)(1)	Emissions Reduction	Technology
• 100 MW Grand Meadow project in service (Dec. 31, 2008)	• 394 GWh (for the year ended Dec. 31, 2008)	• High Bridge Commercial Operation Declaration 624 MW (Dec. 31, 2008)	• Implement 4 MW clean technology project (Dec. 31, 2009)
• Purchased power agreements of contracts for development of Company-owned wind project (Dec. 31, 2009)	• 432 GWh (for the year ended Dec. 31, 2009)	• Riverside Commercial Operation Declaration 508 MW (Dec. 31. 2009)	• Implement 10 MW clean technology project (Dec. 31, 2010)
• 200 additional MW of Company-owned renewable energy into commercial operation (Dec. 31, 2010)	• 540 GWh (for the year ended Dec. 31, 2010)	• Retire 73 MW (Cameo) (Dec. 31, 2010)	• Smart Grid Initiative — SmartGridCity™ build out commenced (Dec. 31, 2008) • SmartGridCity™ completed (Dec. 31, 2009)

(1)	This target represents the energy reduction targets for our Customer Demand Side Management Programs. It represents the annual savings we achieve from our customer goals, resulting in 1,366 GWh total.

For 2010, the CEO was awarded 96,774 restricted stock units. Other NEOs were awarded from 11,528 to 34,369 restricted stock units. These awards are included in the Grants of Plan-Based Awards Table on page 64.

Performance Share Component.    Awards in the performance share component are denoted in shares, each of which represents the value of one share of Xcel Energy common stock. Performance shares are not credited with dividend equivalent units during the performance period.

Payout of the performance share award is dependent entirely on a single measure, Total Shareholder Return (“TSR”) relative to our peers. Xcel Energy’s TSR, as measured over a three-year period, is compared to the three-year TSR of other companies in the Edison Electric Institute Electrics Index (“EEI Electrics Index”) as a peer group. The EEI Electrics Index is composed of approximately sixty investor-owned domestic electric utilities. The Committee believes this is the appropriate peer group for comparing creation of shareholder value.

Awards of performance shares directly link the interest of executive officers with shareholders by rewarding management for creating shareholder value as compared to utility industry peer companies.

The following table shows the performance shares that would be earned at minimum, target and maximum performance levels.

Xcel Energy’s TSR Percentile Ranking vs. EEI Electrics Index	Percent of Target Performance Shares Earned
90th Percentile or Above	200%
50th Percentile (Target)	100%
35th Percentile	25%
Below 35th Percentile	0%

For the measurement cycle that ended in 2010, representing awards granted January 1, 2008, the TSR was at the 82nd percentile, resulting in a payout at 180% of target. The CEO earned 160,699 performance shares. Other NEOs earned from 12,177 to 37,390 performance shares. The earned performance shares were paid 50% in cash and 50% in shares of Xcel Energy common stock.

For 2010 the CEO was awarded 96,774 performance shares. Other NEOs were awarded from 11,528 to 34,369 performance shares. Mr. McDaniel did not receive a payment of performance shares for 2010 as he was not an executive officer at the time of grant. These awards are included in the Option Exercises and Stock Vested Table.

Stock Options.    The Company has not granted stock options since December 2001. The CEO and other NEOs received stock option grants from the Company or its predecessors. There is one remaining stock option grant that expires on December 12, 2011 with a grant price of $25.90.

How did Xcel Energy perform against the 2010 performance measurement cycle?

The following table is a summary of 2010 Corporate Performance Measures and results.

Pay Element	Performance Measure	2010 Measurement Cycle Results
Annual Incentive	2010 EPS range of $1.55 — $1.65, Environmental and Safety results	2010 EPS of $1.61, Environmental of 144% and Safety of 116%
Long-Term Incentive — Restricted Stock Unit Award	EPS Growth: Measurement made at the end of the fiscal year and Units could vest between two and four years after the grant date	2007 EPS resulted in 18% growth 2008 EPS resulted in 18% growth
Long-Term Incentive — Restricted Stock Unit Award	Environmental Leadership: Measurement made at the end of the fiscal year and Units could vest between two and four years after the grant date	Achieved 13 of 13 Environmental Projects for the 2008 cycle
Long-Term Incentive — Performance Shares Award

    Total Shareholder Return (TSR) relative to peer organizations in the EEI Electrics Index (approximately 60 investor-owned domestic electric utilities). Measured cumulatively over a three year period using overlapping cycles.

TSR results were at the 82nd percentile of peer organizations for the 2008 cycle

What other direct compensation or benefits were in place in 2010?

Effective January 1, 2010, the Committee eliminated the perquisite allowance payments to executive officers. We provide other limited perquisites to our NEOs, to allow them to devote more time to company business and to promote their health and safety. The Committee reviews these perquisites annually to ensure they are consistent with our philosophy and appropriate in magnitude. Perquisites are described on pages 63-64 of this proxy statement as outlined below.

Employment Contracts.    None of our executive officers, including our CEO, have employment contracts.

Retirement and Deferred Compensation Benefits.    In 2010, the Company provided retirement benefits to executive officers under the Xcel Energy qualified and non-qualified pension plans subject to the same terms as all eligible non-bargaining employees. The role of the pension plans in executive compensation is the same as it is for other employees: to provide income during retirement, and aid in the retention of qualified employees, including executive officers. The qualified pension plan includes earnings up to the Internal Revenue Service’s established limits and the benefit may be payable in a manner that results in individual income tax advantages. The non-qualified pension plan includes earnings, if any, above the same Internal Revenue Service limit. The 2010 Internal Revenue Service earnings limit was $245,000.

In 2008, the Board of Directors closed the Supplemental Executive Retirement Plan (“SERP”) to new participants. Benefits will continue to accrue for executives who became participants in the SERP before this closure. The SERP provides benefits to these executive officers in addition to those provided through the qualified and non-qualified pension plans. The role of the SERP plan is to provide income during retirement commensurate with the executive officer’s income during employment with the Company. The SERP is designed to encourage continued employment on the part of executive officers and aids in the retention of qualified officers. Covered compensation for the purposes of calculating SERP benefits includes base salary and annual incentive and discretionary bonus amounts. Long-term incentive payments are not included in covered compensation. The SERP benefit is valued as a 20-year annuity but is payable as a lump sum after the officer’s termination of employment. Unreduced benefits are payable at age 62, or as early as age 55 reduced 5% for each year that the benefit commencement date precedes age 62.

Each executive officer is eligible to participate in Xcel Energy’s 401(k) Savings Plan and Deferred Compensation Plan. The plans allow executive officers, like other eligible employees, to defer all or a portion of their base salary and their annual incentive award up to certain limits. For 2010, the Company matched 50% of eligible amounts deferred to both plans up to 8% of base salary. The purpose of the Deferred Compensation Plan is to make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to the Internal Revenue Service Code limitations and the exclusion of certain compensation elements from pension eligible earnings.

Severance Policy.    The Company provides severance benefits to NEOs in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). The Board of Directors or the Committee may name additional participants. The Committee believes the Severance Policy provides a competitive severance benefit which helps to manage any potential risks and changes in the event the Company undergoes a change in control. Outside of change in control situations, the Severance Policy also encourages executive officers to focus on the interests of Xcel Energy and its shareholders without undue concern that the officer will be terminated without compensation and benefits until the officer obtains another position.

The Committee believes that the Severance Policy aligns the executive officer’s interest with that of the Company and shareholders. This is particularly true with respect to a corporate transaction, such as a sale or merger transaction, which may result in an executive officer’s termination. Given the protracted nature of such transactions in the utility industry, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are also more likely to try to recruit top performers away from the Company, and our executive officers may be more likely to consider these opportunities when faced with uncertainty about retaining their positions. The benefits payable under the Severance Policy for scenarios is discussed in more detail under “Potential Payments Upon Termination or Change in Control” beginning on page 76.

What are the guidelines for stock ownership by executive officers?

The share ownership guideline for each executive is based on the executive’s position. Each executive is expected to achieve the applicable ownership guidelines within five years of assuming an executive position. If an executive changes positions, a new timeline is set based upon that position’s requirements. As of December 31, 2010, all NEOs have achieved, or are on track to achieve, the stated share ownership guideline by the date specified for guideline achievement. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines. For a given year, the number of shares necessary to satisfy the guidelines is based on the closing price of the Company’s stock on the last trading day of the prior fiscal year. For purposes of calculating compliance with the guidelines for 2011, the closing price of $23.55 per share on December 31, 2010, will be used.

Name	Date of 5-Year Guideline Achievement	5-Year Guideline	Ownership Position as of 12/31/10
Richard C. Kelly	July 2010	5x	7.3x
Benjamin G.S. Fowke III	August 2014	4x	2.5x
David M. Sparby	August 2014	3x	2.7x
Michael C. Connelly	May 2012	3x	3.2x
Marvin E. McDaniel	August 2014	3x	1.3x

Xcel Energy prohibits the use of any hedging or similar transactions related to its shares for all employees, including executives. In August 2010, the Board re-examined our policies relating to stock ownership by our executives, directors and other employees. The Board determined to reaffirm the prohibition on hedging and related transactions and also decided to prohibit the pledging of shares by executive officers and directors, unless the executive officer or director receives approval from the securities trading policy committee prior to pledging the shares. The Board believes that these policies are consistent with our philosophy that senior executives’ and directors’ interests should be aligned with those of our long-term shareholders through equity ownership.

Can Xcel Energy recover any compensation from an executive who has been terminated for fraud or misconduct?

The Committee has a clawback policy in place to provide the Company the right to recover certain payments made to executives. Xcel Energy may recover annual and long-term incentive awards from an executive who is terminated from Xcel Energy for fraud or misconduct resulting in a restatement of Xcel Energy’s earnings or financial statements or, for more recent awards, in the event the employee is terminated for fraud or misconduct.

What are Xcel Energy’s practices regarding the timing of equity incentive awards?

We have the following practices regarding the timing of equity compensation grants.

•

Performance shares and performance-based restricted stock units are normally granted on the date of our regularly scheduled December Committee meeting. Newly-promoted employees and new hires may also receive grants after the trading window opens following the earnings release for the quarter in which the promotion or commencement of employment occurred.

•	Annual grants of stock equivalent units to directors are made on the first business day following the annual shareholders meeting.

•

In years where we pay out annual incentive awards, we issue the common shares and restricted shares of our common stock to officers who have elected to receive their award in common stock on the regularly scheduled date of the February Governance, Compensation and Nominating Committee meeting.

What is the Impact of Accounting and Tax Treatment on Executive Compensation?

Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. It is the Committee’s intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the maximum extent possible but also consistent with its other compensation objectives. For 2010, a portion of the compensation of the CEO was non-deductible as the total of his base salary amount plus his discretionary award for 2010 exceeded $1,000,000.

REPORT OF THE COMPENSATION COMMITTEE

The Governance, Compensation and Nominating Committee, in its capacity as the Compensation Committee of the Board, has reviewed and discussed with management the Compensation Discussion and Analysis in this proxy statement. Based on the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Compensation Committee

Fredric W. Corrigan, Member

Christopher J. Policinski, Member

A. Patricia Sampson, Member

David A. Westerlund, Chair

TABLES RELATED TO EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the primary elements of compensation paid or granted to our CEO, CFO and three other most highly compensated executive officers (the “Named Executive Officers” or “NEOs”) during 2010. See “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary to an understanding of the information disclosed in this table. Beginning in 2008, the Company included a Supplemental Direct Compensation Table which (i) showed the dollar value of rewards actually earned or paid to executives as compared to amounts that were being expensed under the principles of FASB ASC Topic 718 Compensation — Stock Compensation and (ii) removed the change in pension value, since those amounts are not actually received by the executive officer in the applicable year and are subject to time-based considerations. Given the changes that have occurred to the reporting of equity values in the summary compensation table since 2008, we believe that this supplemental table no longer provides significantly more information to our shareholders than that which can be obtained through a review of the executive compensation tables, and as such we have decided to eliminate the supplemental table this year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Richard C. Kelly	2010	1,200,000	500,000	3,838,687	1,481,400	2,854,624	81,722	9,956,433
Chairman and CEO	2009	1,175,000	386,762	3,408,824	1,547,046	4,706,771	115,779	11,340,182
	2008	1,175,000	—	3,475,871	—	314,623	108,018	5,073,512

Benjamin G.S. Fowke III	2010	690,000	220,000	1,577,954	417,385	986,916	46,612	3,938,867
President and COO	2009	650,000	101,888	1,206,546	407,551	952,839	66,026	3,384,850
	2008	565,000	—	808,737	—	122,494	61,088	1,557,319

David M. Sparby	2010	510,000	100,000	719,749	409,237	1,260,792	19,231	3,019,009
Vice President and CFO	2009	386,667	—	340,356	333,853	939,468	46,596	2,046,940
	2008	345,000	—	263,388	—	105,659	35,657	749,704

Michael C. Connelly	2010	460,000	35,000	942,045	—	752,443	27,986	2,217,474
Vice President and General	2009	430,000	—	836,450	—	555,241	50,805	1,872,496
Counsel

Marvin E. McDaniel, Jr.	2010	360,000	100,000	457,275	244,431	229,432	25,300	1,416,438
Vice President and Chief
Administrative Officer

(1)	Amounts in this column reflect base salary earned for the corresponding year regardless of whether or not any portions were deferred under the 401(k) Plan or otherwise.

(2)	Amounts in this column reflect discretionary awards attributable to exemplary performance. For 2010, awards were granted under a separate 2010 Executive Annual Discretionary Award Plan.

(3)

Amounts in this column reflect the aggregate grant date fair value of performance share stock awards and performance-based restricted stock units granted in 2008, 2009 and 2010. The majority of the amounts in this column do not represent earned or paid compensation as the performance shares and restricted stock units are still subject to performance and vesting conditions. The remaining amounts for 2009 and 2010 include awards earned under the 2005 Annual Incentive Plan that the executive officer elected to receive in shares of unrestricted and restricted common stock, in lieu of a portion of the cash payment. In each instance, the grant date fair value was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The value of the restricted and unrestricted shares granted under the 2005 Annual Incentive Plan is determined based on the fair market value of our common stock at the time the shares were issued following the close of the performance year, and includes the premium (5% for unrestricted stock or 20% for restricted stock) payable for the election to receive shares of stock in lieu of cash. The grant date fair value of the performance-based restricted stock units is determined based on the market price of our common stock on the grant date of the award and is based on the assumption that the performance measures will be achieved and the units and future credited dividend equivalents will vest and will not be forfeited. The grant date fair value of the performance shares is determined using the assumption that target performance will be achieved and based on the market price of our common stock on the grant date of the award discounted by the present value of assumed future dividends on our common stock, since grantees have no right to receive payment of dividend equivalents under the terms of the award. For a discussion of the assumptions and methodologies used to calculate the amount reported, see Note 8, Share-Based Compensation, to Xcel Energy’s Consolidated Financial Statements, included as part of Xcel Energy’s 2010 Annual report on Form 10-K. The value of the performance shares on the grant date assuming the maximum performance conditions will be achieved is:

	Richard C. Kelly	Benjamin G.S. Fowke III	David M. Sparby	Michael C. Connelly	Marvin E. McDaniel, Jr.
2010	$3,597,383	$1,277,600	$674,505	$547,559	$428,531

(4)	Amounts in this column reflect awards earned under the Company’s Annual Incentive Plan. They do not include amounts that the executive elected to receive in shares of unrestricted and restricted shares in lieu of a portion of the cash payment. The value of stock received in lieu of the cash payment plus associated premiums are reflected in the Stock Awards column for the respective years.

(5)	Amounts in this column reflect the increase in the present value of the executive officer’s benefits under all pension plans established by the Company, using methods that are consistent with those used in the Company’s financial statements. The increase from the prior year is generally due to (1) the additional years of service earned by the executive officer under the plans, (2) the increase in the final average salary from the prior year used to determine plan benefits, (3) the interest earned on accumulated benefits during the year (that is, the decrease in the deferral period until benefits commence as the executive officer approaches retirement), and (4) changes in actuarial assumptions. For Mr. Sparby and Mr. Connelly, this amount also includes preferential earnings of approximately $162 and $236, respectively, under a grandfathered non-qualified deferred compensation plan.

(6)	Amounts in this column reflect Company contributions into the 401(k) Plan and Xcel Energy’s Deferred Compensation Plan, insurance premiums and pay for cashed-out vacation. The specific amounts are detailed in the table below:

Name	Company Matching 401(k) Contributions	Contributions to the Non-Qualified Savings Plan	Imputed Income on Life Insurance Paid by Company	Cashed- Out Vacation Pay	Company Sponsored PHEV	Total
Richard C. Kelly	$8,250	$39,750	$7,524	$23,077	$3,121	$81,722
Benjamin G.S. Fowke III	8,250	19,350	2,622	13,269	3,121	46,612
David M. Sparby	1,400	—	4,902	9,808	3,121	19,231
Michael C. Connelly	8,250	10,150	740	8,846	—	27,986
Marvin E. McDaniel, Jr.	8,250	6,150	856	6,923	3,121	25,300

The amounts shown in the “Company Sponsored PHEV” column reflect the estimated value of providing the plug-in hybrid electric vehicle from our fleet to the executive from January to May 2010 by estimating the lease expense for a comparable vehicle through our fleet program. The estimated expense takes into account the cost of using the vehicle including fuel, maintenance, license, title and registration fees, and insurance.

Executive officers and their families may use the corporate aircraft for personal travel only when the aircraft is already scheduled to fly to a destination on Company business. The aggregate cost of personal use of the corporate aircraft is determined on a per flight basis and includes the cost of actual fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip related hangar and parking costs, universal weather monitoring costs, if applicable, crew expenses and other variable costs specifically incurred. Because the plane may only be used for personal travel if the aircraft already is scheduled to fly to the destination, there is no incremental cost to the Company for such personal use. The Company has significant corporate operations in Minneapolis, Minnesota, and Denver, Colorado, and some executive officers, including several of the NEOs, split time between those offices and utilize the corporate aircraft to travel between Minneapolis and Denver. Executive officers also have the occasional personal use of event tickets when such tickets are not being used for business purposes, for which we have no incremental costs.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding incentive awards and other stock-based awards granted during 2010 to the Named Executive Officers listed in the Summary Compensation Table.

	Grant Date	Date of Committee Action (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Grant Date Fair Value of Stock and Option Awards ($)(4)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard C. Kelly	1/1/10	12/15/09				24,194	96,774	193,548	1,798,691
	1/1/10	12/15/09					72,580.50		1,529,997
	1/1/10	12/15/09					24,193.50		509,999
	1/1/10	12/15/09	600,000	1,200,000	1,780,200

Benjamin G.S. Fowke III	1/1/10	12/15/09				8,592	34,369	68,738	638,800
	1/1/10	12/15/09					25,777		543,374
	1/1/10	12/15/09					8,592		181,125
	1/1/10	12/15/09				$86,940	$173,880	$257,951
	1/1/10	12/15/09	169,050	338,100	501,572

David M. Sparby	1/1/10	12/15/09				4,536	18,145	36,290	337,252
	1/1/10	12/15/09					13,609		286,872
	1/1/10	12/15/09					4,536		95,624
	1/1/10	12/15/09	165,750	331,500	491,780

Michael C. Connelly	1/1/10	12/15/09				3,683	14,730	29,460	273,779
	1/1/10	12/15/09					11,048		232,881
	1/1/10	12/15/09					3,683		77,627
	1/1/10	12/15/09				$144,900	$289,800	$429,918

Marvin E. McDaniel Jr.	1/1/10	12/15/09				2,882	11,528	23,056	214,265
	1/1/10	12/15/09					8,646		182,258
	1/1/10	12/15/09					2,882		60,753
	1/1/10	12/15/09	99,000	198,000	293,733

(1)	The Committee approved the awards December 15, 2009, effective as of January 1, 2010.

(2)

Amounts show target annual incentive awards pursuant to the 2005 Annual Incentive Plan. Target annual incentive awards, as a percentage of base salary, were set as follows: 100% for Mr. Kelly, 70% for Mr. Fowke, 65% for Mr. Sparby, 60% for Mr. Connelly and 55% for Mr. McDaniel. Payouts of annual incentive awards are dependent on the level of achievement of corporate financial and operational goals approved by the Committee, with each individual having the opportunity to earn from 0% to approximately 148.35% of the target annual incentive award based on the level of achievement of the goals. With approval of the Committee, an executive officer may elect to receive shares of unrestricted and restricted common stock in lieu of a portion of the cash payment for which they were otherwise entitled under the 2005 Annual Incentive Plan. The values shown include the individual’s elected forms of payment and associated premium and therefore may include a 5% premium (should the participant elect to receive unrestricted common shares) or a 20% premium (should the participant elect to receive restricted shares). The actual payments of the cash component of these awards are included in the “Non-Equity Incentive Plan Compensation” column in the

Summary Compensation Table. To the extent an executive officer elected to receive restricted or unrestricted shares in lieu of a cash payment for 2010 under the 2005 Annual Incentive Plan, the estimated future payouts of those equity awards are disclosed in dollar amounts in the columns under the caption “Estimated Future Payouts Under Equity Incentive Plan Awards”.

(3)	Target long-term incentive awards were set as follows: 340% for Mr. Kelly, 210% for Mr. Fowke, 150% for Mr. Sparby, 135% for Mr. Connelly and 135% for Mr. McDaniel. Long-term incentives are awarded 50% as performance shares and 50% as restricted stock units. Share amounts in this column reflect (i) performance shares (top number), (ii) performance-based restricted stock units based on the EPS growth measurement (second number) and (iii) performance-based restricted stock units based on environmental goals (third number) issued under the 2005 Long-Term Incentive Plan. Performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. The fourth line reflects the dollar value of 2010 annual incentive award payouts, pursuant to the Plan, exclusive of the leadership-rating factor, to be received in restricted and/or unrestricted shares of common stock in accordance with an executive officer’s election. The amounts include a 5% premium for unrestricted shares or a 20% premium for restricted shares. The number of shares to be received is determined based on the fair market value of our common stock at the time the shares are issued following the close of the performance year. The value of the shares actually issued to each executive officer pursuant to 2010 annual incentive awards is included in the “Stock Awards” column in the Summary Compensation Table.

(4)	This column shows the grant date fair value pursuant to FASB ASC Topic 718 for equity awards.

Determination of the number of performance shares and restricted stock units.    The target number of shares granted each as performance shares and performance-based restricted stock units was calculated by multiplying the executive’s base salary by half of their long-term incentive target and dividing the result by the closing common stock price on January 4, 2010.

Terms of performance shares.    At the end of each three-year period, the performance share component provides for payout at the target level if Xcel Energy’s Total Shareholder Return (TSR) is at the 50th percentile of the peer group and payout at 200% of the target level for performance at or above the 90th percentile of the peer group. The performance share component provides smaller payouts for performance below the 50th percentile. No payout will be made for performance below the 35th percentile. Performance shares do not receive dividend equivalent units during the performance period.

Terms of performance-based restricted stock units.    The awards of restricted stock units represent an equal number of shares of Xcel Energy common stock. Restricted stock units may not be sold or otherwise transferred by the recipients prior to the expiration of the restricted period. During the restricted period the restricted stock units are credited with dividend equivalents at the same rate as dividends paid on all other shares of outstanding common stock. The dividend equivalents are subject to all terms of the original grant. Payout of the restricted stock units and the lapsing of restrictions on the transfer of restricted stock units are based on two separate performance criteria. Of the awarded restricted stock units, 75% of them plus associated credited dividend equivalents will be settled, and the restricted period will lapse, after Xcel Energy achieves 15% EPS growth measured against fiscal 2009 EPS. Additionally, Xcel Energy’s annual dividend paid on its common stock must remain at $0.98 per share or greater. EPS growth will be measured annually at the end of each fiscal year. In no event will the restrictions lapse prior to December 31, 2011. If the performance criteria are not achieved by December 31, 2013, all associated restricted stock units and dividend equivalents are forfeited.

The remaining 25% of the awarded restricted stock units (plus associated credited dividend equivalents) have a performance-based vesting schedule related to our strategy as an environmental leader. For these restricted stock units, the restriction period will lapse based on the achievement of activities or goals intended to result in emissions reductions. This goal was selected to further the corporate goal of environmental leadership, which includes prudently reducing our emissions and impact on the environment. Performance against these environmental targets will be measured annually at the end of each fiscal year. However, in no event will the restrictions lapse prior to December 31, 2011. If the performance criteria have not been met by December 31, 2013, all associated restricted stock units and dividend equivalents shall be forfeited.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides additional information regarding stock options, restricted stock, performance-based restricted stock units and performance shares that were outstanding on December 31, 2010 for the Named Executive Officers listed in the Summary Compensation Table. Fractional share amounts have been rounded to the nearest whole share.

	Option Awards			Stock Awards			Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard C. Kelly							78,764	(4)	1,854,898
							26,255	(5)	618,299
							75,043	(6)	1,767,263
							25,014	(7)	589,088
							193,338	(8)	4,553,110
							193,548	(9)	4,558,055
Benjamin G.S. Fowke III	29,200	25.90	12/12/11	2,311	(2)	54,414	20,921	(4)	492,694
				15,208	(3)	358,150	6,974	(5)	164,231
							26,651	(6)	627,638
							8,884	(7)	209,213
							51,354	(8)	1,209,387
							68,738	(9)	1,618,780
David M. Sparby				362	(2)	8,533	5,968	(4)	140,553
				4,144	(3)	97,591	1,989	(5)	46,851
							14,070	(6)	331,360
							4,690	(7)	110,453
							14,650	(8)	345,008
							36,290	(9)	854,630
Michael C. Connelly	16,000	25.90	12/12/11	4,264	(2)	100,411	10,693	(4)	251,825
				18,873	(3)	444,467	3,564	(5)	83,942
							11,422	(6)	268,996
							3,807	(7)	89,665
							26,248	(8)	618,140
							29,460	(9)	693,783
Marvin E. McDaniel Jr	4,700	25.90	12/12/11				7,135	(4)	168,037
							8,939	(6)	210,522
							2,980	(7)	70,174
							23,056	(9)	542,969

(1)	Values were calculated based on a $23.55 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange on December 31, 2010.

(2)	Representing restricted stock that the executive officers elected to receive in lieu of cash compensation for which they were otherwise entitled under the 2005 Annual Incentive Plan. The restrictions lapsed on March 1, 2011.

(3)	Representing restricted stock that the executive officers elected to receive in lieu of cash compensation for which they were otherwise entitled under the 2005 Annual Incentive Plan. One-third of the restrictions lapsed on March 1, 2011, one-third will lapse on March 1, 2012, and the remaining third of the restrictions will lapse on March 1, 2013 or the next available trading day if the designated date is not a trading day.

(4)	Representing performance-based restricted stock units granted January 1, 2009, and credited dividend equivalents, based on an EPS growth rate measured against December 31, 2008 EPS. The earliest these awards could vest was December 31, 2010.

(5)	Representing performance-based restricted stock units granted January 1, 2009, and credited dividend equivalents, measured against environmental goals. The earliest these awards could vest was December 31, 2010.

(6)	Representing performance-based restricted stock units granted January 1, 2010, and credited dividend equivalents, based on an EPS growth rate measured against December 31, 2009 EPS. The earliest these awards can vest is December 31, 2011.

(7)	Representing performance-based restricted stock units granted January 1, 2010, and credited dividend equivalents, measured against environmental goals. The earliest these awards can vest is December 31, 2011.

(8)	Representing performance shares granted January 1, 2009 for the performance period January 1, 2009 to December 31, 2011. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in the table assume maximum level performance.

(9)	Representing performance shares granted January 1, 2010 for the performance period January 1, 2010 to December 31, 2012. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in the table assume maximum level performance.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table discloses on a grant-by-grant basis the stock or similar awards that vested in 2010 and the transfers for value of awards. Fractional share amounts have been rounded to the nearest whole share.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Richard C. Kelly	—	—	8,207	(1)	172,349	(2)
			160,699	(3)	3,794,103	(4)
			77,957	(5)	1,841,334	(6)
			71,062	(7)	1,678,491	(6)
			23,687	(8)	559,497	(6)

Benjamin G.S. Fowke III	—	—	5,874	(1)	123,348	(2)
			37,390	(3)	882,778	(4)
			17,062	(5)	403,003	(6)
			16,534	(7)	390,542	(6)
			5,511	(8)	130,181	(6)

David M. Sparby	—	—	916	(1)	19,233	(2)
			12,177	(3)	287,499	(4)
			6,331	(5)	149,537	(6)
			5,385	(7)	127,191	(6)
			1,795	(8)	42,397	(6)

Michael C. Connelly	—	—	4,124	(1)	86,601	(2)
			20,295	(3)	479,165	(4)
			7,185	(5)	169,715	(6)
			8,974	(7)	211,964	(6)
			2,991	(8)	70,655	(6)

Marvin E. McDaniel Jr	—	—	6,237	(5)	147,316	(6)
			5,986	(7)	141,391	(6)

(1)	Reflects vesting of restricted stock received in lieu of cash compensation they were otherwise entitled to receive under the 2005 Annual Incentive Plan.

(2)	Value is based on the average of the high and low market price of Xcel Energy common stock on March 1, 2010, or $21.00, the date the restrictions lapsed.

(3)	Reflects vesting of performance shares for the performance period January 1, 2008 to December 31, 2010. Performance Shares were actually settled on February 23, 2011 following certification of satisfaction of performance measured by the Committee. Upon settlement, each officer received 50% of the performance share award in shares of Xcel Energy common stock with the remaining 50% paid in cash.

(4)	Value is based on the average high and low market price of Xcel Energy common stock on February 22, 2011, or $23.61, the date prior to the Committee certification.

(5)	Reflects vesting of performance-based restricted stock units based on an EPS growth metric granted in 2007. The number of Units includes credited dividend equivalents associated with the January 20, 2011 dividend as the record date for these dividend equivalents, December 23, 2010, was prior to settlement.

(6)	Value is based on the average high and low market price of Xcel Energy common stock on February 23, 2011, or $23.62, the date of Committee certification.

(7)	Reflects vesting of performance-based restricted stock units based on an EPS growth metric granted in 2008. The number of Units includes credited dividend equivalents associated with the January 20, 2011 dividend as the record date for these dividend equivalents, December 23, 2010, was prior to settlement.

(8)	Reflects settlement of performance-based restricted stock units based on environmental goals granted in 2008. The number of Units includes credited dividend equivalents associated with the January 20, 2011 dividend as the record date for these dividend equivalents, December 23, 2010, was prior to settlement.

PENSION BENEFITS

The Company maintains three defined benefit plans in which the NEOs are eligible to participate.

•	The Xcel Energy Pension Plan provides funded, tax-qualified benefits that are subject to compensation and benefit limits under the Internal Revenue Code.

•

The Xcel Energy Inc. Nonqualified Pension Plan (referred to as the “Nonqualified Pension Plan”) provides unfunded, non-qualified benefits for compensation that is in excess of the limits applicable to the Xcel Energy Pension Plan.

•

The Xcel Energy Supplemental Executive Retirement Plan (the “SERP”) provides unfunded, non-qualified benefits that are offset by benefits under the Xcel Energy Pension Plan and the Nonqualified Pension Plan. Participation in the SERP is at the discretion of the Committee.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($) (1)
Richard C. Kelly	Pension Plan	43	929,099	—
	Nonqualified Pension Plan	43	726,571	—
	SERP	43	19,382,950	—

Benjamin G.S. Fowke III	Pension Plan	14	308,976	—
	Nonqualified Pension Plan	14	787,728	250,000
	SERP	14	1,985,220	—

David M. Sparby	Pension Plan	29	839,517	—
	Nonqualified Pension Plan	29	552,246	—
	SERP	29	2,369,047	—

Michael C. Connelly	Pension Plan	20	391,812	—
	Nonqualified Pension Plan	20	490,219	—
	SERP	20	1,314,360	—

Marvin E. McDaniel, Jr.	Pension Plan	23	431,419	—
	Nonqualified Pension Plan	23	299,297	—

(1)	In 2010, a $250,000 payment was made from Mr. Fowke’s Nonqualified Pension Plan benefit pursuant to a qualified domestic relations order.

Present Value of Accumulated Benefits — The Present Value of Accumulated Benefits is the present value of the annual pension benefit earned as of December 31, 2010 that would be payable under each plan for the executive officer’s life beginning at normal retirement age. Certain assumptions regarding interest rates and mortality were used to determine the present value of the benefit. Those assumptions are consistent with those used in Note 9, Benefit Plans and Other Postretirement Benefits, to Xcel Energy’s Consolidated Financial Statement, included as part of Xcel Energy’s 2010 Annual Report on Form 10-K. Normal retirement age for this purpose is defined by the various plans in which the executives participate. The Present Value of Accumulated Benefits is determined for each plan assuming benefits commence at the age described below:

•	Xcel Energy Pension Plan — Benefits are calculated assuming the normal retirement age is 65.

•	Nonqualified Pension Plan — Benefits are calculated assuming normal retirement age is 65.

•	SERP — Benefits are calculated assuming the normal retirement age is 62.

Payments Made During the Last Fiscal Year — Represents amounts actually paid from the listed plans due to an event calling for payment. The following provides detailed information about the retirement benefits available to the NEOs.

Xcel Energy Pension Plan

There are three general benefit components payable under the Xcel Energy Pension Plan: the basic benefit, the retirement spending account and the social security supplement.

Basic Benefit

The basic benefit is determined under one of three formulas: the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula. Mr. Sparby participates under the Traditional Benefit formula. Mr. Fowke, Mr. Connelly and Mr. McDaniel participate under the Pension Equity Benefit formula. Mr. Kelly participates under the Account Balance Benefit formula.

Traditional Benefit Formula

Under the Traditional Benefit formula, the basic benefit is determined as follows:

•

Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, equal to the sum of 1.1333% of the participant’s highest average monthly base pay plus .5% of highest average monthly base pay in excess of one-third of the monthly Social Security Wage Base for the current year, times years of credited service (up to 30 years).

•

Highest average monthly base pay is equal to the highest average monthly rate of base pay during any 48 consecutive months of covered employment. Base pay is regular salary, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and the Deferred Compensation Plan.

If a participant retires after earning 40 years of credited service, or reaching age 62 with 20 years of vesting service, or reaching Rule-of-90, the full accrued benefit described above is payable. If retirement occurs between ages 57 and 62 with at least 20 years of vesting service, the basic benefit is reduced 0.333% for each month that benefits commence prior to age 62.

If a participant terminates employment prior to reaching the retirement eligibility provisions described above, and terminates with at least three years of vesting service and commences benefits on or after age 57, the basic benefit is reduced 0.333% for each month that early commencement precedes age 65. If the participant’s age at commencement is less than 57, the benefit payable is the amount that is actuarially equivalent to the benefit payable at age 65.

Pension Equity Benefit Formula

The basic benefit is determined as follows:

•

Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s Pension Equity Plan (“PEP”) Balance. The PEP Balance is equal to 10% of the participant’s highest average pay times years of credited service times twelve (12).

•

Highest average pay is equal to the highest average monthly rate of base pay plus incentive pay during any 48 consecutive months of covered employment. Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

If a participant terminates employment after completing three years of vesting service, the benefit is calculated as described above but based on service and highest average pay at termination.

Account Balance Benefit Formula

The basic benefit is determined as follows:

•

Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s Account Balance. The Account Balance is determined as follows:

(a)	Retirement Program Credits

A retirement program credit is added to the account balance depending on age plus years of credited service and base pay for the year as follows:

Age + Years of Credited Service	Retirement Program Credits
55-59	5.25%
60-64	6.00%
65-69	7.00%
70-74	8.00%
75-79	9.00%
80 and more	10.00%

Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

(b)	Transition Credits

Employees who were active participants in a predecessor plan may be eligible for transition credits. These credits are granted annually for up to five years from the effective date of the plan.

Age + Years of Credited Service	Transition Credits
56-58	7.00%
59-61	8.00%
62-64	9.00%
65 or more	10.00%

(c)	Interest

Interest is added to the account balance at the end of each plan year. Interest is based on the account balance at the beginning of the year. The rate of interest applied is equal to the average of the annual rate of interest on 30-year Treasury securities for the months of August and September of the preceding calendar year, but not less than 5% (5% for 2010).

If a participant terminates employment after completing three years of vesting service, the benefit is calculated as described above but based on service and pay through the date of termination. The Account Balance continues to accrue interest until the benefit is commenced.

If the participant elects an annuity and commences payment after age 55, the amount payable is determined by converting the Account Balance at commencement into an annuity based on a table of actuarial conversion factors.

Retirement Spending Account

The Retirement Spending Account annual benefit is the same whether a participant is in the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula. In each case, the Retirement Spending Account is a monthly benefit, payable as a single life annuity that is the actuarial equivalent of the Retirement Spending Account balance. The Retirement Spending Account balance is the accumulated value at retirement of the initial account balance, annual credits, and annual interest credits.

•

Initial account balance equal to $1,400 times all years of service as of December 31, 2002, for former NCE participants and December 31, 1998 for former NSP participants. For all other participants, the initial account balance is zero.

•	Annual credits equal to $1,400.

•	Interest credits based on one-year treasury constant maturities plus 1%.

Social Security Supplement

The Social Security Supplement is the same whether a participant is in the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula. In each case, the Social Security Supplement is a supplement that is paid from the participant’s retirement date to his or her retirement age for purposes of Social Security. The monthly supplement is equal to $50 times the number of years of service (limited to 20 years). Participants are eligible for the Social Security Supplement if they are (1) age 57 with 20 years of service, (2) age 55 and the sum of age and credited service is greater than or equal to 90 or (3) age 65 with 1 year of service.

Credited Service and Distributions

Generally, a participant’s years of credited service are based on the years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed in the above table for the Xcel Energy Pension Plan for all of the Company’s NEOs are based only on their period of service while employed by the Company and its predecessors.

Benefits provided under the Xcel Energy Pension Plan are based on compensation up to the compensation limit under Section 401(a)(17) of the Internal Revenue Code ($245,000 in 2010). In addition, benefits provided under the Xcel Energy Pension Plan may not exceed a benefit limit under Section 415(b) of the Internal Revenue Code ($195,000 payable as a single life annuity beginning at normal retirement age in 2010).

Benefits are payable under one of the optional forms of payment elected by the participant, including a lump sum. Benefits under the Xcel Energy Pension Plan are funded by an irrevocable tax-exempt trust. A participant’s benefit under the Xcel Energy Pension Plan is payable from the assets held by the tax-exempt trust.

Nonqualified Pension Plan

The Nonqualified Pension Plan replaces the benefit that would have been payable through the Xcel Energy Pension Plan if not limited as noted above by Internal Revenue Code sections 401(a)(17) and 415(b). All active participants must receive their Nonqualified Pension Plan benefit as a lump sum.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the Nonqualified Pension Plan for all of the Company’s NEOs are based only on their period of service while employed by the Company and its predecessors.

The Nonqualified Pension Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Nonqualified Pension Plan are general creditors of the Company with respect to the payment of their Nonqualified Pension Plan benefits. The executive officer’s account under the Nonqualified Pension Plan cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan.

Supplemental Executive Retirement Plan

In 2008, the Board of Directors closed the SERP to additional participants. The SERP provides a target percentage of final average compensation based on years of service, offset by the benefits received from the Xcel Energy Pension Plan and the Nonqualified Pension Plan. Final average compensation for the SERP is defined as the average of the highest three calendar years of compensation during the five calendar year period immediately preceding the calendar year in which the participant retires or terminates employment. Compensation is defined as the participant’s base pay plus any annual incentive earned for that year regardless of whether such annual incentive is paid in that year or in the next year under the Company’s regular annual incentive plans.

The SERP benefit, defined as a 20-year certain annuity, accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of final average compensation minus (b) any other qualified or nonqualified benefits. The Retirement Spending Account and Social Security Supplement are not included in the offset. The SERP benefit is payable single lump-sum amount equal to the actuarial equivalent present value of the 20-year certain annuity. Benefits generally are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the SERP for the NEOs are based only on their period of service while employed by the Company and its predecessors.

The SERP is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the SERP are general creditors of the Company with respect to the payment of their SERP benefits. The executive’s account under the SERP cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan. The SERP is a discretionary plan and NEOs who participate in the SERP were by recommendation and approval of the Committee.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the amounts deferred by the NEOs and the Company’s matching contributions during 2010.

Name	Executive Contributions in 2010 ($)(1)	Registrant Contributions in 2010 ($)(2)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Dec. 31, 2010($)(3)
Richard C. Kelly	84,000	39,750	116,812	—	1,209,787
Benjamin G.S. Fowke III	41,400	19,350	61,675	—	491,869
David M. Sparby	112,386	—	95,513	—	897,369
Michael C. Connelly	23,000	10,150	10,728	—	133,044
Marvin E. McDaniel, Jr	18,000	6,150	21,027	—	187,393

Wealth Op Deferred Program:
David M. Sparby	—	—	8,111	—	174,686
Michael C. Connelly	—	—	11,788	—	253,877

(1)	Amounts shown are included in the column titled “Salary” in the Summary Compensation Table on page 62.

(2)	Amounts shown reflect our matching contributions (above applicable Internal Revenue Code limits) into our deferred compensation plan during 2010, and are included in “All Other Compensation” in the Summary Compensation Table. These amounts are described in footnote 4 to the Summary Compensation Table.

(3)	Of the amounts shown, the following were included in the column titled “Salary” in the Summary Compensation Table for 2008 and 2009: Mr. Kelly: $176,250; Mr. Fowke: $72,900; Mr. Sparby: $216,230; and Mr. Connelly: $17,200.

Deferred Compensation Plans

On an annual basis, executives and key employees may elect to defer up to 75% of base pay, and up to 100% of the annual incentive payable in the following calendar year, into the Deferred Compensation Plan. The Company matches 50% of deferrals into the Deferred Compensation Plan which are immediately vested. The Company may also make discretionary contributions but did not do so in 2010. In addition, if the executive participates under the Account Balance benefit formula or Pension Equity benefit formula of the Company’s qualified pension plan, the Company will contribute a matching contribution into the Deferred Compensation Plan.

Wealth Op is a legacy non-qualified deferred compensation plan sponsored by a predecessor company, Northern States Power Company, beginning in 1984 through the late-1990s, when the Company froze the plan to new contributions.

Both the Deferred Compensation Plan and Wealth Op plans are unfunded and represent general unsecured obligations of Xcel Energy. In other words, participants’ account balances will be paid only if Xcel Energy has the ability to pay. Accordingly, account balances may be lost in the event of Xcel Energy’s bankruptcy or insolvency.

Investment Funds

Deferred Compensation Plan.    The investment fund options under the Deferred Compensation Plan consist of those options available to all employees under the 401(k) Plan, including the Xcel Energy Common Stock Fund, except that the Vanguard Brokerage account option is not available under the Deferred Compensation Plan. Company matches are credited to the Xcel Energy Common Stock Fund. As under the 401(k) Plan, participants may change their assumed investment fund on a daily basis.

Wealth Op Plan.    Previously deferred amounts into the Wealth Op Plan receive annual interest credits based on either a fixed or a variable interest rate, as elected by the participant at the time of original participation, which election may not be changed. Participants’ Wealth Op accounts are credited with earnings based on 120% of the 10-year rolling average of the 10-Year Treasury Note, compounded annually, which was 5.3% for 2010. This additional return is included in the above-market earnings on deferred compensation in the Summary Compensation Table.

Distribution Options

For the Deferred Compensation Plan, the executive’s account is payable on the earlier of a specific year or the executive’s separation of service or death, and will be paid in a lump sum or in ten equal annual installments as elected by the executive or, if no election is made, in a lump sum.

•	If a specific year is elected, then the distribution will be made as a lump sum around January 31 of the elected year.

•	The distribution will be made (or will begin) as of the next January 31 or July 31 that first follows the sixth-month anniversary of the executive’s separation of service.

•

In the event of the executive’s death, payment to the executive’s beneficiary will be made in a lump sum unless the executive was already receiving installment payments. In that case, the installment payments will continue to be paid to the executive’s beneficiary.

•	The executive can receive a distribution in the event of an extreme financial hardship that cannot be satisfied by any other means.

For the Wealth Op plan, payments commence the January 31st following a participant’s retirement, death, disability or other separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We provide severance benefits to our executive officers under the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). As discussed above, we provide the Severance Policy to provide a market-competitive severance benefit and to manage any potential risks and changes in the event the Company undergoes a change in control. Each of our current NEOs are participants in the Severance Policy. Additional participants may be named by the Board or the Governance, Compensation and Nominating Committee from time to time.

Under the Severance Policy, a participant whose employment is terminated will receive severance benefits unless:

•

the employer terminated the participant for cause, which for this purpose includes termination for (i) the willful and continued failure of a participant to perform substantially his or her duties, after a written demand for substantial performance, or (ii) the willful engagement by a participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

•	termination was because of the participant’s death, disability or retirement;

•	the participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•	the participant terminated voluntarily.

The severance benefits for executive officers under the Severance Policy include the following payments:

•	a lump sum cash payment equal to one times the participant’s annual base salary and target annual incentive award;

•	prorated target annual incentive compensation for the year of termination paid in a lump sum;

•	a lump sum cash payment of $30,000 for outplacement services;

•

a lump sum cash payment equal to the value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans if the participant had remained employed for one additional year; and

•	continued medical, dental and life insurance benefits for one additional year.

If the participant is terminated, including a voluntary termination following a diminution in salary, benefits or responsibilities, within two years following a change in control the participant will receive benefits under the Severance Policy similar to the severance benefits described above, except as follows:

•	the cash payment of the participant’s annual base salary and target annual incentive award will be increased by a severance multiplier of two or three times, depending upon the participant’s tier;

•	the cash payment for the value of additional retirement savings and pension credits will be for two or three years, depending upon the participant’s salary tier; and

•	medical, dental and life insurance benefits will be continued for two or three years, depending upon the participant’s salary tier.

In addition, each of the participants entitled to enhanced benefits upon a change-in-control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the Severance Policy.

For these purposes, a change of control generally means (i) any acquisition of 20% or more of either our common stock or combined voting power (subject to limited exceptions for acquisitions directly from us, acquisitions by us or one of our employee benefit plans, or acquisitions pursuant to specified business combinations in which (a) our shareholders will own more than 60% of the shares of the resulting corporation, (b) no one person will own 20% or more of the shares of the resulting corporation, and (c) a majority of the board of the resulting corporation will be our incumbent directors), (ii) directors of the Company as of the date of the Severance Policy and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a “business combination”) (except those business combinations that satisfy clauses (a), (b) and (c) above), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

In addition, pursuant to the terms of the Company’s incentive compensation plans, upon a change in control, all unvested shares of restricted stock will vest immediately and all cash-based awards, such as performance shares and restricted stock units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. Since all outstanding stock options are already exercisable, a change in control would have no impact on stock options.

The amounts payable in cash for each of the NEOs relating to the performance shares and restricted stock units are included in the “Incentive Compensation” row of the “Termination upon Change in Control” column in the table of Aggregate Termination Payments below. Additionally, restrictions would lapse on the following shares of restricted stock: Benjamin G.S. Fowke III, 17,519 shares with an aggregate value of $412,563; David M. Sparby, 4,506 shares with an aggregate value of $106,124; Michael C. Connelly, 23,137 shares with an aggregate value of $544,878.

To receive the benefits under the Severance Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers for one year.

Disability Benefits

All disability benefits for NEOs and all active Xcel Energy employees are provided through an insured arrangement with a third party administrator/insurer. Each of the NEOs is eligible for a disability benefit in the event of a total and permanent disability. This disability benefit is generally available to all employees of the Company.

For participants in the Long-Term Disability benefit, the monthly disability benefit payable is equal to 60% of the participant’s basic monthly earnings, limited to a maximum $25,000 monthly benefit. This monthly benefit would be payable until normal retirement age, or for those participants becoming disabled after age 63, for a specific period of time.

Retirement Benefits

Upon retirement, the executive officers will be entitled to receive the retirement benefits described above under the caption “Pension Benefits” on pages 69 to 73 and the nonqualified deferred compensation described under the caption “Nonqualified Deferred Compensation” on pages 74 to 75.

Outstanding Incentive Compensation Awards

As discussed above, pursuant to the terms of the Company’s incentive compensation plans, upon a change in control, all stock-based awards, such as stock options and restricted stock, will vest immediately and any awards that may be settled in cash or stock, such as performance shares and restricted stock units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

The treatment of other stock-based awards, such as restricted stock, restricted stock units, and performance shares in situations other than a change in control, is as follows:

	Voluntary Termination	Involuntary Termination With or Without Cause	Retirement	Death or Disability
Performance Shares	Forfeited	Forfeited	Prorated until date of retirement, with actual payment dependent upon the achievement of performance goals.	Continue to remain outstanding on their original terms and conditions.
Performance-based Restricted Stock Units	Forfeited	Forfeited	Prorated until date of retirement, with actual payment dependent upon the achievement of performance goals.	Continue to remain outstanding on their original terms and conditions.
Restricted Stock	Forfeited	Forfeited	Forfeited	Restrictions will lapse

Aggregate Termination Payments

This section explains the payments and benefits to which the NEOs are entitled in various termination of employment scenarios. The intent of this section is to isolate those payments and benefits for which the amount, vesting or time of payments is altered by the termination of employment in the described circumstances. This section does not cover all amounts the NEOs will receive following termination as they are also entitled to receive their vested balances under pension and deferred compensation plans, as disclosed previously, under all employment termination scenarios as well as the payment of long-term incentive as described in the table above.

For purposes of preparing this table, we have assumed that (i) the NEOs were terminated on December 31, 2010, and (ii) that the price of our common stock was $23.55 (the closing price on December 31, 2010).

	Termination upon Change in Control(6)		Voluntary Termination/ Retirement	Involuntary Termination with Cause	Involuntary Termination without Cause	Death
Richard C. Kelly
Severance Payments	$7,200,000		$—	$—	$3,678,000	$—
Retirement/Pension(1)	—		597,243	597,243	—	—
Benefits(2)	219,235		—	—	16,586	—
Incentive Compensation(3)	9,385,131	(4)	—	—	—	1,481,400	(5)
Tax gross-up	2,824,104		—	—	—	—
Paid-time-off (PTO) cash out	66,923		66,923	66,923	66,923	66,923

Total	$19,695,393		$664,166	$664,166	$3,761,509	$1,548,323

Benjamin G.S. Fowke III
Severance Payments	$3,519,000		$—	$—	$1,713,600	$—
Retirement/Pension(1)	1,823,272		338,302	338,302	917,931	—
Benefits(2)	139,433		—	—	9,766	—
Incentive Compensation(3)	3,320,422	(4)	—	—	—	596,264	(5)
Tax gross-up	2,546,397		—	—	—	—
PTO cash out	21,453		21,453	21,453	21,453	21,453

Total	$11,369,977		$359,755	$359,755	$2,662,750	$617,717

David M. Sparby
Severance Payments	$2,524,500		$—	$—	$1,204,400	$—
Retirement/Pension(1)	2,761,852		251,140	251,140	1,853,567	—
Benefits(2)	78,774		—	—	16,344	—
Incentive Compensation(3)	1,335,159	(4)	—	—	—	409,237	(5)
Tax gross-up	2,727,726		—	—	—	—
PTO cash out	52,962		52,962	52,962	52,962	52,962

Total	$9,480,973		$304,102	$304,102	$3,127,273	$462,199

Michael C. Connelly
Severance Payments	$2,208,000		$—	$—	$1,060,400	$—
Retirement/Pension(1)	1,135,316		493,731	493,731	865,202	—
Benefits(2)	128,840		—	—	16,001	—
Incentive Compensation(3)	1,895,267	(4)	—	—	—	340,722	(5)
Tax gross-up	1,749,552		—	—	—	—
PTO cash out	7,519		7,519	7,519	7,519	7,519

Total	$7,124,494		$501,250	$501,250	$1,949,122	$348,241

Marvin E. McDaniel, Jr.
Severance Payments	$1,674,000		$—	$—	$800,400	$—
Retirement/Pension(1)	901,950		242,136	242,136	505,854	242,136
Benefits(2)	105,558		—	—	11,864	—
Incentive Compensation(3)	720,217	(4)	—	—	—	244,431	(5)
Tax gross-up	1,222,036		—	—	—	—
PTO cash out	22,154		22,154	22,154	22,154	22,154

Total	$4,645,915		$264,290	$264,290	$1,340,272	$508,721

(1)	Represents the actuarial present value of pension benefits that would be received upon a specified termination event over and above those included in the Pension Benefits table on page 69, which the executive officers also would be entitled to receive, except upon death, in which case the SERP benefit would be reduced by 50%. The amounts shown in the Pension Benefits Table are based on prescribed assumptions for age at payment, interest rate and mortality. In the event of immediate termination of employment, benefits would be calculated using actual assumptions set forth in the pension plan documents, which differ from the prescribed assumptions used for purposes of calculating the actuarial present value of accumulated benefits for the Pension Benefits table. In addition, the retirement benefits payable subsequent to specific events (for example, a change in control) will be modified as described above. The retirement amounts shown in this section represent the increase, if any, in the present value of pension benefits due to the difference in assumptions for age at payment, interest rates and mortality. These amounts also reflect the increase due to changes in benefit level required for the specific termination event identified in the table.

(2)	For these purposes we have assumed that health care costs will increase at the rate of 10% per year.

(3)	In addition, executive officers will have the ability, under the circumstances outlined in “Outstanding Incentive Compensation Awards,” to exercise the stock options set forth in the Outstanding Equity Awards at 2010 Fiscal Year-End Table on page 66.

(4)	Represents the dollar value of all performance shares and restricted stock units that will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. Does not include the value of restricted stock for which restrictions would lapse, which values are set forth under “Severance and Change in Control Policy” section above.

(5)	Represents payout of earned annual incentive awards exclusive of leadership-rating factor. This amount also is included in the Non-Equity Incentive Plan Compensation and/or Stock Awards column.

(6)	Amounts in this column relate to amounts payable if a change in control, as defined in the Severance Policy, occurs and the executive officer is terminated within two years of such event.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	6,534,051	$30.42	5,224,364
Equity compensation plans not approved by security holders	n/a	n/a	(2)

(1)	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
	Xcel Energy Inc. 2005 Long-Term Incentive Plan (amended and restated effective February 17, 2010)	3,229,746	(3)	n/a	4,080,321	(4)
	Xcel Energy Inc. Omnibus Incentive Plan	1,683,400	(5)	$25.90	—	(6)
	NRG Long-Term Incentive Compensation Plan	814,948	(7)	$39.76	—
	Xcel Energy Inc. Executive Annual Incentive Award Plan (amended and restated effective February 17, 2010)	159,040		n/a	1,040,960
	Stock Equivalent Plan for Non-Employee Directors(8)	646,917		—	103,083

(2)	The Xcel Energy Stock Equivalent Plan for Non-Employee Directors, as amended and restated, was first approved by shareholders at our 2004 Annual Meeting. For awards made prior to this shareholder approval, the number of shares of the Company’s common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market.

(3)	Includes performance shares, performance-based restricted stock units and reinvested dividend equivalents with respect to performance-based restricted stock units. For performance shares, the actual number of securities to be paid out will be dependent upon Xcel Energy’s TSR compared to a peer group and awards may be paid out in cash, stock or a combination thereof. Performance-based restricted stock units are subject to forfeiture as described under “Long-Term Incentives” in Compensation Discussion and Analysis above.

(4)	Awards can take the form of stock options, stock appreciation rights, restricted stock, bonus stock, restricted stock units, performance shares or performance units.

(5)	Reflects outstanding unexercised options at an exercise price of $25.90 that expire on December 12, 2011.

(6)	The Xcel Energy Inc. Omnibus Incentive Plan was replaced by the Xcel Energy 2005 Long-Term Incentive Plan, and no additional awards will be made under the Xcel Energy Inc. Omnibus Incentive Plan.

(7)	Reflects outstanding unexercised options with exercise prices ranging from $27.92 to $47.00.

(8)	The number of shares remaining does not include the additional shares to be authorized pursuant to Proposal No. 2 of this proxy statement.

INFORMATION ABOUT RELATED PERSONS

Related Person Transaction

Robert McDaniel, who is the brother to Marvin McDaniel, Jr., the Company’s Vice President and Chief Administrative Officer, is the former Vice President, Transmission and Distribution — West of MYR Group, Inc. and former Vice President of one of its operating subsidiaries, Sturgeon Electric. Sturgeon Electric performs electric transmission and distribution construction and maintenance for two of our operating subsidiaries, PSCO and SPS. Sturgeon Electric does not operate any electrical systems. In his position with MYR Group and Sturgeon Electric, Mr. Robert McDaniel managed MYR Group employees who are directly responsible for negotiating construction and maintenance contracts with both PSCo and SPS. Mr. Robert McDaniel was ultimately responsible for the vendor-client relationship between Sturgeon Electric and PSCo and SPS.

The contracts with MYR Group, Inc. or its subsidiaries are awarded through a competitive bidding process, which considers cost, skill, industry reputation, prior work history, and adaptability of the vendor for use of current technologies for future technology scenarios.

In 2010, PSCo and SPS jointly paid Sturgeon Electric approximately $36.9 million for work related to transmission and distribution system construction. PSCo and SPS also paid another MYR Group subsidiary, Great Southwestern Construction Inc., approximately $7.6 million for work related to transmission and distribution system construction.

Mr. Robert McDaniel was not compensated directly by the MYR Group, Inc. for the amount of work with PSCo or SPS. As an officer of the MYR Group, Inc. he earned a base salary and had an opportunity for incentive compensation based on several factors, including the overall profitability of MYR Group, Inc.

In his position with the Company, Mr. Marvin McDaniel, Jr., is not directly or indirectly involved in the negotiations of contracts or similar agreements with MYR Group, Inc. or its subsidiaries. Mr. Marvin McDaniel, Jr., is not directly or indirectly involved with the performance of contracts or similar agreements with the MYR Group, Inc. or its subsidiaries.

Related Person Transaction Policy

In 2008, the Board adopted a written policy that sets forth our procedures for the review, consideration and approval or ratification of transactions involving Xcel Energy if one of our directors, nominees for director, executive officers or shareholders owning more than five percent of our common stock, or their immediate family members, has a material interest and the amount of the transaction or series of transactions exceeds $120,000. The Committee has the responsibility for reviewing these transactions. In addition, the full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board’s annual independence review. In determining whether to approve or ratify any such transactions, the Committee must analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a Related Person Transaction:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The role the Related Person has played in arranging the Related Person Transaction;

•	The structure of the Related Person Transaction; and

•	The interests of all Related Persons in the Related Person Transaction.

Whether or not a related person has a “material interest” in a transaction is a facts and circumstances determination and the factors for the Committee to consider in this determination include the relationship of the related persons to the transaction, and with each other, the importance of the interest to the person having the interest and the amount involved in the transaction, as well as any other facts or circumstances deemed relevant by the Committee in making such determination. The Committee will approve a Related Person Transaction only if the Committee determines that the Related Person Transaction is beneficial to the Company and the terms of the Related-person Transaction are fair to the Company.

The transaction described above under “Related Person Transaction” was reviewed and ratified under this policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to its charter, which it reviews at least annually. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche LLP, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has:

•

Considered and discussed the audited financial statements with management and our independent auditors. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	Discussed with our independent auditors the matters required to be discussed by Statements on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance;

•

Received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence of Deloitte & Touche LLP with them;

•

Reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence; and

•

Discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2010. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, to be filed with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for 2011. Shareholder ratification of this appointment is included as Proposal No. 7 in these proxy materials.

Submitted by the Audit Committee of the Xcel Energy Board of Directors

Albert F. Moreno, Chair	Kim Williams
A. Patricia Sampson	Timothy V. Wolf

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has audited the Company’s consolidated financial statements since 2002. Audit services provided by Deloitte & Touche LLP in 2010 included the audits of consolidated financial statements and management’s assessment of internal control over financial reporting of the Company; reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Audit and Non-Audit Fees

The following table presents fees for professional services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the annual audit of the Company’s and Company subsidiaries’ annual financial statements for 2010 and 2009, the review of the Company’s and Company subsidiaries’ interim consolidated financial statement for each quarter in 2010 and 2009, and for audit-related, tax and other services performed in 2010 and 2009 (thousands of dollars).

	2010	2009
Audit Fees(1)	$4,553	$4,585
Audit-Related Fees(2)	598	399
Tax Fees(3)	131	459

Total	$5,282	$5,443

(1)	Includes annual audit of the Company’s and Company subsidiaries’ financial statements and management’s assessment of our internal control over financial reporting, reviews of interim consolidated financial information, consultation on matters related to financial reporting, and comfort letters and agreed upon procedures and consents for securities offerings.

(2)	Fees reported for 2010 include $209,000 for employee benefit plan audits, $316,000 for required rate case filing package review procedures in Texas and $73,000 for other audits and accounting consultations. Fees reported for 2009 include $209,000 for employee benefit plan audits and $190,000 for other audits and accounting consultations.

(3)	Fees reported for 2010 include $27,000 for tax compliance services and $104,000 for tax planning services. Fees reported for 2009 include $328,000 for tax compliance services and $131,000 for tax planning services.

Audit Committee Pre-Approval Policies

Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit-related fees, tax fees and all other fees for 2010 and 2009 were pre-approved by the Audit Committee.

Leased Employees

In connection with their audit of our 2010 annual financial statements, Deloitte & Touche LLP’s work was performed 100% by full-time, permanent employees of Deloitte & Touche LLP.

OTHER BUSINESS

Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

CATHY J. HART

Corporate Secretary

Minneapolis, Minnesota

DRIVING DIRECTIONS

From the North

Take I-94 East, exit at 4th Street (Exit 230), end at 4th Street and Nicollet Mall.

Parking for the Annual Meeting will not be provided by Xcel Energy. Hourly parking is available at various locations on 4th Street and 5th Street.

From the South

Take I-35W North, exit at 5th Avenue S. (on the left toward Downtown Exits/I-94 W, Exit 16A) turn slight left onto 5th Avenue S., turn left onto 7th Street S., turn right onto Marquette Avenue, turn left onto 5th Street, end at 5th Street and Nicollet Mall.

Parking for the Annual Meeting will not be provided by Xcel Energy. Hourly parking is available at various locations on 4th Street and 5th Street.

From the East

Take I-94 West to I-25 South, exit at Cedar Avenue (Exit 234C), turn right onto Cedar Avenue, merge onto MN-122 W via the ramp on the left toward 3rd Street (MN-122 W becomes 3rd Street), turn left onto 2nd Avenue, turn right onto 5th Street, end at 5th Street and Nicollet Mall.

Parking for the Annual Meeting will not be provided by Xcel Energy. Hourly parking is available at various locations on 4th Street and 5th Street.

From the West

Take I-394 East to I-25 South, exit at 6th Street (Exit 9B), turn slight right onto 6th Street, turn left onto Marquette Avenue, turn left onto 5th Street, end at 5th Street and Nicollet Mall.

Parking for the Annual Meeting will not be provided by Xcel Energy. Hourly parking is available at various locations on 4th Street and 5th Street.

Appendix A

STOCK EQUIVALENT PLAN

FOR NON-EMPLOYEE DIRECTORS OF

XCEL ENERGY INC.

(As Amended and Restated Effective February 23, 2011)

ARTICLE I

PURPOSE, DEFINITIONS AND GENERAL PROVISIONS

1.1.  Purpose.    The purposes of this Plan are: (a) to enable a portion of the compensation of each non-employee director of Xcel Energy Inc. to be tied to the performance of the common stock of the Company; and (b) to permit each such director to defer receipt of all or a portion of his/her retainer, board or committee meeting fees.

Effective January 1, 2009, this Plan was again amended and restated to include all amendments issued after the January 1, 2004 restatement effective date, and to cause the Plan to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) final regulations, IRS Notice 2005-1 and other guidance issued thereunder. Pursuant to IRS Notice 2005-1 and subsequent guidance, Participants were provided the opportunity to make transitional elections regarding the payment of their accounts under Section 2.5.

1.2.  Definitions.

(a)  “Award” shall mean the amount, expressed either in dollars of Compensation or in Stock Equivalents, that will be credited to a Participant on an Award Date. The term “Award” includes Conversion Awards, Deferral Awards and Discretionary Awards.

(b)  “Award Date” shall mean the date an Award is to be credited to a Participant.

(c)  “Board” shall mean the Board of Directors of the Company.

(d)  “Beneficiary” shall mean the last person or persons (including, without limitation, the trustees of any testamentary or inter vivos trust) designated in writing by a Participant, on a form approved by and filed with the Committee, to receive payments under the Plan after the death of such Participant, or, in the absence of any such designation or in the event that such designated persons or person shall predecease such Participant, or shall not be in existence or shall otherwise be unable to receive such payments, the person or persons designated under such Participant’s last will and testament or, in the absence of such designation, to the Participant’s estate. Any Beneficiary designation may be changed from time to time by like notice similarly delivered.

(e)  “Committee” shall mean the Governance, Compensation and Nominating Committee of the Board of Directors or such other committee designated by the board, provided that such Committee, to the extent required to comply with the listing standards of the New York Stock Exchange, shall consist entirely of independent directors as defined by the rules of the New York Stock Exchange. To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to one or more persons who are either members of the Committee or executive officers of the Company.

(f)  “Common Stock Fair Market Value” shall mean the closing price of a share of Xcel Energy Stock on the New York Stock Exchange (or such other national securities exchange as may at the time be the (the principal market for Xcel Energy Stock) on the day preceding the day of determination. If the Stock is not then listed and traded on a national securities exchange but is quoted on an automated quotation system or by a recognized securities dealer, Common Stock Fair Market Value shall be the closing price of a share of Xcel Energy Stock (or the average of the high bid and low asked prices if selling prices are not reported) on such system or by such dealer on the day preceding the day of determination. In the absence of an established market for Xcel Energy Stock as described above, Common Stock Fair Market Value shall be what the Board determines in good faith and in a manner consistent with Section 409A of the Code to be 100% of the fair market value of a share of Xcel Energy Stock on that date. In cases where no Xcel Energy Stock was traded on the day preceding the day of determination, the next preceding trade day shall be used. If the determination of Fair Market Value is made after the close of regular trading on the national securities exchange on which the Xcel Energy Stock is traded, all references to the day preceding the day of determination shall instead refer to the day of determination.

(g)  “Company” shall mean Xcel Energy Inc., a Minnesota corporation, and any successor thereof.

(h)  “Compensation” shall mean payments which the Director receives from the Company for services as a member of its Board of Directors. Such payments may include directors’ retainers, including annual retainers and retainers for committee, chair or lead director service, board meeting fees and committee meeting fees, but shall exclude direct reimbursement of expenses.

(i)  “Conversion Award” shall mean a one-time Award made as of January 1, 1998 to a Director in lieu of benefits earned by that Director under the Xcel Energy Inc. Retirement Plan for Non-Employee Directors, pursuant to an election described in Section 1.5 hereof.

(j)  “Deferral Award” shall mean an Award made pursuant to a deferral election described in Section 1.4 hereof.

(k)  “Director” shall mean any member of the Board of Directors of the Company who is not an employee of the Company or of any direct or indirect subsidiary or affiliate thereof.

(l)  “Discretionary Award” shall mean an Award made at the sole discretion of the Board pursuant to Section 1.3 of this Plan.

(m)  “Xcel Energy Stock” shall mean the common stock of the Company, par value $2.50 per share.

(n)  “Participant” shall mean any Director who receives an Award.

(o)  “Plan” shall mean the Stock Equivalent Plan for Non-Employee Directors of the Company, as from time to time amended and in effect.

(p)  “Stock Account” shall mean the bookkeeping account to which Awards are credited in the name of a Participant as described in Section 2.2 of this Plan.

(q)  “Stock Equivalents” shall mean the units, representing a like number of shares of Xcel Energy Stock, that are credited to a Director’s Stock Account under Article II of this Plan.

(r)  “Termination of Service” shall mean the termination (by death, retirement or otherwise) of a Participant’s service as a director of the Company and all affiliates and subsidiaries of the Company, which constitutes a “separation from service”, as such term is defined in Section 409A of the Code.

1.3.  Discretionary Awards.    Subject to Section 2.8, the Board may make Discretionary Awards to Participants from time to time in such amount and number as the Board shall determine in its sole discretion. Each Discretionary Award shall contain such terms, restrictions and conditions as the Board may determine that are not inconsistent with this Plan. Discretionary Awards shall be granted in Stock Equivalents or as a dollar amount (which shall be converted into Stock Equivalents as provided in Section 2.2), as determined in the sole discretion of the Board.

1.4.  Deferral Awards.    In accordance with this Section, and subject to Section 2.8, a Director may elect to receive Deferral Awards in lieu of all or a portion of his/her Compensation by filing with the Secretary of the Company an election in writing on a form approved by the Committee. Deferral Awards shall be made as of the date such Compensation would have been paid, in a dollar amount equal to the amount of Compensation the Director has elected to defer and shall be credited to a Participant’s Stock Account as provided in Section 2.2. A deferral election with respect to Compensation for a calendar year must be made prior to the beginning of that calendar year. In the case of an individual who becomes a Director after the first day of the calendar year, a deferral election must be made within 30 days of the date such individual becomes a Director, and shall be effective only as to Compensation for services performed after the date the election is made. A deferral election shall continue in effect until the Director’s Termination of Service or, if the Director provides the Secretary of the Company with earlier written notice to discontinue or change the deferral election, the end of the calendar year in which such written notice is received by the Secretary.

1.5.  Conversion Awards.    In lieu of all benefits otherwise payable under the Xcel Energy Inc. Retirement Plan for Non-Employee Directors (“Retirement Plan”), any Director elected to the Board prior to October 1, 1997 and serving on the Board during the last quarter of 1997 was entitled to make, prior to January 1, 1998, a one-time irrevocable election to receive a Conversion Award under this Plan in a dollar amount equal to the sum of the quarterly retainer payments the Director would have been entitled to receive under the Retirement Plan if the Director’s service on the Board ended December 31, 1997. The Award Date for a Conversion Award under this Plan in satisfaction of a Director’s conversion election was January 1, 1998.

ARTICLE II

TREATMENT OF AWARDS

2.1  Stock Accounts.    The Company shall establish on its books a Stock Account in the name of each Participant to reflect the Company’s liability to each Participant who has received an Award. To this Stock Account shall be credited Awards plus other items as described hereafter. A Participant’s Stock Account may be divided into two or more subaccounts as the Committee determines necessary or desirable for the administration of the Plan, and shall include a subaccount to reflect any Conversion Awards and any other Award credited to the Stock Account prior to December 31, 1997. Payments to a Participant or Beneficiary following Termination of Service shall be debited to the Stock Account. In addition, debits and credits to the Stock Account shall be made in the manner provided hereafter. Despite the maintenance of such Stock Account for each Participant, the Company’s obligation to make distributions under the Plan shall be made from the Company’s general assets and property. The Company may, in its sole discretion, establish a separate fund or account to make payment to a Participant or Beneficiary hereunder. Whether the Company, in its sole discretion, does establish such a fund or account, no Participant or Beneficiary or any person shall have, under any circumstances, any interest whatever in any particular property or assets of the Company by virtue of this Plan.

2.2.  Crediting of Awards.    An Award in the form of Stock Equivalents shall be credited to a Participant’s Stock Account as of the applicable Award Date. An Award in dollars shall be credited to a Participant’s Stock Account as of the applicable Award Date by converting the dollar amount of the Award into Stock Equivalents equal to the number of shares of Xcel Energy Stock, to three decimal places, that could be purchased on the Award Date with the dollar amount of such Award at the Common Stock Fair Market Value.

2.3. Crediting of Dividends/Stock Splits.

(a)  On each date on which a dividend in cash or property (other than a stock dividend) is distributed by the Company on shares of issued and outstanding Xcel Energy Stock, the Stock Account of a Participant shall be credited, subject to Section 2.8, with Stock Equivalents as follows: (i) the dollar amount of the fair market value of the cash or property so distributed per share of issued and outstanding Xcel Energy Stock shall be multiplied by the number of Stock Equivalents (including fractions) in the Participant’s Stock Account on the record date for such distribution; (ii) this dollar amount shall then be converted into Stock Equivalents equal to the number of shares of Xcel Energy Stock, to three decimal places, that could be purchased on the payment date for such distribution by dividing such dollar amount by a price per share equal to the Common Stock Fair Market Value.

(b)  On each date on which a stock dividend or stock split is distributed with respect to shares of Xcel Energy Stock, a Participant’s Stock Account shall be credited with the number of Stock Equivalents equal to the product of (x) the number of shares distributed in such stock dividend or stock split per share of issued and outstanding Xcel Energy Stock and (y) the number of Stock Equivalents (including fractions) in the Participant’s Stock Account on the record date for such distribution.

2.4.  Change in Ownership.    If the Company shall be a party or subject to any consolidation, merger, share exchange or other transaction which, in any case, constitutes either a “change in the ownership” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code and its implementing regulations (a “Change in Ownership”), then in connection with such transaction either (i) the acquiring, surviving or successor corporation (or its direct or indirect parent corporation) shall continue the Plan in accordance with Section 3.5 and the Stock Equivalents in each Participant’s Stock Account on the day immediately preceding the effective date of such transaction shall be converted into an appropriate number of stock equivalents of such other entity, or (ii) the Board of Directors shall terminate the Plan and the entire remaining balance in each Participant’s Account shall be paid in a single distribution to the Participant in shares of Xcel Energy Stock, cash or a combination of both within the time periods permitted by and other wise in accordance with the requirements of Section 409A of the Code. For purposes of any cash payment made pursuant to this Section 2.4, the value of a Stock Equivalent shall be computed as the greater of (a) the Common Stock Fair Market Value on or nearest the date on which the Change in Ownership is deemed to occur, or (b) the highest per share price for shares Xcel of Energy Stock actually paid in connection with the Change in Control.

2.5.  Time of Payment of Awards.

(a)  Except as provided in Section 2.7, Awards shall not be payable to a Participant prior to the Participant’s Termination of Service.

(b)  Upon Termination of Service, the portion of a Participant’s aggregate account balance in his/her Stock Account that is attributable to any Conversion Award and to any other Award credited to the Stock Account prior to December 31, 1997 shall be paid in a single distribution to the Participant (or, in the event of the Participant’s death, his/her Beneficiary) within 90 days after the date of Termination of Service, and in no event shall the Participant directly or indirectly be permitted to designate the year of payment. The number of shares of Xcel Energy Stock and cash in lieu of any partial unit of Stock Equivalents to be distributed shall be calculated as set forth in Section 2.6.

(c)  Upon Termination of Service, except as provided in subsection (d) below, the remainder of a Participant’s Stock Account to be distributed (after taking into account subsection (b) above)

shall be paid in the manner selected by the Participant in the form of a lump sum or annual payments in 2-10 year installments, paid between January 1st and January 31st of the year following Termination of Service. The number of shares of Xcel Energy Stock and cash in lieu of any partial unit of Stock Equivalents to be distributed shall be calculated as set forth in Section 2.6. Except as provided in Section 1.1 above, a Participant may only make one distribution election. For a Participant elected to the Board prior to October 1, 1997, the distribution election shall be made prior to January 1, 1998. For a Participant elected to the Board after October 1, 1997, and prior to January 1, 2005, the distribution election shall be made within 60 days of his/her election to the Board, but in no event later than December 31, 2004. For a Participant elected to the board after December 31, 2004, any distribution election must be made at the time he or she makes his or her initial deferral election under section 1.4, or if earlier, the first day of the calendar year for which the participant receives a Discretionary Award. The distribution election must be made in writing on a form approved by the Committee. Once made, the distribution election shall be irrevocable, except as provided in Section 1.1.

(d)  Notwithstanding any election made by a Participant, in the event of a Participant’s death prior to payment in full of a Participant’s Stock Account, the entire remaining balance in the Participant’s Account shall be paid in a single distribution to the Participant’s Beneficiary within 90 days after the Participant’s death (and in no event shall the Beneficiary directly or indirectly be permitted to designate the year of payment).

2.6.  Form of Payment.    Except as otherwise provided in the Plan, Awards shall be payable to a Participant only as a distribution of whole shares of Xcel Energy Stock equal to the number of whole units of Stock Equivalents credited to the Participant’s Stock Account to be distributed, and cash for any partial unit of Stock Equivalents to be distributed. In converting a partial unit of Stock Equivalents in a Participant’s Stock Account into cash for payment purposes, such conversion shall be based on the Common Stock Fair Market Value of the partial share of Xcel Energy Stock reflected in his/her Stock Account.

2.7.  Acceleration of Payments.    In the event of a Participant’s disability, as such term is defined under Section 409A of the Code, the Committee shall accelerate the payment of such Participant’s Stock Account balance in a lump sum to such Participant within 90 days following a Participant’s disability.

2.8.  Shares Available Under the Plan; Adjustments for Changes in Capitalization.

(a)  The maximum number of Stock Equivalents in respect of which Awards may be granted under the Plan on and after the effective date of this amended and restated Plan and dividends credited under Section 2.3(a) as Stock Equivalents directly or indirectly on such Awards (collectively, the “Post-2003 Awards”) shall be a total of ~~750,000~~ 2,750,000 Stock Equivalents. In the event that (i) a Post-2003 Award is settled for cash as to any Stock Equivalents covered thereby, or (ii) any Post-2003 Award is canceled or forfeited for any reason under the Plan without the delivery of shares of Xcel Energy Stock, such Stock Equivalents shall thereafter be again available for award pursuant to the Plan.

(b)  In the event of any equity restructuring (within the meaning of FASB ASC Topic 718, Compensation — Stock Compensation) that causes the per share value of shares of Xcel Energy Stock to change, such as a stock dividend, stock split, spinoff or rights offering, the Board shall cause an equitable adjustment to be made (i) to the number and kind of stock equivalents, shares or other securities that may be awarded, credited or issued under the Plan as or in connection with Post-2003 Awards, and (ii) to the extent such adjustment is not provided for in Section 2.3(b), the number and kind of stock equivalents subject to then outstanding Awards. No such adjustment shall be authorized under this Section to the extent that such adjustment would cause an Award to be subject to adverse tax consequences under Section 409A of the Code. In the event of any other change in corporate capitalization, which may include a merger, consolidation, reorganization, recapitalization or any partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Board to prevent dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.

(c)  The shares of Xcel Energy Stock to be distributed under this Plan shall be from shares purchased on the open market or, in respect of Post-2003 Awards, from authorized but unissued shares of Xcel Energy Stock or shares purchased on the open market, as determined from time to time by the Board; provided, however, that in no event shall the number of authorized but unissued shares of Xcel Energy Stock distributed under the Plan in respect of Post-2003 Awards exceed ~~750,000~~ 2,750,000 shares, as such number may be appropriately adjusted by the Board as provided in Section 2.8(b).

ARTICLE III

OTHER PROVISIONS

3.1  Amendment or Termination.    The Board of Directors may amend or terminate this Plan at any time; provided, however, that (i) no amendment or termination shall adversely affect any prior Awards or rights under this Plan, (ii) no amendment may be made to the last sentence of Section 3.5 hereof, and (iii) no amendment may be made without stockholder approval that would be required under the rules of the stock exchange on which shares of Xcel Energy Stock are listed, including an amendment that would materially increase the number of Stock Equivalents available under Section 2.8 (other than as provided for therein), expand the types of Awards available under the Plan, or materially expand the class of employees, directors or other service providers eligible to participate in the Plan. Any termination of this Plan shall comply in all respects to the requirements of Section 409A of the Code and the regulations issued thereunder to the extent applicable.

3.2.  Expenses.    The expenses of administering the Plan shall be borne by the Company, and shall not be charged against any Participant’s Awards.

3.3.  Applicable Law.    The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Minnesota.

3.4.  No Trust.    No action by the Company, the Board or the Committee under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant, Beneficiary, or any other persons otherwise entitled to Awards. The status of the Participant and Beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely those of unsecured creditors of the Company. Any asset acquired or held by the Company in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of the Participant or Beneficiary or to be security for the performance of the obligations of the Company, but shall be, and remain, a general, unpledged, unrestricted asset of the Company at all times subject to the claims of general creditors of the Company.

3.5.  No Assignability and Successors.    Neither the Participant nor any other person shall acquire any right to or interest in any amount awarded to the Participant, otherwise than by actual payment in accordance with the provisions of this Plan, or have any power, voluntarily or involuntarily, to transfer, assign, anticipate, pledge, mortgage or otherwise encumber, alienate or transfer any rights hereunder in advance of any of the payments to be made pursuant to this Plan or any portion thereof. The obligations of the Company hereunder shall be binding upon any and all successors and assigns of the Company.

3.6.  Withholding.    The Company shall comply with all federal and state laws and regulations with respect to the withholding, deposit and payment of any income taxes relating to the payment of Awards under this Plan.

3.7.  No Impact on Directorship.    This Plan shall not be construed to confer any right on the part of a Participant to be or remain a Director or to receive any, or any particular rate of, Compensation.

3.8.  Interpretations.    The Committee shall administer this Plan and shall have discretionary authority to construe and interpret the terms of this Plan, and to establish such rules and procedures for implementing the Plan as it deems necessary or advisable. Interpretations of, and determinations related to, this Plan made by the Committee in good faith, including any determinations or calculations of Awards or Stock Account balances, shall be conclusive and binding upon all parties; and the Company and the members of the Committee shall not incur any liability to a Participant for any such interpretation or determination so made or for any other action taken by it in connection with this Plan.

3.9.  Shareholder Rights.    Directors shall not be deemed for any purpose to be or have rights as shareholders of the Company with respect to any Stock Equivalents credited to a Stock Account, until and unless a certificate for Xcel Energy Stock is issued upon distribution hereunder.

3.10.  Securities Laws.    Xcel Energy Stock shall not be distributed to a Participant upon distribution of his/her Stock Account unless the issuance complies with all relevant provisions of law, including without limitation, (i) securities laws of Minnesota or any other appropriate state, (ii) restrictions, if any, imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934 and rules and regulations promulgated thereunder by the Securities & Exchange Commission (“SEC”), (iii) rules of any stock exchange on which shares of Xcel Energy Stock are listed, and (iv) if necessary, until the sale of such Xcel Energy Stock has been registered with the SEC.

3.11.  Effective Date.    This Plan was first established and effective on April 23, 1996. The Plan was amended and restated effective on January 1, 2004, and amended and restated effective January 1, 2009. The Plan, as amended and restated by the Board on February 23, 2011 shall be effective on the date thereof except with respect to the amendments to Section 2.8 of the Plan, which shall be effective, subject to the approval of the shareholders of the Company, on the date of the 2011 annual meeting of shareholders of the Company.

Appendix B

~~RESTATED AND~~ AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

XCEL ENERGY INC.

(a Minnesota Corporation)

As Amended                     , 2011

~~May 21, 2008~~

These Amended and Restated Articles of Incorporation of Xcel Energy~~, Inc. (formerly known as Northern States Power Company)~~ Inc., a corporation incorporated under Chapter 302A of the Minnesota Statutes, the Minnesota Business Corporation ~~Law~~Act, supersede and take the place of the existing Restated and Amended Articles of Incorporation and all prior amendments thereto.

ARTICLE I.

NAME AND ADDRESS

The name of this ~~corporation shall be~~Corporation is Xcel Energy Inc. At the time of the adoption of these Articles, the address of the registered office of the Corporation is 414 Nicollet Mall, Minneapolis, Minnesota 55401.

ARTICLE II.

PURPOSE

The ~~corporation~~Corporation is organized for general business purposes, including but not limited to acquiring, maintaining and operating facilities by or through which the ~~corporation~~Corporation can provide communication, transportation, water, light, heat, or power to the public and to acquire and hold rights and franchises for the occupation and use of property for providing public utility services.

ARTICLE III.

DURATION

The period of duration of this Corporation shall be perpetual.

ARTICLE IV.

DIRECTORS

1. ~~Names of Directors~~

~~The names and places of residence of directors of the Corporation at the time of the adoption of these Restated Articles (this reference to “these Restated Articles” refers to the Restated Articles filed on June 23, 19801(1)):~~

~~David A. Christensen, RR#3, Box 233, Sioux Falls, SD 57101~~

~~W. John Driscoll, 357 Salem Church Road, St. Paul, MN 55118~~

~~N. Bud Grossman, 3412 Oakridge Road, Apt. #210, Minnetonka, MN 55343~~

[1]	~~A listing of directors as of the date these Restated Articles of Incorporation are being filed is no longer required by applicable law. The information in Article IV, Section 1 is restated here as current law requires a complete restatement of the articles of incorporation without amendment.~~

~~Dale L. Haakenstad, 1342 South Ninth, Fargo, ND 58102~~

~~Robert E. Haugan, 2 Shelby Place, St. Paul, MN 55116~~

~~Richard H. Magnuson, 2141 Doswell Avenue, St. Paul, MN 55108~~

~~Donald W. McCarthy, 2862 Gale Road, Wayzata, MN 55391~~

~~M.D. McVay, 2201 Isengard Road, Minnetonka, MN 55343~~

~~William G. Phillips, 2610 West Lafayette Road, Excelsior, MN 55331~~

~~G. M. Pieschel, Route 2, Box 78, Springfield, MN 56087~~

~~Margaret R. Preska, 10 Sumner Hills, Mankato, MN 56001~~

~~D. B. Reinhart, 2425 Main Street, LaCrosse, WI 54601~~

~~Dorothy J. Skwiera, 1260 West Larpenteur Avenue, Apt. #207, St. Paul, MN 55113~~

~~2.~~ Board of Directors

The management of this Corporation shall be vested in a Board of Directors composed of not less than ~~three (3)~~seven and not more than ~~seventeen (17)~~fifteen members, who shall be elected by the ~~stockholders~~shareholders of the Corporation in the manner provided by the Bylaws. It shall not be necessary that directors be ~~stockholders~~shareholders in the Corporation. The number of directors shall be fixed from time to time ~~by the Bylaws, and such number may be increased or decreased within the above limits~~ in such manner as may be provided by the Bylaws. Vacancies in the Board caused by an increase in the number of directors or by death, resignation, disqualification, or other cause, may be filled by the remaining directors or by the ~~stockholders~~shareholders at an annual or special meeting, as may be provided by the Bylaws.

2. Action Without a Meeting

Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation not needing approval by the shareholders under the Minnesota Business Corporation Act may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE V.

DESCRIPTION OF CAPITAL STOCK

The total authorized number of shares that may be issued by the Corporation and that the Corporation will henceforth be authorized to have is one billion seven million (1,007,000,000) of the par value per share hereinafter set forth.

A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

1. Authorized Number and Classes of Shares

Such shares shall be divided into two classes to be designated, respectively, Preferred Stock and Common Stock. The total authorized number of shares of Preferred Stock is seven million (7,000,000) having a par value of one hundred dollars ($100.00) per share, and the total authorized number of shares of Common Stock is one billion (1,000,000,000) having a par value of two dollars and fifty cents ($2.50) per share.

2. Issuance and Terms of Preferred Stock

The Preferred Stock may be issued in series, each of which series shall have such distinctive designation as may be fixed by the Board of Directors prior to the issuance or allotment of any share of such series, provided that such designation shall in each case include the words “Preferred Stock.” The Board of Directors is hereby authorized, within the limitations and restrictions hereinafter stated, to fix from time to time, in respect of shares of Preferred Stock at the time unallotted, the dividend rates and times of payment, the redemption price, and liquidation price or preference as to assets in voluntary liquidation of the shares of any series of Preferred Stock (except the series designated “Cumulative Preferred Stock, $3.60 Series,” in respect of which such provisions are hereinafter set forth) and the number of shares constituting any series of Preferred Stock.

3. Preferences of Preferred Stock

a.	Dividends

The holders of shares of Preferred Stock, irrespective of the series thereof, shall be entitled to receive in preference to the Common Stock, when and as declared by the Board of Directors of the Corporation, out of its net earnings or surplus, cumulative dividends at such rate as shall have been fixed for the series of which such shares are a part, and no more, payable to shareholders of record on such dates and for such dividend periods as shall be fixed by the Board of Directors of the Corporation. So long as dividends are in default in whole or in part on a series of Preferred Stock for any prior dividend period for such series of Preferred Stock, any dividends on the Preferred Stock shall be divided among the outstanding series of Preferred Stock for which dividends are accumulated and unpaid for any prior dividend period applicable thereto in proportion to the aggregate amounts that then would be distributable to the holders of Preferred Stock of each such series if all dividends accumulated thereon and unpaid for all prior dividend periods applicable thereto were paid and declared thereon. Dividends on each share of Preferred Stock shall begin to accrue on the first day of the dividend period during which the original issue of a certificate for such share shall occur; provided, however, that, in the case of any series of Preferred Stock created after May 6, 1970, the Board of Directors, in its discretion, may fix the date of original issue of the shares of such series as the date from which dividends shall accrue.

b.	Liquidation and Dissolution

In the event of any distribution of assets of the Corporation other than by dividends from net earnings or surplus, whether upon voluntary liquidation or dissolution or upon involuntary liquidation or dissolution of the Corporation, the holders of the shares of Preferred Stock shall be entitled, in preference to the Common Stock, to one hundred dollars ($100) per share in the case of involuntary liquidation or dissolution and to such amount per share in the case of voluntary liquidation or dissolution (which may differ from that payable in involuntary liquidation or dissolution) as shall have been fixed by the Board of Directors for the shares of the series of which they are a part, plus in each case an amount equal to all dividends accumulated and unpaid thereon, and no more. The consolidation or merger of this Corporation with or into any other corporation or corporations shall not be deemed to be a distribution of assets or liquidation or dissolution of the Corporation within the meaning of any provisions hereof.

If upon any such distribution of assets of the Corporation the assets distributable among the holders of the Preferred Stock of all series shall be insufficient to pay in full the amounts to which the holders of Preferred Stock of all series are entitled under the foregoing provisions, the amount distributable to the holders of all shares of Preferred Stock of all series shall be apportioned among them ratably in proportion to the amounts to which they are, respectively, entitled in accordance with such foregoing provisions.

c.	Dividend Arrearages

Dividends may be paid upon the Common Stock only when dividends have been paid, or declared and set apart for payment in full, on the Preferred Stock of all series from the date on which dividends thereon began to accrue to the beginning of the current dividend periods, but whenever all such dividends have been paid, or declared and funds set apart for the payment thereof in full, upon the Preferred Stock of all series then dividends upon the Common Stock may be declared, payable then or thereafter out of any net earnings or surplus then remaining. The holders of Preferred Stock shall not be entitled to receive any amounts upon any distribution of the assets of the Corporation other than by dividends from net earnings or surplus in excess of the amount to which they are, respectively, entitled in accordance with the foregoing provisions hereof, but after the payment of such amounts in accordance with the provisions hereinabove set forth, the holders of Common Stock, subject to the rights of holders of stock of any other class hereafter authorized, shall receive all further amounts in distribution of such assets of the Corporation.

4. Redemption of Preferred Stock

The Corporation, at its option, may at any time and from time to time redeem the whole or any part of the Preferred Stock of any series or all series, upon at least thirty days’ previous notice by mail or publication given to the holders of record of the shares to be redeemed or upon such other period and form of notice as shall be fixed by the Board of Directors in the resolution establishing such series, by paying for each share to be redeemed the redemption price which shall have been fixed, as herein provided, for the shares of the series of which it is a part plus in each case an amount equal to the dividends upon such shares so to be redeemed at the rate or rates fixed with respect to such shares from the date or dates on which dividends on such shares began to accrue to the date fixed for the redemption thereof less the amount of dividends theretofore paid thereon, such payment to be made only on presentation and surrender for cancellation of the certificate or certificates representing the share or shares so called for redemption properly endorsed or assigned by the owner of record thereof. If less than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed shall be determined by the Board of Directors of the Corporation, either by lot, or by redemption pro rata, as the Board of Directors see fit. If the notice of redemption hereinabove provided for shall have been given as hereinabove provided and if on or before the redemption date specified in such notice funds necessary for the redemption of the share or shares to be redeemed shall have been set apart, as a trust fund, so as to be available therefor, then notwithstanding that any certificate for the shares of Preferred Stock so to be redeemed shall not have been surrendered for cancellation, the shares represented thereby from and after the date of redemption so specified shall no longer be deemed outstanding and the right to receive dividends thereon shall cease to accrue and all rights of the holders of the shares to be redeemed as shareholders of the Corporation, except the right to receive the redemption price without interest upon endorsement and surrender of the certificates for said shares so redeemed, shall cease and terminate.

5. Voting Rights

a.	Number of Votes

The holders of the Preferred Stock (other than Preferred Stock of the series designated “Cumulative Preferred Stock, $3.60 Series”) shall be entitled to one vote for each share thereof held by them, the holders of Preferred Stock heretofore or hereafter issued of the series designated “Cumulative Preferred Stock, $3.60 Series” shall be entitled to three votes for each share thereof held by them, and the holders of the Common Stock shall be entitled to one vote for each share thereof held by them; provided, however, that:

(i)	If and when dividends payable on the Preferred Stock of any series at the time outstanding are in default in an amount equivalent to the amount payable thereon during the immediately preceding twelve month period, and until such default shall have been remedied as hereinafter provided, the preferred shareholders, voting as a class and without regard to series, shall be entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, and the common shareholders, voting separately as a class, shall be entitled to elect the remaining directors of the Corporation. Upon accrual of such special right of the Preferred Stock, a meeting of the preferred and the common shareholders for the election of directors shall be held upon notice promptly given as provided in the Bylaws for a special meeting by the President or the Secretary of the Corporation. If within fifteen days after the accrual of such special right of the Preferred Stock the President and the Secretary of the Corporation shall fail to call such meeting, then such meeting shall be held upon notice, as provided in the Bylaws for a special meeting, given by the holders of not less than 1,000 shares of the Preferred Stock after filing with the Corporation of notice of their intention to do so. The terms of office of all persons who may be directors of the Corporation at the time shall terminate upon the election of a majority of the Board of Directors by the preferred shareholders, whether or not the common shareholders shall at the time of such termination have elected the remaining directors of the Corporation; thereafter during the continuance of such special right of the Preferred Stock to elect a majority of the Board of Directors, the holders of such stock, voting as a class, shall be entitled to elect a majority of the Board of Directors and the holders of the Common Stock, voting separately as a class, shall be entitled to elect the remaining directors of the ~~corporation~~Corporation; and all directors so elected, whether at such special meeting or any adjournment thereof, or at any subsequent annual meeting for the election of directors, held during the continuance of such special right, shall hold office until the next succeeding annual election and until their respective successors, elected by the preferred shareholders, voting as a class, and the common shareholders, voting as a class, are elected and qualified, unless their terms of office shall be sooner terminated as hereinafter provided. However, if and when all dividends then in default on the Preferred Stock shall thereafter be paid (and such dividends shall be declared and paid out of any funds legally available therefor as soon as reasonably practicable), the Preferred Stock shall thereupon be divested of such special right herein provided for to elect a majority of the Board of Directors, but subject always to the same provisions for the vesting of such special right in such stock in the case of any similar future default or defaults, and the election of directors by the preferred and common shareholders, voting without regard to class, shall take place at the next succeeding annual meeting for the election of directors, or at any adjournment thereof. The terms of office of all persons who may be directors of the Corporation at the time of such divestment shall terminate upon the election of the directors at such annual meeting or adjournment thereof.

b.	First Meeting for Election of Directors

At the first meeting for the election of directors after any accrual of the special right of the preferred shareholders to elect a majority of the Board of Directors, as provided above, and at any subsequent annual meeting for the election of directors held during the continuance of such special right, the presence in person or by proxy of the holders of record of a majority of the outstanding shares of Preferred Stock without regard to series, shall be necessary to constitute a quorum for the election of the directors whom the preferred shareholders are entitled to elect, and the presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock shall be necessary to constitute a quorum for the election of the directors whom the common shareholders are entitled to elect. If at any such meeting there shall not be such a quorum of the preferred shareholders, the meeting shall be adjourned from time to time without notice other than announcement at the meeting until such quorum shall have been obtained; provided that, if such quorum shall not have been obtained within ninety (90) days from the date of such meeting as originally called (or, in the case of any annual meeting held during the continuance of such special right, from the date fixed for such annual meetings, the presence in person or by proxy of the holders of record of one-third of the outstanding shares of the Preferred Stock, without regard to series, shall then be sufficient to constitute a quorum for the election of the directors whom such shareholders are then entitled to elect. The absence of a quorum of the preferred shareholders as a class or of the common shareholders as a class shall not, except as hereinafter provided for, prevent or invalidate the election by the other class of shareholders of the directors whom they are entitled to elect, if the necessary quorum of shareholders of such other class is present in person or represented by proxy at any such meeting or any adjournment thereof. However, at the first meeting for the election of directors after any accrual of the special right of the preferred shareholders to elect a majority of the Board of Directors, the absence of a quorum of the preferred shareholders shall prevent the election of directors by the common shareholders, until a quorum of the preferred shareholders shall be obtained.

c.	No Cumulative Voting

~~The holders of shares of stock of any class entitled to vote at a meeting for the election of directors shall have the right to cumulate their votes at such election in the manner provided by the Minnesota Business Corporation Act.~~No shareholder of the Corporation shall have any cumulative voting rights.

6. Special Voting Rights of Preferred Stock

a.	Act Requiring Majority Vote of Preferred Stock

So long as any of the Preferred Stock is outstanding, the Corporation shall not, without the consent (given in writing or by vote at a meeting duly called for the purpose in accordance with the provisions of the Bylaws) of the holders of a majority of the total number of shares of such stock, without regard to series, present or represented by proxy at such meeting, at which meeting a quorum as hereinafter provided shall be present or represented by proxy, merge or consolidate with or into any other corporation or corporations, unless such merger or consolidation, or the issuance of assumption of all securities to be issued or assumed in connection with any such merger or consolidation, shall have been ordered, approved, or permitted by the Securities and Exchange Commission under the provisions of the Public Utility Holding Company Act of 1935 or by any successor commission or regulatory authority of the United States of America having jurisdiction in the premises; provided that the provisions of this Section 6(a) shall not apply to a purchase or other acquisition by the Corporation of the franchises or other assets of another corporation, or otherwise apply in any matter which does not involve a merger or consolidation.

b.	Quorum of Preferred ~~Stockholders~~Shareholders

For the purpose of this Section 6, the presence in person or by proxy of the holders of record of a majority of the outstanding shares of Preferred Stock, without regard to series, shall be necessary to constitute a quorum; provided, that if such quorum shall not have been obtained at such meeting or at any adjournment thereof within thirty (30) days from the date of such meeting as originally called, the presence in person or by proxy of the holders of record of one-third (1/3) of the outstanding shares of such stock, without regard to series, shall then be sufficient to constitute a quorum; and provided further that in the absence of a quorum, such meeting or any adjournment thereof may be adjourned from time to time by the officer or officers of the Corporation who shall have called the meeting (but at intervals of not less than seven days unless all shareholders present or represented by proxy shall agree to a shorter interval) without notice other than announcement at the meeting until a quorum as above provided shall be obtained.

c.	Acts which Include Redemption of Preferred Stock

No vote or consent of the holders of any series of the Preferred Stock shall be required, however, if, at or prior to the issue of any such securities representing unsecured indebtedness, or such consolidation, merger, or sale, provision is made for the redemption or other retirement of all shares of such series then outstanding.

d.	Additional to Other Voting Requirements

The provisions set forth in this Section 6 are in addition to any other vote required by any provision of the Articles of Incorporation of the Corporation, as amended, or applicable statute, and shall be so construed.

7. Increase in Amount of Preferred Stock

So long as any of the Preferred Stock is outstanding, the Corporation shall not, without the consent (given by vote at a meeting duly called for the purpose in accordance with the provisions of the Bylaws) of the holders of a majority of the total number of shares of such stock then outstanding, without regard to class or series, present or represented by proxy at such meeting, increase the total authorized amount of Preferred Stock (other than as authorized by this Article V) or authorize any other preferred stock ranking on a parity with the Preferred Stock as to assets or dividends (other than through the reclassification of then authorized but unissued shares of Preferred Stock into shares of such other preferred stock).

8. Issuance of Stock Preferred over Preferred Stock

So long as any of the Preferred Stock is outstanding, the Corporation shall not, without the consent (given by vote at a meeting duly called for the purpose in accordance with the provisions of the Bylaws) of the holders of at least sixty-six and two-thirds per cent (66 2/3%) of the total number of shares of Preferred Stock, without regard to series, then outstanding, present or represented by proxy at such meeting, authorize any class of stock which shall be preferred as to assets or dividends over the Preferred Stock; or, without the consent of the holders of at least sixty-six and two-thirds per cent (66 2/3%) of the total number of shares of Preferred Stock then outstanding, given as above provided in this Section 8, amend the Articles of Incorporation to change the express terms and provisions of the Preferred Stock in any manner substantially prejudicial to the holders thereof.

9. Effecting and Validating Additional Stock or Securities Convertible into Stock

So long as any shares of Preferred Stock are outstanding, the consent of the holders of at least two-thirds (2/3) of the Preferred Stock at the time outstanding, voting as a class and without regard to series, given in person or by proxy, either in writing or by vote at any meeting called for the purpose, shall be necessary for effecting or validating the issue of any additional shares of Preferred Stock (other than and not exceeding 275,000 shares of the Cumulative Preferred Stock, $3.60 Series), or any shares of stock, or of any security convertible into stock, of any class ranking on a parity with the Preferred Stock, unless

(i)

the net income of the Corporation (determined as hereinafter provided) for any twelve consecutive calendar months within the fifteen calendar months immediately preceding the month within which the issuance of such additional shares is authorized by the Board of Directors of the Corporation shall have been in the aggregate not less than one and one half times the sum of the interest requirements for one year on all of the indebtedness of the Corporation to be outstanding at the date of such proposed issue and the full dividend requirements for one year on all shares of Preferred Stock, and all other stock, if any, ranking prior to or on a parity with the Preferred Stock, to be outstanding at the date of such proposed issue, including the shares then proposed to be issued but excluding any such indebtedness and any such shares proposed to be retired in connection with such proposed issue. For purposes of calculating the dividend requirements for one year applicable to any series of Preferred Stock proposed to be issued which will have dividends determined according to an adjustable, floating or variable rate, the dividend rate used shall be the higher of (A) the dividend rate applicable to such series of Preferred Stock on the date of such calculation, or (B) the average dividend rate payable on all series of Preferred Stock outstanding during the twelve month period immediately preceding the date of such calculation. For purposes of calculating the dividend or interest requirements for one year applicable to any series of Preferred Stock or indebtedness outstanding at the date of such proposed issue and having dividends or interest determined according to an adjustable, floating or variable rate, the dividend or interest rate used shall be: (A) if such series of Preferred Stock or indebtedness has been outstanding for at least twelve months, the actual amount of dividends or interest paid on account of such series of Preferred Stock or indebtedness for the twelve month period immediately preceding the date of such calculation, or (B) if such series of Preferred Stock or indebtedness has been outstanding for less than twelve months, the higher of (1) the dividend or interest rate applicable to such series of Preferred Stock or indebtedness on the date of such calculation or (2) the average dividend or interest rate payable on all series of Preferred Stock or indebtedness outstanding during the twelve month period immediately preceding the date of such calculation. “Net income” for any period for the purpose of this Section 9 shall be computed by adding to the net income of the Corporation for said period, determined in accordance with generally accepted accounting practices, as adjusted by action of the Board of Directors of the Corporation as hereinafter provided, the amount deducted for interest before arriving at such net income (adjusted as above provided). In determining such net income for any period, there shall be deducted the provisions for depreciation and depletion as recorded on such books or the minimum amount required therefor under the provisions of any then existing trust indenture or supplements thereto of the Corporation, whichever is larger. In the determination of such net income, the Board of Directors of the Corporation may, in the exercise of due discretion, make adjustments by way of increase or decrease in such net income to give effect to changes therein resulting from any acquisition of properties or to any redemption, acquisition, purchase, sale, or exchange of securities by the Corporation either prior to the issuance of any shares of Preferred Stock, or stock, or securities convertible into stock, ranking on a parity therewith then to be issued or in connection therewith; and

(ii)	the aggregate of the capital of the Corporation applicable to all stock of any class ranking junior to the Preferred Stock, plus the surplus of the Corporation, shall be not less than the aggregate amount payable upon involuntary liquidation, dissolution, or winding up of the affairs of the Corporation to the holders of all shares of Preferred Stock and of any shares of stock of any class ranking on a parity therewith to be outstanding immediately after such proposed issue, excluding from such computation all indebtedness and stock to be retired through such proposed issue. No portion of the surplus of the Corporation utilized to satisfy the foregoing requirements shall be available for dividends (other than dividends payable in stock of any class ranking junior to the Preferred Stock) or other distributions upon or in respect of shares of stock of the Corporation of any class ranking junior to the Preferred Stock for the purchase of shares of such junior stock until such number of additional shares of Preferred Stock or of stock, or securities convertible into stock, ranking on a parity with the Preferred Stock are retired or until and to the extent that the capital applicable to such junior stock shall have been increased.

10. Dividends on Common Stock

So long as any shares of the Preferred Stock are outstanding, the Corporation shall not pay any dividends on its Common Stock (other than dividends payable in Common Stock) or make any distribution on or purchase or otherwise acquire for value any of its Common Stock (each such payment, distribution, purchase and/or acquisition being herein referred to as a “Common Stock dividend”), except to the extent permitted by the following provisions of this Section 10:

a.	No Common Stock dividend shall be declared or paid in an amount which, together with all other Common Stock dividends declared in the year ending on (and including) the date of the declaration of such Common Stock dividend, would in the aggregate exceed fifty per cent (50%) of the net income of the Corporation for the period consisting of the twelve consecutive calendar months ending on the last day of the second calendar month next preceding the declaration of such Common Stock dividend after deducting from such net income, dividends accruing on any preferred stock of the Corporation during such period, if at the end of such period the ratio (herein referred to as the “capitalization ratio”) of the sum of (1) the capital represented by the Common Stock (including premiums on capital stock) and (2) the surplus accounts, of the Corporation, to the sum of (1) the total capital and (2) the surplus accounts, of the Corporation (after adjustment of the surplus accounts to reflect payment of such Common Stock dividend) would be less than twenty per cent (20%).

b.	If such capitalization ratio, determined as aforesaid shall be twenty per- cent (20%) or more, but less than twenty-five per cent (25%) no Common Stock dividend shall be declared or paid in an amount which, together with all other Common Stock dividends declared in the year ending on (and including) the date of the declaration of such Common Stock dividend, would in the aggregate exceed seventy-five per cent (75%) of the net income of the Corporation for the period consisting of the twelve consecutive calendar months ending on the last day of the second calendar month next preceding the declaration of such Common Stock dividend after deducting from such net income, dividends accruing on any preferred stock of the Corporation during such period; and

c.	If such capitalization ratio, determined as aforesaid, shall be in excess of twenty-five per cent (25%), no Common Stock dividend shall be declared or paid which would reduce such capitalization ratio to less than twenty-five per cent (25%) except to the extent permitted by the next preceding paragraphs (a) and (b) hereof. For the purpose of this condition:

(i)	The total capital of the Corporation shall be deemed to consist of the aggregate of (1) the principal amount of all outstanding indebtedness of the Corporation maturing more than one year after the date of issue thereof and (2) the par value of or the stated capital applicable to all outstanding capital stock (including premiums on capital stock) of all classes of the Corporation. All indebtedness and capital stock owned by the Corporation shall be excluded in determining total capital. Surplus accounts shall be deemed to include all earned surplus, paid-in surplus, capital surplus, or any other surplus of the Corporation.

(ii)

Such surplus accounts upon which capitalization ratios are computed shall be adjusted to eliminate (1) the amount, if any, by which fifteen per cent (15%) of the gross operating revenues of the Corporation (calculated in the manner provided in the covenants relating to payment of Common Stock dividends embodied in the indentures and supplemental indentures securing the mortgage bonds of the Corporation) for the entire period from July 1, 1946, to the end of the second calendar month immediately preceding the date of the proposed payment of Common Stock dividends exceeds the total amount expended by the Corporation during such period for maintenance and repairs and the total provision made by the Corporation during such period for depreciation, all as shown by the books of the Corporation, and (2) any amounts on the books of the Corporation known or estimated, if not known, to represent the excess, if any, of recorded value over original cost of used and useful utility plant and other property, and any item set forth on the asset side of the balance sheet of the Corporation as a result of accounting convention, such as unamortized debt discount and expense, capital stock discount and expense, and the excess, if any, of the aggregate amount payable on involuntary dissolution, liquidation, or winding up of the Corporation upon all outstanding shares of preferred stock of all series over the aggregate stated or par value of such shares, unless any such amount or item, as the case may be, is being amortized or is being provided for by a reserve; and

(iii)	In computing net income of the Corporation applicable to the Common Stock of the Corporation for any particular twelve (12) months’ period for the purpose of this condition, operating expenses, among other things, shall include the greater of (1) the provision for depreciation for such period as recorded on the books of the Corporation or (2) the amount by which fifteen per cent (15%) of the gross operating revenues of the Corporation for such period (calculated in the manner provided in the above mentioned covenants relating to payment of Common Stock dividends) exceeds the total amount expended by the Corporation during such periods for maintenance and repairs as shown by the books of the Corporation.

11. Acceptance of Shares

In consideration of the issue by the Corporation, and the acceptance by the holders thereof, of shares of the capital stock of the Corporation, each and every present and future holder of shares of the Preferred Stock, the Common Stock and of any stock hereafter authorized of the Corporation shall be conclusively deemed, by acquiring or holding such shares, to have expressly consented to all and singular the terms and provisions of this Article V and to have agreed that the voting rights of such holder and the restrictions and qualifications thereof shall be as set forth in this Article.

12. Outstanding Stock or Evidence of Indebtedness

No share of stock or evidence of indebtedness shall be deemed to be “outstanding,” as that term is used in this Article V, if, prior to or concurrently with the event in reference to which a determination as to the amount thereof outstanding is to be made, the requisite funds for the redemption thereof shall be deposited in trust for that purpose and the requisite notice for the redemption thereof shall be given or the depositary of such funds shall be irrevocably authorized and directed to give or complete such notice of redemption.

13. Rights of Unissued Stock or Other Securities

No holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any issued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities convertible into shares of stock, or any class or series thereof; but any such unissued or additional shares, rights, options, or warrants or convertible securities of the Corporation may, from time to time, be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms, as the Board of Directors may, in its discretion, determine, without offering any part thereof to any shareholders of any class or series then of record; and any shares, rights, options or warrants or convertible securities which the Board of Directors may at any time determine to offer to shareholders for subscription may be offered to holders of shares of any class or series at the time existing, to the exclusion of holders of shares of any or all other classes or series at the time existing, in each case as the Board of Directors may, in its discretion, determine.

14. Series of Preferred Stock

a.	Cumulative Preferred Stock, $3.60 Series

Anything herein to the contrary notwithstanding, there shall be and is hereby created a series of preferred stock which is hereby designated “Cumulative Preferred Stock, $3.60 Series,” dividends on which shares of Cumulative Preferred Stock, $3.60 Series, shall be payable, if declared, on the 15th days of January, April, July, and October of each year; which dividends shall be cumulative from the first day of the respective quarter-yearly period in which the respective shares of such series shall have been originally issued, the term “quarter-yearly period” as used herein referred to the period from July 1, 1946, to and including September 30, 1946, and thereafter to each quarter-yearly period of three (3) consecutive months, beginning with October 1, 1946; the dividend rate of which series is hereby fixed at Three Dollars and Sixty Cents ($3.60) per share per annum; the redemption price of the shares of which series is hereby fixed at One Hundred and Five Dollars and Seventy Five Cents ($105.75) per share in case of redemption on or prior to September 30, 1951; One Hundred and Four Dollars and Seventy Five Cents ($104.75) per share in case of redemption subsequent to September 30, 1951, and on or prior to September 30, 1956; and One Hundred and Three Dollars and Seventy Five Cents ($103.75) per share in case of redemption subsequent to September 30, 1956, in each case plus the amount payable thereon in accordance with the provisions hereof equal to the cumulative dividends accrued and unpaid thereon; the amount which the shares of such series are entitled to receive in preference to the Common Stock upon any distribution of assets other than by dividends from net earnings or surplus upon voluntary liquidation or dissolution of the Corporation is hereby fixed at the then redemption price thereof, plus the amount payable thereon in accordance with the provisions hereof equal to the cumulative dividends accrued and unpaid thereon; the amount which the shares of such series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon any involuntary liquidation or dissolution of the Corporation is hereby fixed at One Hundred Dollars ($100) per share, plus the amount payable thereon in accordance with the provisions hereof equal to the cumulative dividends accrued and unpaid thereon.

b.	Cumulative Preferred Stock, $4.10 Series

(i)	There be and there hereby is created from the authorized and unallotted shares of Preferred Stock of the Company, a new series of Preferred Stock of the Company which is hereby designated “Cumulative Preferred Stock, $4.10 Series,” and the number of shares constituting said new series is hereby fixed at 175,000 shares.

(ii)	The dividend rate of the shares of said new series is hereby fixed at $4.10 per share per annum; dividends on said shares shall be payable on the 15th day of January, April, July and October for the quarter-yearly period ending with the last day of the preceding month, when and as declared by the Board of Directors.

(iii)

The redemption price of the shares of said new series is hereby fixed at $105.50 per share in case of redemption on or prior to December 31, 1955; $104.50 per share in case of redemption subsequent to December 31, 1955 and on or prior to December 31, 1960; $103.50 per share in case of redemption subsequent to December 31, 1960 and on or prior to December 31, 1965; and $102.50 per share in case of redemption subsequent to

December 31, 1965; plus in each case an amount equal to the dividends at the rate of $4.10 per share per annum from the date dividends on the shares to be redeemed began to accrue to the date fixed for redemption thereof less the amount of dividends theretofore paid thereon.

(iv)	The amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon any involuntary liquidation or dissolution of the ~~corporation~~Corporation is hereby fixed at $100 per share plus an amount equal to all dividends accumulated and unpaid thereon and the amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon voluntary liquidation or dissolution of the ~~corporation~~Corporation is hereby fixed as the then redemption price, including an amount equal to all dividends accumulated and unpaid thereon.

c.	Cumulative Preferred Stock, $4.08 Series

(i)	There be and there hereby is created from the authorized and unallotted shares of Preferred Stock of the Company, a new series of Preferred Stock of the Company which is hereby designated “Cumulative Preferred Stock, $4.08 Series,” and the number of shares constituting said new series is hereby fixed at 150,000 shares.

(ii)	The dividend rate of the shares of said new series is hereby fixed at $4.08 per share per annum; dividends on said shares shall be payable on the 15th day of January, April, July and October for the quarter-yearly period ending with the last day of the preceding month, when and as declared by the Board of Directors.

(iii)	The redemption price of the shares of said new series is hereby fixed at $105 per share in case of redemption on or prior to December 31, 1959; $104 per share in case of redemption subsequent to December 31, 1959 and on or prior to December 31, 1964; $103 per share in case of redemption subsequent to December 31, 1964 and on or prior to December 31, 1969; and $102 per share in case of redemption subsequent to December 31, 1969; plus in each case an amount equal to the dividends at the rate of $4.08 per share per annum from the date dividends on the shares to be redeemed began to accrue to the date fixed for redemption thereof less the amount of dividends theretofore paid thereon.

(iv)	The amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon voluntary liquidation or dissolution of the ~~corporation~~Corporation is hereby fixed as the then redemption price, including an amount equal to all dividends accumulated and unpaid thereon.

d.	Cumulative Preferred Stock, $4.11 Series

(i)	There be and there hereby is created from the authorized and unallotted shares of Preferred Stock of the Company, a new series of Preferred Stock of the Company which is hereby designated “Cumulative Preferred Stock, $4.11 Series,” and the number of shares constituting said new series is hereby fixed at 200,000 shares.

(ii)	The dividend rate of the shares of said new series is hereby fixed at $4.11 per share per annum; dividends on said shares shall be payable on the 15th day of January, April, July and October for the quarter-yearly period ending with the last day of the preceding month, when and as declared by the Board of Directors.

(iii)	The redemption prices of the shares of said new series are hereby fixed at $105.732 per share in case of redemption on or prior to December 31, 1959; $104.732 per share in case of redemption subsequent to December 31, 1959 and on or prior to December 31, 1964; and $103.732 per share in case of redemption subsequent to December 31, 1964; plus in each case an amount equal to the dividends at the rate of $4.11 per share per annum from the date dividends on the shares to be redeemed began to accrue to the date fixed for redemption thereof less the amount of dividends theretofore paid thereon.

(iv)	The amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon voluntary liquidation or dissolution of the ~~corporation~~Corporation is hereby fixed as the then redemption price, plus an amount equal to all dividends accumulated and unpaid thereon.

e.	Cumulative Preferred Stock, $4.16 Series

(i)	There be and there hereby is created from the authorized and unallotted shares of Preferred Stock of the Company, a new series of Preferred Stock of the Company which is hereby designated “Cumulative Preferred Stock, $4.16 Series,” and the number of shares constituting said new series is hereby fixed at 100,000 shares.

(ii)	The dividend rate of the shares of said new series is hereby fixed at $4.16 per share per annum; dividends on said shares shall be payable on the 15th day of January, April, July and October for the quarter-yearly period ending with the last day of the preceding month, when and as declared by the Board of Directors.

(iii)	The redemption prices of the shares of said new series are hereby fixed at $106.25 per share in case of redemption on or prior to December 31, 1961; $105.75 per share in case of redemption subsequent to December 31, 1961 and on or prior to December 31, 1966; $104.75 per share in case of redemption subsequent to December 31, 1966 and on or prior to December 31, 1971; and $103.75 per share in case of redemption subsequent to December 31, 1971; plus in each case an amount equal to the dividends at the rate of $4.16 per share per annum from the date dividends on the shares to be redeemed began to accrue to the date fixed for redemption thereof, less the amount of dividends theretofore paid thereon.

(iv)	The amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon voluntary liquidation or dissolution of the ~~corporation~~Corporation is hereby fixed as the then redemption price, plus an amount equal to all dividends accumulated and unpaid thereon.

f.	Cumulative Preferred Stock, $4.56 Series

(i)	There be and there hereby is created from the authorized and unallotted shares of Preferred Stock of the Company, a new series of Preferred Stock of the Company which is hereby designated “Cumulative Preferred Stock, $4.56 Series,” and the number of shares constituting said new series is hereby fixed at 150,000 shares.

(ii)	The dividend rate of the shares of said new series is hereby fixed at $4.56 per share per annum; dividends on said shares shall be payable on the 15th day of January, April, July and October for the quarter-yearly period ending with the last day of the preceding month, when and as declared by the Board of Directors.

(iii)

The redemption prices of the shares of said new series are hereby fixed at $105.89 per share in case of redemption on or prior to December 31, 1969; $104.75 per share in case of redemption subsequent to December 31, 1969 and on or prior to December 31, 1974;

$103.64 per share in case of redemption subsequent to December 31, 1974 and on or prior to December 31, 1979; and $102.47 per share in case of redemption subsequent to December 31, 1979; plus in each case an amount equal to the dividends at the rate of $4.56 per share per annum from the date dividends on the shares to be redeemed began to accrue to the date fixed for redemption thereof, less the amount of dividends theretofore paid thereon.

(iv)	The amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon voluntary liquidation or dissolution of the ~~corporation~~Corporation is hereby fixed as the then redemption price, including an amount equal to all dividends accumulated and unpaid thereon.

ARTICLE VI.

LIMITATION OF DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation’s stock under Section 559 of the Minnesota Business Corporation Act (Minnesota ~~Statues~~Statutes, Chap. 302A) or for liability arising under Section 80A.~~23~~76 of Minnesota Statutes for the unlawful sale of securities; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article VI becomes effective. If the Minnesota Business Corporation Act is further amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by any amendment to the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

VII.

AMENDMENT OF BYLAWS

Authority to make and alter the Bylaws of the Corporation is hereby vested in the Board of Directors of the Corporation, subject to the power of the ~~stockholders~~shareholders to change or repeal such Bylaws; provided, however, the Board of Directors shall not make or alter any bylaw fixing their number, qualifications, classifications, or term of office.

VIII.

MAJORITY VOTING

Subject to the rights, if any, of the holders of one or more classes or series of preferred stock issued by the Corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred stock, each director shall be elected at a meeting of ~~stockholders~~shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by ~~the vote provided for in Section 302A.215 of the Minnesota Business Combination Act or any successor provision to such section in any~~a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the Corporation first mails its notice for such meeting to the ~~stockholders~~shareholders) exceeds the number of directors to be elected. For purposes of Article VIII, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the bylaws of the Corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “against” that director.

Annual Meeting Guidelines

In the interest of an orderly and constructive meeting, the following guidelines will apply to Xcel Energy’s 2011 Annual Meeting of Shareholders:

1.	All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by email at CorporateSecretary@xcelenergy.com or by telephone at (612) 215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting.

If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, MN 55401-1993; fax: 612-215-4504; or email: CorporateSecretary@xcelenergy.com. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 13, 2011.

State-issued photo identification will be required to gain admittance to the Annual Meeting

2.	The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

3.	Shareholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda at the end of the Annual Meeting.

4.	If you wish to speak at the designated time in the question and answer portion of the Annual Meeting, please go to the nearest microphone and state your name before asking a question. You must ask a question and direct it to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.	Although personal grievances, claims and political statements are not appropriate subjects for the Annual Meeting, you may submit any of these to an usher or Company representative and the Company will respond in writing.

6.	The use of cameras or sound recording equipment is prohibited, except by those employed by the Company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the Annual Meeting.

7.	No firearms or weapons will be allowed in the meeting room.

8.	No banners, packages or signs will be allowed in the meeting room.

9.	Xcel Energy reserves the right to inspect all items, including handbags and briefcases, entering the meeting room.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐	COMPANY #
TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS

RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN,

DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the nominees in Item 1,

FOR Items 2, 3, 4, 6 and 7 and 1 Year on Item 5.

Election of directors:
		FOR	AGAINST	WITHHOLD					FOR	AGAINST		WITHHOLD

1a.	Fredric W. Corrigan	☐	☐	☐		1g.	A. Patricia Sampson		☐	☐		☐

1b.	Richard K. Davis	☐	☐	☐		1h.	James J. Sheppard		☐	☐		☐

1c.	Benjamin G.S. Fowke III	☐	☐	☐		1i.	David A. Westerlund		☐	☐		☐

ò Please fold here – Do not separate ò

1d.	Richard C. Kelly	☐	☐	☐		1j.	Kim Williams		☐	☐		☐

1e.	Albert F. Moreno	☐	☐	☐		1k.	Timothy V. Wolf		☐	☐		☐

1f.	Christopher J. Policinski	☐	☐	☐

2.	Company proposal to approve an amendment to increase the number of shares under the Xcel Energy Inc. Non-Employee Directors’ Stock Equivalent Plan, as amended and restated						☐	For	☐	Against	☐	Abstain

3.	Company proposal to approve an amendment to our Restated Articles of Incorporation to eliminate cumulative voting in the election of directors						☐	For	☐	Against	☐	Abstain

4.	Company proposal to approve other amendments to, and the restatement of, our Restated Articles of Incorporation						☐	For	☐	Against	☐	Abstain

5.	Company proposal to hold an advisory vote on the frequency of the advisory vote on executive compensation				☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

6.	Company proposal to hold an advisory vote on executive compensation						☐	For	☐	Against	☐	Abstain

7.	Company proposal to ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2011						☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Xcel Energy Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 18, 2011

11 a.m. CDT

Xcel Energy Inc.

414 Nicollet Mall, Lower Level

Minneapolis, MN 55401

Xcel Energy Inc. 414 Nicollet Mall Minneapolis, MN 55401	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2011.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees in Item 1; FOR Items 2, 3, 4, 6 and 7; and 1 year for Item 5.

The undersigned, a holder of common and/or preferred stock of Xcel Energy Inc. (the “Company”), hereby appoints David M. Sparby, Cathy J. Hart and Michael C. Connelly or any one or more of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 18, 2011, and any adjournment or adjournments thereof, and to vote, as designated hereon and in their discretion, with respect to any other business properly brought before the Annual Meeting all shares of the common and/or preferred stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES, INC. EMPLOYEES’ SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES, THE XCEL ENERGY 401(K) SAVINGS PLAN AND THE NEW CENTURY ENERGIES, INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES (“PLANS”). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF VOTING INSTRUCTIONS ARE NOT RECEIVED BY 11:59 p.m. EDT ON MAY 15, 2011, YOU WILL BE TREATED AS DIRECTING THE PLANS’ TRUSTEE TO VOTE THE SHARES HELD IN THE PLANS IN THE SAME PROPORTION THAT ALL OTHER ALLOCATED SHARES HELD IN THE PLANS ARE VOTED. THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED’S SHARES HELD IN ITS ACCOUNTS.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.ematerials.com/xcl	1-800-560-4078
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (EDT) on	vote your proxy until 11:59 p.m. (EDT)	postage-paid envelope provided.
May 16, 2011.	on May 16, 2011.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.